EXECUTION VERSION

USD 682,992,430
SENIOR SECURED CREDIT FACILITY AGREEMENT
dated 22 February 2022
for
Seadrill Limited
as Parent
and
Seadrill Finance Limited
as Original Borrower
and

Seadrill Rig Holding Company Limited
as RigCo
with
the companies named herein
as Guarantors
provided by
the banks and financial institutions named herein
as Lenders
with
Global Loan Agency Services Limited
as Agent
and
GLAS Trust Corporation Limited
as Common Security Agent

www.bahr.no

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CONTENTS
Clause	Page
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THIS SENIOR SECURED CREDIT FACILITY AGREEMENT IS DATED 22 FEBRUARY 2022 AND MADE BETWEEN:
(1)Seadrill 2021 Limited (whose name is to be changed to Seadrill Limited), of Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM08, Bermuda, registration number 202100496, as ultimate parent and guarantor (the “Parent”);
(2)Seadrill Finance Limited, of Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM08, Bermuda, registration number 202100498, as borrower (the “Original Borrower”);
(3)Seadrill Rig Holding Company Limited, of Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM08, Bermuda, registration number 53436, as parent of the RigCo Group and guarantor (“RigCo”);
(4)Seadrill Treasury UK Limited, a company incorporated and existing under the laws of England and Wales, having its registered office at 2nd Floor, Building 11, Chiswick Business Park, 566 Chiswick High Road, London W4 5YS, with company no. 11267283, as guarantor (“Cash Pool Co”);
(5)the companies listed as guarantors in Schedule 2 (Borrower and Guarantors) (as amended from time to time) as joint and several guarantors, all being wholly owned subsidiaries of the Parent (other than the Parent);
(6)the banks and financial institutions listed as Lenders in Schedule 1 (Lenders and Commitments) hereto, as the original lenders (each an “Original Lender” together, the “Original Lenders”);
(7)Global Loan Agency Services Limited, a company incorporated and existing under the laws of England and Wales, having its registered office at 55 Ludgate Hill, Level 1, West, London EC4M 7JW, United Kingdom, with company no. 08318601 as facility agent (the “Agent”); and
(8)GLAS Trust Corporation Limited, a company incorporated and existing under the laws of England and Wales, having its registered office at 55 Ludgate Hill, Level 1, West, London EC4M 7JW, United Kingdom, with company no. 07927175 as common security agent and trustee (the “Common Security Agent”).
IT IS AGREED AS FOLLOWS
1.DEFINITIONS AND INTERPRETATION
1.1Definitions
In this Agreement, unless the context otherwise requires:
“2020 Seadrill Financial Statements” means the audited consolidated financial statements of Seadrill Limited (registration number 53439) for the year ending 31 December 2020.
“Acceptable Ship Registry” means the ship registry of Bahamas, Bermuda, Cyprus, Denmark, Germany, United Kingdom, Hong Kong, Isle of Man, Cayman Islands, Liberia, Malta, the Marshall Islands, the Netherlands, Norway, Panama and Singapore and any other ship registry approved by the Agent.
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“Accession Letter” means a document substantially in the form set out in Schedule 8 (Form of Accession Letter).
“Accounting Principles” means, for the relevant member of the Group, generally accepted accounting principles in the United States of America (US GAAP), IFRS or other generally accepted accounting principles in the jurisdiction of incorporation of that member of the Group.
“Acquisition” means any acquisition of:
1(a)any company or shares (or similar equity investments) or a business or undertaking (or, in each case, any interest in any of them); or
1(b)any drilling unit, rig or vessel (excluding the Drilling Units), including, for the avoidance of doubt, any entry into of a contract for the acquisition of the same.
“Additional Business Day” has the meaning given to that term in the applicable Reference Rate Terms.
“Additional Guarantor” means each company which becomes an Additional Guarantor in accordance with Clause 27.3 (Changes to the Guarantors).
“Additional Indebtedness” shall have the meaning given to that term in Clause 23.1 (Financial definitions).
“Additional Security Provider” means any Security Provider which grants or provides a Security Interest only pursuant to a Floating Charge.
“Adjusted EBITDA” shall have the meaning given to that term in Clause 23.1 (Financial definitions).
“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
“Agreed Format” means, in relation to any document, that such document is substantially in the form agreed by the Obligors’ Agent and the Agent (acting on the instructions of the Required Majority) on or prior to the Effective Time or in such other form as may be agreed from time to time by the Obligors’ Agent and the Agent (acting on the instructions of the Required Majority) (each acting reasonably).
“Agreement” means this senior secured credit facility agreement, as it may be amended, amended and restated, supplemented and/or varied from time to time, including its Schedules, any Transfer Certificate, any Borrower Replacement Letter and any Accession Letter.
“Amendment and Restatement Agreement” means the amendment and restatement agreement dated 22 February 2022 entered into between, amongst others, the Obligors and the Agent for the amendment and restatement of the Existing Facilities Agreements.
“Applicable Margin” means, the aggregate of:
1(c)5.00 per cent per annum; and
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1(d)the PIYC Margin.
“Approved Borrower Jurisdiction” means Norway, Luxembourg, England and Wales, Bermuda and any other jurisdiction approved in advance by the Agent (acting on the instructions of all the Lenders).
“Approved Brokers” means each of Clarksons Platou, Fearnleys, Pareto and IHS Petrodata or such other reputable and independent consultancy or ship broker firm approved by the Agent, such consent not to be unreasonably withheld or delayed.
“Approved Guarantor Jurisdiction” means Norway, Luxembourg, England and Wales, Bermuda, Singapore, Hungary, Switzerland, the United Arab Emirates and any other jurisdiction approved in advance by the Agent (acting on the instructions of all the Lenders).
“Asset Coverage Threshold” means that the lower of:
1(e)the pro forma Market Value of all Drilling Units and Cash and Cash Equivalents of the RigCo Group above USD 400,000,000; and
1(f)the enterprise value of the Parent (calculated by reference to (i) the Parent’s market capitalisation determined using the trading price on the New York Stock Exchange multiplied by the total number of shares in issue or, if the Parent is not listed on the New York Stock Exchange at the time, on the Oslo Stock Exchange and (ii) consolidated net debt (such netting to take into account only any cash and cash equivalents which would constitute “Cash”, “Cash Equivalents” or “Cash and Cash Equivalents Collateral” for the purposes of this Agreement but, for the purposes of this paragraph (b) only, on the basis that the definitions of “Cash and Cash Equivalents Collateral” apply to cash and cash equivalents held by the Group up to the Permitted Cash and Cash Equivalents Collateral Threshold)),
is more than 450% of the total outstanding principal amounts and commitments under the New Money Facilities (including, for the avoidance of doubt, any undrawn and uncancelled commitments under the New Money Facilities).
“Asset Sale Waterfall” shall have the meaning given to that term in Clause 8.2.4 (Sale or disposal - definitions).
“Assignment of Earnings” means each assignment agreement, collateral to the Secured Bank Facilities Agreements, for the first priority perfected assignment of the Earnings, made between the relevant Obligor and the Common Security Agent (on behalf of the Senior Secured Finance Parties) as security for the Obligors’ obligations under the Senior Secured Finance Documents.
“Assignment of Insurances” means each assignment agreement, collateral to the Secured Bank Facilities Agreements, for the first priority perfected assignment of (i) the Insurances, made between the relevant Drilling Unit Owner and the Common Security Agent (on behalf of the Senior Secured Finance Parties) and (ii) any re-insurances taken out by any captive vehicle, made between the relevant captive vehicle and the Common Security Agent (on behalf of the Senior Secured Finance Parties), in both cases as security for the Obligors’ obligations under the Senior Secured Finance Documents.
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“Assignment of Seadrill Group Downstream Claims” means each assignment agreement, collateral to the Secured Bank Facilities Agreements, for the first priority perfected assignment of any Seadrill Group Downstream Claim, made between the relevant member of the Group and the Common Security Agent (on behalf of the Senior Secured Finance Parties) as security for the Senior Secured Finance Documents.
“Assignment of Seadrill Group Downstream Loans” means each assignment agreement, collateral to the Secured Bank Facilities Agreements, for the first priority perfected assignment of any Seadrill Group Downstream Loan, made between the relevant member of the Group and the Common Security Agent (on behalf of the Senior Secured Finance Parties) as security for the Senior Secured Finance Documents.
“Auditors” means reputable and internationally recognised accountancy firms acceptable to the Required Majority such as PriceWaterhouseCoopers, Deloitte, EY, and KPMG or such other firm approved in advance by the Required Majority (such approval not to be unreasonably withheld or delayed).
“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.
“Available Commitment” means a Lender’s Commitment less the amount of its participation in any outstanding Loans.
“AWV” means the German foreign trade ordinance called Außenwirtschaftsverordnung.
“Backstop Commitment Letter” shall have the meaning given to that term in the PSA.
“Backstop Party” shall have the meaning given to that term in the Backstop Commitment Letter.
“Bail-In Action” means the exercise of any Write-down and Conversion Powers.
“Bail-In Legislation” means:
1(g)in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;
1(h)in relation to the United Kingdom, the UK Bail-In Legislation; and
1(i)in relation to any other state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.
“Base Case Model” means the outputs of the financial model prepared as at 2 September 2021 (updated prior to the Effective Time solely for contract wins since the original date of preparation) reflecting the forecasted consolidated financial condition of the Group for at least five (5) years from the date of its preparation.
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“Baseline CAS” means any rate which is specified as such in the applicable Reference Rate Terms.
“Borrower” means the Original Borrower and any Replacement Borrower which accedes as a Borrower in accordance with Clause 27.2 (Changes to the Borrower).
“Borrower Replacement Letter” means a document substantially in the form set out in Schedule 6 (Form of Borrower Replacement Letter).
“Break Costs” means any amount specified as such in the Reference Rate Terms.
“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for business in Oslo, London and New York (or any other relevant place of payment under Clause 31 (Payment mechanics)) and, in relation to:
1(j)any date for payment or purchase of an amount relating to a Loan; and
1(k)the determination of the first day or the last day of an Interest Period for a Loan, or otherwise in relation to the determination of the length of such an Interest Period, any day which is an Additional Business Day relating to that Loan or Unpaid Sum.
“Cash” shall have the meaning given to that term in Clause 23.1 (Financial definitions).
“Cash Consideration” shall have the meaning given to that term in Clause 8.2 (Sale or disposal).
“Cash Equivalents” shall have the meaning given to that term in Clause 23.1 (Financial definitions).
“Cash Flow Projections” means:
1(l)the Base Case Model delivered by the Parent or the Obligors’ Agent to the Agent on or prior to the Effective Time; and
1(m)any cash flow projections based on the Base Case Model delivered by the Parent and/or the Obligors’ Agent to the Agent pursuant to and for such period as described in Clause 22.1 (Financial statements), such cash flow projections to be in a format substantially similar to the cash flow projections provided in the Base Case Model or such other format satisfactory to the Agent (acting reasonably).
“Cash Pool Co Share Charge” means the first priority perfected share charge, collateral to the Secured Bank Facilities Agreements, over all the shares, equity interests and/or membership interests (as applicable) of Cash Pool Co from time to time, made between RigCo and the Common Security Agent (on behalf of the Senior Secured Finance Parties) as security for the Senior Secured Finance Documents.
“Cash Sweep” means the cash sweep set out in Clause 8.8 (Cash sweep prepayment).
“Cash Sweep Accounts” means the accounts with account numbers 81014978267USD (USD), 81014978267NO (NOK), 81014978267GBP (GBP) and 81014978267EUR (EUR) opened in the name of Cash Pool Co with Danske Bank A/S and/or any other account opened
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by Cash Pool Co from time to time into which cash sweeps are made pursuant to Clause 24.25 (RigCo Group cash sweep).
“Cash Sweep Account Charges” means each first priority perfected charge over the Cash Sweep Accounts made between Cash Pool Co and the Common Security Agent (on behalf of the Senior Secured Finance Parties) as security for the Senior Secured Finance Documents.
“Cash Sweep Amount” shall have the meaning given to that term in Clause 8.8 (Cash sweep prepayment).
“Cash Sweep Prepayment Date” means each 15 March, 15 June, 15 September and 15 December, with the first Cash Sweep Prepayment Date being 15 March 2023, and provided that if a Cash Sweep Prepayment Date would otherwise occur on a day which is not a Business Day, that Cash Sweep Prepayment Date will instead occur on the next Business Day in that calendar month.
“Cash Sweep Threshold” means, in respect of any Cash Sweep Calculation Date, an amount equal to USD 500,000,000 less an amount in USD equal to the sum of:
1(n)any amounts actually paid by way of consideration or in meeting liabilities assumed by any member of the Group, in each case in respect of any Investment or Acquisition in reliance on paragraph (n) of the definition of “Permitted Investment/Acquisition”, less the proceeds from the Hemen Convertible Bond to the extent not previously deducted under this paragraph (a) in the calculation of the Cash Sweep Threshold on any Cash Sweep Calculation Date;
1(o)any amounts actually paid under Financial Support provided by the Group in reliance on paragraph (n) of the definition of “Permitted Financial Support”; and
1(p)any amounts actually paid under Financial Support or by way of investment provided by the Group in reliance on paragraph (d) of the definition of “Permitted Non-Recourse Subsidiary Investment”,
in each case during the period of eighteen (18) months ending on such Cash Sweep Calculation Date.
“Central Bank Rate” has the meaning given to that term in the applicable Reference Rate Terms.
“Central Bank Rate Adjustment” has the meaning given to that term in the applicable Reference Rate Terms.
“Charter Contracts” means each of the charter contracts for the employment of the Drilling Units listed in Schedule 3 (The Drilling Units) (as updated in accordance with Clause 22.11(a)).
“Code” means the US Internal Revenue Code of 1986.
“Commitment(s)” means:
1(q)in relation to a Lender, the amount set opposite its name under the heading “Commitments” in Schedule 1 (Lenders and Commitments) and the amount of any
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other Commitment transferred to it pursuant to Clause 27.5 (Assignments and transfers by the Lenders); and
1(r)in relation to any New Lender, the amount of any Commitment transferred to it pursuant to Clause 27.5 (Assignments and transfers by the Lenders), to the extent not cancelled, reduced or transferred by it under this Agreement.
“Common Terms” means the following:
1(s)Clause 8 (Mandatory Prepayment and Cancellation), excluding Clauses 8.7 (Recycling Units), 8.8 (Cash sweep prepayment) and 8.9 (Terms and conditions for mandatory prepayments and cancellations);
1(t)Clause 20 (Security);
1(u)Clause 21 (Representation and Warranties)
1(v)Clause 22 (Information Undertakings);
1(w)Clause 23 (Financial Covenants);
1(x)Clause 24(Undertakings);
1(y)Clause 25 (Drilling Unit Covenants);
1(z)Clause 26 (Events of Default);
1(aa)Clauses 27.1 (No assignment by the Obligors or the Security Providers) 27.2 (Changes to the Borrower) 27.3 (Changes to the Guarantors) and 27.4 (Release of Guarantors and Security Documents);
1(ab)Clause 35.3 (Common Terms); and
1(ac)each of the defined terms set out in Schedule 14 to the New Money Facility Agreement.
“Compliance Certificate” means a certificate substantially in the form as set out in Schedule 5 (Form of Compliance Certificate) and delivered pursuant to Clause 22.2 (Compliance Certificate).
“Compounded Rate Interest Payment” means the aggregate amount of interest that:
1(ad)is, or is scheduled to become, payable under any Finance Document; and
1(ae)relates to a Loan.
“Compounded Reference Rate” means, in relation to any RFR Banking Day during the Interest Period of a Loan, the percentage rate per annum which is the aggregate of:
1(af)the Daily Non-Cumulative Compounded RFR Rate for that RFR Banking Date; and
1(ag)the applicable Credit Adjustment Spread (if any).
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“Compounding Methodology Supplement” means, in relation to the Daily Non-Cumulative Compounded RFR Rate or the Cumulative Compounded RFR Rate, a document which:
1(ah)is agreed in writing by the Borrower, the Agent (in its own capacity) and the Agent (acting on the instructions of the Required Majority);
1(ai)specifies a calculation methodology for that rate; and
1(aj)has been made available to the Borrower and each Finance Party.
“Confidential Information” means all information relating to the Parent, any Obligor, the Group, any Non-Recourse Subsidiary, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:
(a)any member of the Group or any of its advisers; or
(b)another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:
(i)information that:
(A)is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 28 (Disclosure of information); or
(B)is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or
(C)is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and
(ii)any Funding Rate.
“Contract Memo” means a memo describing the time charter arrangement relating to any of the Drilling Units and summarising the terms thereof, to be provided by the law firm Advokatfirmaet BAHR AS or another reputable law firm appointed by the Agent and agreed by the Obligors’ Agent.
“Credit Adjustment Spread” means the applicable Baseline CAS.
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“Cumulative Compounded RFR Rate” means, in relation to an Interest Period for a Loan, the percentage rate per annum determined by the Agent (or by any other Finance Party which agrees to determine that rate in place of the Agent) in accordance with the methodology set out in Schedule 16 (Cumulative Compounded RFR Rate) or in any relevant Compounding Methodology Supplement.
“Daily Non-Cumulative Compounded RFR Rate” means, in relation to any RFR Banking Day during an Interest Period for a Loan, the percentage rate per annum determined by the Agent (or by any other Finance Party which agrees to determine that rate in place of the Agent) in accordance with the methodology set out in Schedule 15 (Daily Non-Cumulative Compounded RFR Rate) or in any relevant Compounding Methodology Supplement.
“Daily Rate” means the rate specified as such in the applicable Reference Rate Terms.
“Default” means an Event of Default or any event or circumstance specified in Clause 26 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.
“Defaulting Lender” means any Lender:
1(a)which has rescinded or repudiated a Finance Document; or
1(b)with respect to which insolvency proceedings, winding up, or liquidation has occurred and is continuing.
“Disruption Event” means either or both of:
1(c)a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or
1(d)the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
1(i)from performing its payment obligations under the Finance Documents; or
1(ii)from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
“Drilling Units” means each of the drilling units listed in Schedule 3 (The Drilling Units), each of which is owned by the Drilling Unit Owner as set out therein and as updated in accordance with Clause 22.11(a) (and subject to any disposal or acquisition in accordance with the terms of the Finance Documents).
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“Drilling Unit Owners” means each of the owners of one or more Drilling Units as set out in Schedule 3 (The Drilling Units) (as updated in accordance with Clause 22.11(a)) and any Additional Guarantor becoming the owner of a Drilling Unit in accordance with the terms of the Finance Documents.
“Drilling Unit Permitted Encumbrances” means in respect of any Drilling Unit:
1(a)liens for current crews’ wages and salvage;
1(b)any ship repairer’s or outfitter’s possessory lien arising by operation of law and not exceeding USD 5,000,000; and
1(c)any other Security Interest incurred in the ordinary course of operating such Drilling Unit, or otherwise in connection with maintaining, furnishing supplies and bunkers to, repairing and/or improving or altering such Drilling Unit, in each case as permitted by this Agreement, provided that the amount secured by such Security Interest does not exceed USD 5,000,000.
“Earnings” means all moneys whatsoever which are now, or later become, payable (actually or contingently) to any Obligor and which arise out of the use of or operation of any of the Drilling Units, including (but not limited to):
1(d)all freight, hire and passage moneys payable to an Obligor, including (without limitation) payments of any nature under any charter or agreement for the employment, use, possession, management and/or operation of any of the Drilling Units;
1(e)any claim under any guarantees related to freight and hire payable to an Obligor as a consequence of the operation of any of the Drilling Units;
1(f)compensation payable to an Obligor in the event of any requisition of any of the Drilling Units or for the use of any of the Drilling Units by any government authority or other competent authority;
1(g)remuneration for salvage, towage and other services performed by any of the Drilling Units payable to an Obligor;
1(h)demurrage, detention and retention money receivable by an Obligor in relation to any of the Drilling Units;
1(i)all moneys which are at any time payable under the Insurances in respect of loss of earnings;
1(j)all present and future moneys and claims payable to an Obligor in respect of any breach or variation of any charterparty or contract of affreightment in respect of the Drilling Unit;
1(k)if and whenever any of the Drilling Units is employed on terms whereby any moneys falling within paragraphs (a) to (g) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to such Drilling Unit(s); and
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1(l)any other money whatsoever due or to become due to an Obligor from third parties in relation to any of the Drilling Units, provided however that income related to service contracts which only fulfil a local requirement in certain jurisdictions and which generate immaterial net profits in the context of the Secured Bank Facilities shall not be included.
“Earnings Account” means the bank account or accounts from time to time of RigCo and any relevant Drilling Unit Owner and any relevant Intra-Group Charterer into which any Earnings (including any proceeds of the Insurances) are paid.
“Earnings Account Charge” means each first priority perfected charge over each Earnings Account (other than any Earnings Account in relation to which the Common Security Agent (acting on the instructions of the Supra Majority Lenders) agrees does not need to be subject to an Earnings Account Charge) made between the relevant Obligor and the Common Security Agent (on behalf of the Senior Secured Finance Parties) as security for the Obligors’ obligations under the Senior Secured Finance Documents.
“EBITDA” shall have the meaning given to that term in Clause 23.1 (Financial definitions).
“EEA Member Country” means any member state of the European Union, and any other member of the EEA Agreement from time to time, currently being Iceland, Liechtenstein and Norway.
“Effective Time” shall have the meaning given to that term in the Amendment and Restatement Agreement.
“Environmental Approval” means any permit, licence, consent, approval and other authorisations and the filing of any notification, report or assessment required under any Environmental Law for the operation of the Drilling Units and for the operation of the business of any member of the Group.
“Environmental Claim” means any claim, proceeding, formal notice or investigation by any party in respect of any Environmental Law or Environmental Approval.
“Environmental Law” means any applicable law or regulation which relates to:
1(m)the pollution or protection of the environment;
1(n)harm to or the protection of human health;
1(o)the conditions of the workplace; or
1(p)any emission or substance capable of causing harm to any living organism or the environment.
“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.
“Euronext Expand Listing Conditions” means:
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(a)the spread of ownership requirement for shares in the Parent being satisfied at the applicable time in order to list on Euronext Expand in accordance with section 3.1.4.1 of the Oslo Rule Book II and/or an exemption being granted by Oslo Børs thereunder; and
(b)the free float requirement with respect to holders of shares in the Parent being satisfied at the applicable time in order to list on Euronext Expand in accordance with section 3.1.4.2 of the Oslo Rule Book II and/or an exemption being granted by Oslo Børs thereunder.
“Event of Default” means any event or circumstance specified as such in Clause 26 (Events of Default).
“Excess Sales Proceeds” means an amount equal to the Cash Consideration received by members of the RigCo Group in respect of a sale or other disposal of a Drilling Unit or Drilling Unit Owner less the amount used for (i) application pursuant to the mandatory prepayment requirements of the Secured Bank Facilities Agreements (in the case of a non-distressed disposal) or after application pursuant to the Secured Bank Facilities Agreements of recoveries following an enforcement sale (in the case of a distressed disposal) and (ii) payment of costs and expenses (including Taxation) in connection with the relevant sale or disposal.
“Exchange(s)” means the Euronext Expand, the OTCQX, the Oslo Stock Exchange, the New York Stock Exchange or any other internationally recognised stock exchange(s) approved by the Required Majority.
“Existing Facilities” means each “Facility” under and as defined in each of the Existing Facilities Agreements.
“Existing Facilities Agreements” means each of (all as later amended and/or amended and restated, most recently pursuant to an amendment and restatement agreement dated 15 June 2018):
1(a)the USD 1,350,000,000 senior secured credit facility agreement originally dated 26 August 2014 between, amongst others, RigCo as borrower and DNB Bank ASA as agent;
1(b)the USD 450,000,000 senior secured credit facility agreement originally dated 13 December 2013 between, amongst others, Seadrill Eminence Ltd. as borrower and Global Loan Agency Services Limited as agent;
1(c)the USD 360,000,000 senior secured credit facility agreement originally dated 9 April 2013 between, amongst others, Asia Offshore Rig 1 Limited, Asia Offshore Rig 2 Limited and Asia Offshore Rig 3 Limited as borrowers and Global Loan Agency Services Limited as agent;
1(d)the USD 400,000,000 senior secured credit facility agreement originally dated 8 December 2011 between, amongst others, RigCo as borrower and Nordea Bank Abp, filial i Norge as agent;
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1(e)the USD 950,000,000 senior secured credit facility agreement originally dated 26 January 2015 between, amongst others, RigCo as borrower and Nordea Bank Abp, filial i Norge as agent;
1(f)the USD 300,000,000 senior secured credit facility agreement originally dated 16 July 2013 between, amongst others, RigCo as borrower and DNB Bank ASA as agent;
1(g)the USD 483,833,333.34 senior secured credit facility agreement originally dated 20 March 2013 between, amongst others, Seadrill Tellus Ltd. as borrower and ING Bank N.V. as agent;
1(h)the USD 1,500,000,000 senior secured credit facility agreement originally dated 30 July 2014 between, amongst others, Seadrill Neptune Hungary Kft, Seadrill Saturn Ltd. and Seadrill Jupiter Ltd. as borrowers and Nordea Bank Abp, filial i Norge as agent;
1(i)the USD 2,000,000,000 senior secured credit facility agreement originally dated 15 April 2011 between, amongst others, Seadrill North Atlantic Holdings Limited as borrower and DNB Bank ASA as agent;
1(j)the USD 1,750,000,000 senior secured credit facility agreement originally dated 30 September 2013 between, amongst others, Sevan Brasil Ltd, Sevan Driller Ltd, Sevan Louisiana Hungary Kft, Sevan Drilling Pte Ltd, Sevan Drilling Rig II Pte Ltd and Sevan Drilling Rig V Pte Ltd as borrowers and ING Bank N.V. as agent (which has later been reduced to USD 1,400,000,000);
1(k)the USD 450,000,000 senior secured credit facility agreement originally dated 26 August 2015 between, amongst others, RigCo as borrower and Nordea Bank Abp, filial i Norge as agent; and
1(l)the USD 440,000,000 secured credit facility agreement originally dated 4 December 2012 between, amongst others, RigCo as borrower, Seadrill Telesto Ltd. as guarantor and Citibank Europe plc, UK Branch as agent.
“Existing Lender” shall have the meaning given to that term in Clause 27.5 (Assignments and transfers by the Lenders).
“Facility” means the Existing Facilities reinstated in this Agreement as described in Clause 2.1 (The Facility).
“Facility Office” means the office or offices notified by a Lender or Finance Party to the Agent in writing on or before the date it becomes a Lender or Finance Party (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.
“FATCA” means:
1(m)sections 1471 to 1474 of the Code or any associated regulations;
1(n)any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or
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1(o)any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the United States of America Internal Revenue Service, the United States of America’s government or any governmental or taxation authority in any other jurisdiction.
“FATCA Application Date” means:
1(p)in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the United States of America), 1 July 2014; or
1(q)in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may have become subject to a deduction or withholding required by FATCA.
“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.
“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.
“Fee Letters” means any letters entered into by reference to this Agreement in relation to any fees.
“Final Maturity Date” means 15 June 2027.
“Finance Documents” means this Agreement, the Amendment and Restatement Agreement, the Intercreditor Agreement, any Accession Letter, any Borrower Replacement Letter, any Compliance Certificate, any Fee Letters, the Security Documents, any Reference Rate Supplement, any Compounding Methodology Supplement, any effective interest letter, and any other document (whether creating a Security Interest or not) which is executed at any time by any of the Obligors as security for, or to establish any form of subordination to the Finance Parties under this Agreement or any of the other documents referred to herein or therein and any such other document designated as a “Finance Document” by the Agent and the Obligors’ Agent.
“Finance Party” means each of the Agent, the Common Security Agent and the Lenders.
“Financial Indebtedness” means, without double counting, indebtedness for or in respect of any of the following (unless otherwise specified below, whether or not the same are required to be classified and accounted for as a liability on the face of the Group’s consolidated balance sheet in accordance with the Accounting Principles):
1(r)moneys borrowed and debit balances at banks or other financial institutions;
1(s)any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);
1(t)any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
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1(u)the amount of any liability in respect of any agreement treated as a finance or capital lease in accordance with the Accounting Principles (other than, for the avoidance of doubt, any liability treated as an operating lease in accordance with the Accounting Principles);
1(v)receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis under the Accounting Principles);
1(w)any derivative transaction (and, when calculating the value of that transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that transaction, that amount) shall be taken into account);
1(x)any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of any entity which is not a member of the Group which liability would fall within one of the other paragraphs of this definition;
1(y)any amount raised by the issue of redeemable shares which are redeemable (other than at the option of the issuer) before the final maturity date of any Secured Bank Facilities Agreement or are otherwise classified as borrowings under the Accounting Principles;
1(z)any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question;
1(aa)any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) otherwise classified as borrowings under the Accounting Principles; and
1(ab)the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (j) above.
“Financial Quarter” shall have the meaning given to that term in Clause 23.1 (Financial definitions).
“Financial Support” means loans, guarantees, hedging, credits, indemnities, equity injections or equity contributions, or other similar form of credit or financial support.
“Floating Charges” means the first priority floating charges or similar customary all asset security, collateral to the Secured Bank Facilities Agreements, made between any Obligor, Security Provider or other member of the Group holding spare parts and/or Material IP Rights on behalf of the Group and the Common Security Agent (on behalf of the Senior Secured Finance Parties) as security for the Secured Bank Facilities Agreements.
“Funding Rate” means any individual rate notified by a Lender to the Agent pursuant to paragraph (a)(ii) of Clause 12.3 (Cost of funds).
“Group” means the Parent and its Subsidiaries from time to time, excluding any Non-Recourse Subsidiary and any member of the NSNCo Group.
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“Group Restructuring” means any reorganisation, rationalisation and/or restructuring involving the business or assets of, or shares of members of, the Group with the aim of delivering tax, operational and/or administration efficiencies, including but not limited to the merging, consolidating, amalgamating or demerging of, or corporate reconstruction or reorganisation of, members of the Group, dissolving, winding-up or striking off of members of the Group, transferring Drilling Units and/or other assets between members of the Group, moving members of the Group within the Group, rationalising intercompany balances or share capital, rationalising or creating branches or offices, change of financial year of members of the Group and/or change of place of incorporation, tax residence and/or centre of main interest of members of the Group, provided that, for the avoidance of doubt, no Group Restructuring shall involve a case being commenced under the US Bankruptcy Code against any member of the Group.
“Guarantees” means the guarantee(s) and indemnity(-ies) provided by the Guarantors pursuant to Clause 19 (Guarantee and Indemnity).
“Guarantee Facility” means each of:
1(ac)the guarantee facility agreement dated 15 June 2018 (as amended from time to time) entered into between Danske Bank, Norwegian Branch as issuing bank and RigCo; and
1(ad)the guarantee facility agreement dated 11 March 2021 (as amended from time to time) entered into between DNB Bank ASA as issuing bank and RigCo, and/or any guarantee facility agreement replacing or supplementing the guarantee facility agreements referred to in (a) and (b) above, provided that the aggregate amount of the commitments thereunder does not exceed USD 60,000,000.
“Guarantee Obligations” means the obligations of each Guarantor pursuant to Clause 19 (Guarantee and Indemnity).
“Guarantor(s)” means the Parent, Cash Pool Co, the Subsidiaries of RigCo listed as guarantors in Schedule 2 (Borrower and Guarantors) and any Additional Guarantor (but excluding any Subsidiary of RigCo (other than Cash Pool Co) which has resigned as a Guarantor in accordance with the terms of this Agreement).
“Hemen Convertible Bond” means the USD 50,000,000 unsecured convertible bonds issued by the Parent at or about the Effective Time.
“Holding Company” means a company which is defined as the parent company following the principles of the Norwegian Public Companies Act of 1997 No. 45 § 1-3.
“Hong Kong Convention” means the Hong Kong International Convention for the Safe and Environmentally Sound Recycling of Ships (2009).
“IHCo” means Seadrill Investment Holding Company Limited of Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM08, Bermuda with registration number 53437, a direct wholly-owned Subsidiary of the Parent.
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“Incremental Facility” means any incremental facility incurred by the Borrower (as a new facility, an increase of an existing facility tranche or otherwise) under the New Money Facility Agreement, provided that:
1(ae)the incurrence of such Incremental Facility has been approved by the Simple Majority RFA/NMFA Lenders;
1(af)the incurrence and utilisation in full of such Incremental Facility would not cause the Incremental Facility Cap to be exceeded;
1(ag)such Incremental Facility is incurred for the purpose of funding:
1(i)capital expenditure and operating expenses on designated Drilling Unit(s) to equip such Drilling Unit(s) for charter contracts with agreed day rates greater than the day rates projected in the Base Case Model for the relevant year(s) and type(s) of Drilling Unit(s);
1(ii)ESG related expenditure on designated Drilling Unit(s) to equip such Drilling Unit(s) for extension of existing charter contract(s) on more favourable terms than under the relevant existing charter contract(s); and/or
1(iii)any payments (including funding of cash collateral) under or in respect of any non-speculative hedging arrangement entered into for the purpose of commodity hedging and/or hedging foreign exchange exposures and/or hedging interest rates, in each case in respect of any designated Drilling Unit the subject of sub-paragraphs (i) or (ii) above;
1(d)unless otherwise consented to by the Simple Majority RFA/NMFA Lenders, the total debt service of such Incremental Facility (including all interest, principal repayments and voluntary prepayments made) shall not exceed 90% of the additional net cash flow generated from the relevant Drilling Unit(s) as a result of the investment made with the funds from such Incremental Facility in such designated Drilling Unit(s);
1(e)such Incremental Facility shall rank pari passu (as to payment and the proceeds of enforcement of Transaction Security) with the New Money Facilities;
1(f)such Incremental Facility shall not benefit from any additional guarantees or security other than those provided in favour of the Senior Secured Finance Parties pursuant to the Senior Secured Finance Documents;
1(g)the creditor representative thereunder (if not already party in such capacity) has acceded to the Intercreditor Agreement as a “Creditor Representative”; and
1(h)to the extent any of the terms (including, but not limited to, pricing, maturity, amortisation, weighted average life and prepayment rights (including associated fees)) of the proposed Incremental Facility will be more favourable for the lenders under such Incremental Facility than those applicable to the New Money Facilities:
1(i)the Borrower shall promptly inform the agent under the New Money Facility Agreement of such favourable terms in reasonable detail;
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1(ii)such favourable terms shall, unless the Majority New Money Lenders consent otherwise, be deemed incorporated mutatis mutandis into the New Money Facility Agreement, effective as of the date when such favourable terms become effective between the Obligors and the lenders under such Incremental Facility, provided however that to the extent any such favourable terms would change or have the effect of changing any term governed by the Common Terms, any such relevant term shall, unless the Required Majority consent otherwise, also be deemed incorporated mutatis mutandis into this Agreement; and
1(iii)the Obligors shall enter into any additional agreement, amendment or addendum to the New Money Facility Agreement (and, if required by paragraph (ii) above, this Agreement) as reasonably requested by the agent under the New Money Facility Agreement (and, if required by paragraph (ii) above, the Agent) in order to evidence the incorporation of such more favourable terms together with any reporting requirements.
“Incremental Facility Cap” means, at any time, an aggregate principal amount equal to (a) USD 50,000,000 (or its equivalent in any other currency) less (b) the outstanding principal amounts and commitments under any Incremental Facility (including, for the avoidance of doubt, any undrawn and un-cancelled commitments) at such time.
“Information Nominee” has the meaning given to it in Clause 22.14 (Public Lenders).
“Insurances” means all the insurance and re-insurance policies and contracts of insurance or re-insurance including (without limitation) those entered into in order to comply with the terms of Clause 25.3 (Insurance) which are from time to time in place or taken out or entered into by or for the benefit of the Obligors (whether in the sole name of the Obligors or in the joint names of the Obligors and any other person) in respect of the Drilling Units or otherwise in connection with the Drilling Units and all benefits thereunder (including claims of whatsoever nature and return of premiums).
“Intellectual Property” means:
1(a)any patents, trade marks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, knowhow and other intellectual property rights and interests, whether registered or unregistered; and
1(b)the benefit of all applications and rights to use such assets of each member of the Group.
“Intercreditor Agreement” means the intercreditor agreement entered into on or about the Effective Time between, inter alios, certain of the Obligors, the Agent, the agent under the New Money Facility Agreement and the Common Security Agent (as amended from time to time).
“Interest Payment Date” means the last day of each Interest Period.
“Interest Period” means, in relation to a Loan, each of the successive periods determined in accordance with Clause 11.1 (Selection of Interest Periods), and, in relation to an Unpaid Sum, each period determined in accordance with Clause 10.3 (Default interest).
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“Intra-Group Charterer” means each Subsidiary of RigCo named as an Intra-Group Charterer pursuant to Schedule 3 (The Drilling Units) (as updated in accordance with Clause 22.11(a)) and any Additional Guarantor becoming an intra-group charterer in respect of a Drilling Unit in accordance with the terms of this Agreement.
“Intra-Group Charterparties” means each of the intra-group charterparties entered into or to be entered into between the relevant Drilling Unit Owners and the relevant Intra-Group Charterer from time to time.
“Inventory of Hazardous Materials” means the inventory of hazardous materials issued by the relevant classification society or a classification society approved by an independent third party describing the materials present in a ship’s structure and equipment that may be hazardous to human health or the environment along with their respective location and approximate quantities, as required by the Hong Kong Convention and detailed in the International Maritime Organization’s Guidelines for the development of the Inventory of Hazardous Materials (Resolution MEPC.269 (68)) and/or the Regulation (EU) No. 1257/2013 of the European Parliament and of the Council of 20 November 2013 on ship recycling and amending Regulation (EC) No. 1013/2006 and Directive 2009/16/EC.
“Investment” means any investment in:
1(c)any company or shares (or similar equity investments) or a business or undertaking (or, in each case, any interest in any of them); or
1(d)any drilling unit, rig or vessel (excluding the Drilling Units), including, for the avoidance of doubt, any entry into of a contract for the acquisition of the same.
“Investment and Acquisition Basket” means the aggregate amount recalculated in each Compliance Certificate supplied to the Agent with the audited annual consolidated accounts of the Parent which is equal to:
1(e)the lesser of:
1(i)USD 50,000,000 (or its equivalent in any other currency); and
1(ii)the net proceeds of the Hemen Convertible Bond received by the Group; plus
1(b)the higher of:
1(i)USD 100,000,000 (or its equivalent in any other currency); and
1(ii)an amount equal to seventy-five per cent. (75%) of RigCo UFCF for the period of twelve (12) months ending on the last day of the financial year of the Parent calculated by reference to its most recent audited annual consolidated accounts (as adjusted to reflect the Accounting Principles applicable to the 2020 Seadrill Financial Statements and as adjusted to determine the applicable RigCo Group financial position in accordance with the corresponding RigCo Group Reconciliation Statement delivered under this Agreement), provided that prior to the delivery of the first Compliance Certificate relating to the financial year end of the Parent the Investment and Acquisition Basket shall be calculated by the Parent without reference to the amount referred to in paragraph (b)(ii) above.
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“ISM Code” means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention.
“ISPS Code” means the International Ship and Port Facility Security (ISPS) Code as adopted by the International Maritime Organization’s (IMO) Diplomatic Conference of December 2002.
“Junior Obligations Permitted Payments” means payments from cash or cash deposits held by any member of the RigCo Group to fund:
1(a)subject to the terms of the Intercreditor Agreement, payments of interest and other amounts (excluding principal) due in respect of the Hemen Convertible Bond or any refinancing of the Hemen Convertible Bond which is a Permitted Refinancing;
1(b)payments of interest and other amounts (excluding principal) due in respect of any SDRL Debt Issue;
1(c)payments required to be made by the Parent under any guarantee, indemnity or similar arrangement permitted under:
1(i)paragraph (b) of the definition of “Permitted Non-Recourse Subsidiary Investment”; or
1(ii)paragraph (c) of the definition of “Permitted Non-Recourse Subsidiary Investment”,
but in each case only if such guarantee, indemnity or similar arrangement is provided for the benefit of a Non-Recourse Subsidiary that is owned, directly or indirectly, by RigCo and provided that the Parent shall use its reasonable endeavours to procure that the principal obligor meets the primary obligations in respect of which such guarantee has been provided to the extent possible, with funds available to the principal obligor, provided that, for the avoidance of doubt, nothing in this paragraph (c) shall delay or prohibit the Parent from making any payment due under a guarantee which it is satisfied has become legally due and payable under the terms of the relevant documentation; and/or
1(d)fees, costs and expenses incurred by the Parent in connection with any SDRL Equity Issue, provided that:
1(i)in the case of paragraph (a) above, all amounts referred to therein paid using cash or cash deposits held by any member of the RigCo Group other than interest shall be reimbursed by the Parent to RigCo as soon as reasonably practicable or otherwise shall not exceed USD 1,000,000 in aggregate during the life of the Facility; and
1(ii)in the case of paragraphs (b) to (d) above, all amounts referred to therein paid using cash or cash deposits held by any member of the RigCo Group shall not at any time exceed the sum of:
(A)the proceeds of all SDRL Debt Issues and SDRL Equity Issues that have been advanced or otherwise contributed to the RigCo Group; less
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(B)the aggregate amount (without double counting) of the following (made or provided, as applicable, by a member of the RigCo Group) (1) all Acquisitions/Investments in reliance on paragraph (k) of the definition of “Permitted Investment/Acquisition”, (2) all Financial Support in reliance on paragraph (h) of the definition of “Permitted Financial Support”, (3) all cash collateral in reliance on paragraph (k)(i) of the definition of “Permitted Encumbrances”, (4) all Permitted Non-Recourse Subsidiary Investments to the extent funded by the proceeds of a SDRL Debt Issue or SDRL Equity Issue and (5) all Permitted NSNCo Group Investments; plus
(C)the amount of any cash proceeds received by a member of the RigCo Group from or in respect of any Acquisition or Investment (including any Acquisition of, or Investment in, a Non-Recourse Subsidiary) made using the proceeds of any SDRL Debt Issue and/or SDRL Equity Issue, provided that the requirements in this paragraph (ii) may be waived with the consent of the Simple Majority Lenders in respect of any payment in reliance on paragraph (c)(i) above.
“Legal Reservations” means:
1(a)the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;
1(b)the time barring of claims under the Norwegian Limitation Act of 18 May 1979 or any defences of set-off or counterclaim;
1(c)similar principles, rights and defences under the laws of any Relevant Jurisdiction as those described under paragraphs (a) and (b) above; and
1(d)any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion delivered to the Finance Parties under the Finance Documents.
“Lenders” means the lenders and financial institutions listed in Schedule 1 (Lenders and Commitments), and any New Lender, which in each case has not ceased to be a Party in accordance with the terms of this Agreement.
“Loan(s)” means the aggregate principal amount of the Facility outstanding under this Agreement from time to time.
“Lookback Period” means the number of days specified as such in the applicable Reference Rate Terms.
“Majority New Money Lenders” means the New Money Lenders holding more than sixty-six and two thirds per cent (66-2/3%) of the total outstanding principal amounts and commitments under the New Money Facilities.
“Market Disruption Rate” means the rate (if any) specified as such in the applicable Reference Rate Terms.
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“Market Value” means the fair market value of each of the Drilling Units, being the average of valuations of the Drilling Units obtained from two (2) of the Approved Brokers (selected by the Obligors’ Agent) within the last thirty (30) days, without physical inspection of the Drilling Units on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing buyer and a willing seller, on an “as is, where is” basis, free of any existing contract of employment and/or similar arrangement and to take into account tangible valuation metrics (including, but not limited to, recent rig sales).
“Material Adverse Effect” means a material adverse effect on:
1(e)the financial condition, assets, business or operation of the Obligors taken as a whole, the Group taken as a whole or the RigCo Group taken as a whole;
1(f)the ability of any of the Obligors, the Group taken as a whole or the RigCo Group taken as a whole to perform any of their material obligations under the Finance Documents; or
1(g)the validity or enforceability of, or the effectiveness or ranking of any security granted or purporting to be granted pursuant to any of the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.
“Material IP Rights” means any Intellectual Property that is material to the business of the Group (taken as a whole) or the conduct of the Group’s operations (taken as a whole) from time to time.
“Month” means, in relation to an Interest Period (or any other period for the accrual of commission or fees in a currency), a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, subject to adjustment in accordance with the rules specified as Business Day Conventions in the applicable Reference Rate Terms.
“Mortgages” means each of the first priority perfected mortgages and any deed of covenants collateral thereto, executed by each of the Drilling Unit Owners against each of the respective Drilling Units in a Ship Registry in favour of the Common Security Agent (on behalf of the Senior Secured Finance Parties) as security for the Obligors’ obligations under the Senior Secured Finance Documents, each to cover an amount of up to USD 1,240,000,000 (to the extent any limitation is required).
“New Lender” has the meaning set out in Clause 27 (Changes to the Parties).
“New Money Facilities” means the “Facilities” under and as defined the New Money Facility Agreement.
“New Money Facility Agreement” means the multicurrency term loan and revolving facility agreement entered into on or about the Effective Time between, inter alios, Global Loan Agency Services Limited as facility agent, the Borrower, the Obligors and the New Money Lenders.
“New Money Finance Documents” means the “Finance Documents” under and as defined in the New Money Facility Agreement.
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“New Money Finance Parties” means the “Finance Parties” under and as defined in the New Money Facility Agreement.
“New Money Lender” means a “Lender” under and as defined in the New Money Facility Agreement.
“Non-Cash Consideration” shall have the meaning given to that term in Clause 8.2 (Sale or disposal).
“Non-Recourse Subsidiary” means a Subsidiary of the Parent or RigCo which:
1(h)is not an “Obligor” or “Security Provider”;
1(i)is not the owner (directly or indirectly) at any time of:
1(i)any Obligor, Security Provider, Seadrill Management or Seadrill Global Services, and provided further that any entity owned (directly or indirectly) by such Non-Recourse Subsidiary must also qualify as a “Non-Recourse Subsidiary”; or
1(ii)any other assets contributed or otherwise transferred by a member of the Group, save for any assets qualifying as a Permitted Non-Recourse Subsidiary Investment;
1(c)does not receive any funding from any member of the Group, save for any funding which constitutes a Permitted Non-Recourse Subsidiary Investment;
1(d)has no claims against any member of the Group, other than (i) against another Non-Recourse Subsidiary, (ii) in respect of any Permitted Non-Recourse Subsidiary Investment made or provided by any member of the Group to such Non-Recourse Subsidiary or (iii) in respect of any transaction (excluding, for the avoidance of doubt, any intra-group loans or the provision of any other funding or Financial Support not constituting a Permitted Non-Recourse Subsidiary Investment from any member of the Group) entered into with any member of the Group in the ordinary course of operations on arm’s length terms (as determined by the board of directors of the relevant member of the Group or a member of senior management of the Parent, in each case acting reasonably) and otherwise in compliance with the terms of this Agreement;
1(e)whose creditors do not have any recourse against or any credit support of any kind (including, without limitation, any recourse created by any guarantee, keep well or similar agreement) from any other member of the Group, other than in respect of any Financial Support constituting a Permitted Non-Recourse Subsidiary Investment provided by another member of the Group for the benefit of such Non-Recourse Subsidiary; and
1(f)has been designated by the Parent or RigCo (as applicable) as a “Non-Recourse Subsidiary” and notified to the Agent, such notification to include a confirmation by the board of directors of the Parent or of RigCo (as applicable) that (i) the designation of the relevant Subsidiary complies with the terms set out in paragraphs (a) to (e) above, and (ii) no Default is continuing or is likely to occur as a result of the relevant Subsidiary becoming a Non-Recourse Subsidiary.
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“NSNCo” means Seadrill New Finance Limited of Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM08, Bermuda with registration number 53451.
“NSNCo Group” means NSNCo and its Subsidiaries from time to time.
“Obligors” means the Borrower and the Guarantors, and an “Obligor” means any of them.
“Obligors’ Agent” means RigCo in its capacity as agent on behalf of the Obligors pursuant to Clause 2.3 (Obligors’ Agent’s Authority).
“Original Financial Statements” means the unaudited consolidated opening financial statements of the Parent to be delivered for the Financial Quarter ending 31 March 2022.
“Party” means a party to this Agreement (including its successors and permitted transferees).
“Perfection Requirements” means the making or procuring of the necessary registrations, filings, endorsements, notarisation, stamping and/or notification of the Security Documents and/or the Security Interests thereunder necessary for the validity, perfection, establishing priority and enforceability thereof, including those contemplated in the Security Documents and the payment of any fees associated therewith.
“Permitted Cash and Cash Equivalents Collateral Threshold” means USD 100,000,000 (or its equivalent in other currencies).
“Permitted Disposal” means any disposal:
1(g)pursuant to any contractual commitment or agreement existing at the Effective Time and disclosed in writing to the Agent prior to the Effective Time including, without limitation, as part of the arrangements contractually agreed prior to the Effective Time for the Qatar Joint Venture or Sonadrill Joint Venture or the Ship Finance Arrangements and including (regardless of whether contractually committed to or agreed to as at the Effective Time) the bareboat charter of the Drilling Unit West Gemini and the novation of the associated drilling contract with Total Angola in each case to the Sonadrill Joint Venture;
1(h)permitted pursuant to Clause 8.2 (Sale or disposal), Clause 8.7 (Recycling Units) or Clause 24.11 (Mergers and demergers);
1(i)permitted pursuant to Clause 24.16(b);
1(j)in respect of the Seadrill Group only, to another member of the Seadrill Group;
1(k)in respect of the RigCo Group, to another member of the RigCo Group;
1(l)pursuant to a Permitted Group Restructuring;
1(m)of trading stock made by any member of the Group in the ordinary course of business of the disposing entity;
1(n)of assets in exchange for other assets (other than drilling units, rigs, vessels or shares) comparable or superior as to type, value and quality;
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1(o)of vehicles, plant and equipment that are redundant or obsolete or otherwise no longer required by the relevant member of the Group for its business or operations, provided that (unless the value of the relevant asset is considered by the relevant member of the Group (acting reasonably) to be de minimis) such disposal is for cash;
1(p)of any capital equipment or spare parts relating to, or to be used in connection with, any drilling unit, rig or vessel (but not any drilling unit, rig or vessel itself) either (i) in exchange for other capital equipment or spare parts required by the member of the Group making the disposal or (ii) pursuant to the ongoing capital equipment and spare parts arrangements operated by any member of the RigCo Group including, but not limited to, those operated by Seadrill Global Services and/or Seadrill Americas, Inc;
1(q)which is the application of cash not otherwise prohibited by the terms of the Secured Bank Facilities Agreements;
1(r)which is the granting of any licence of Intellectual Property or lease or licence in each case in the ordinary course of business or otherwise where the board of directors of the Parent (acting reasonably) considers this to be in the best interests of the Group;
1(s)of assets pursuant to the creation of any Security Interest not otherwise prohibited under the terms of the Secured Bank Facilities Agreements;
1(t)which is the granting of any lease, drilling contract, charter, bareboat charter or operating lease, in each case entered into in the ordinary course of business and including any lease or charter (including bareboat charter) entered into with any joint venture or similar arrangement contemplated by and in compliance with Clause 24.21(f) (Ownership);
1(u)to give effect to any ownership or joint venture structure contemplated by, and which is in compliance with, Clause 24.21(f) (Ownership);
1(v)any disposal of any interest in any joint venture or similar arrangement which was entered into in compliance with Clause 24.21(f) (Ownership) or any interest in the Qatar Joint Venture or the Sonadrill Joint Venture where such disposal is made to facilitate or effect the unwinding or termination of such arrangement (other than, for the avoidance of doubt, the disposal of shares or other ownership interest in a Drilling Unit Owner or Intra-Group Charterer);
1(w)of Cash Equivalents for cash or in exchange for other Cash Equivalents;
1(x)of Material IP Rights to another member of the Group provided that the Finance Parties will continue to have the same or substantially equivalent security over such Material IP Right;
1(y)any:
1(i)interest in any Non-Recourse Subsidiary; or
1(ii)minority interest in any entity (other than a member of the Group) that was acquired using the proceeds of a SDRL Equity Issue and/or SDRL Debt Issue in reliance on paragraph (k) of the definition of “Permitted Investment/Acquisition” or in consideration for a SDRL Equity Issue and/or SDRL Debt Issue;
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1(t)not permitted by the preceding paragraphs above or paragraph (u) below, and not being a Drilling Unit, Material IP Rights, the shares of any Obligor, Drilling Unit Owner or Security Provider or any asset subject to a Security Interest under the Security Documents provided that:
1(i)the disposal is made on arm’s length terms for what the board of directors of the Parent or RigCo (acting reasonably) considers to be fair value; and
1(ii)the net consideration receivable (when aggregated with the net consideration receivable for any other such disposal) does not exceed in any financial year of the Parent an amount equal to USD 10,000,000 (or its equivalent in any other currency); or
1(u)consented to by the Supra Majority Lenders.
“Permitted Encumbrances” means:
1(v)any Security Interest existing at the Effective Time or any Security Interest legally required to be created under arrangements existing at the Effective Time and disclosed in writing to the Agent prior to the Effective Time;
1(w)in respect of the Seadrill Group, any Security Interest on any property or assets of a member of the Seadrill Group granted in favour of another member of the Seadrill Group;
1(x)in respect of the RigCo Group, any Security Interest on any property or assets of a member of the RigCo Group granted in favour of another member of the RigCo Group;
1(y)any netting or set-off arrangement entered into by:
1(i)any member of the Seadrill Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Seadrill Group (including as part of any multi-account overdraft, group cash pool or group cash management arrangements); or
1(ii)any member of the RigCo Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the RigCo Group (including as part of any multi-account overdraft, group cash pool or group cash management arrangements);
1(e)any rights of set-off arising in respect of any member of the Group in the ordinary course of its business and not securing Financial Indebtedness;
1(f)any lien arising by operation of law and in the ordinary course of business and not as a result of any default or omission by any member of the Group;
1(g)any Security Interest arising in connection with any unpaid Tax where the Tax is not yet due and payable or where the liability to pay such Tax is being contested in good faith by appropriate proceedings;
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1(h)any Security Interest arising under any court order or injunction or for costs arising in connection with any litigation or court proceedings being contested by any member of the Group in good faith;
1(i)any payment or close out netting or set-off arrangement pursuant to any derivative or hedging transaction entered into by any member of the Group constituting Permitted Financial Indebtedness;
1(j)any cash collateral provided under, in respect of or in connection with any counter-indemnity obligation in respect of any letter of credit, bank guarantee or similar provided on behalf of any member of the Group in respect of obligations other than for the repayment of Financial Indebtedness;
1(k)any cash collateral provided under, in respect of or in connection with any counter-indemnity obligation in respect of any letter of credit, bank guarantee or similar not falling within paragraph (j) above which is funded with:
1(i) the proceeds of a SDRL Equity Issue and/or SDRL Debt Issue; or
1(ii)in connection with any letter of credit, bank guarantee or similar provided on behalf of any member of the RigCo Group only, Excess Sales Proceeds permitted to be retained from a sale or disposal of a Drilling Unit or Drilling Unit Owner in accordance with Clause 8.2 (Sale or disposal);
1(l)any cash collateral provided under, in respect of or in connection with any counter-indemnity obligation in respect of any Guarantee Facility;
1(m)any Security Interest arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to any member of the Group in the ordinary course of business;
1(n)any Security Interest instituted by or arising under any lease, charter or hire purchase arrangement entered into in the ordinary course of business;
1(o)any Drilling Unit Permitted Encumbrance;
1(p)deposits or grants of any other Security Interest to secure the performance of any bid, commercial contract, operational lease, Intellectual Property rights, insurance contract, surety bond, performance bond, import duty or Tax liability or like obligations or to secure any public, statutory or regulatory obligations, in each case incurred in the ordinary course of business;
1(q)any Security Interest securing Financial Indebtedness permitted pursuant to paragraph (z) of the definition of “Permitted Financial Indebtedness” existing on property or assets of any Existing Debt Subsidiary (as defined in the definition of “Permitted Financial Indebtedness”), provided that such Existing Debt Subsidiary and each of its Subsidiaries meets the criteria for designation as a “Non-Recourse Subsidiary” and is promptly designated as such by the Parent or RigCo (as applicable);
1(r)any Security Interest on the property of any member of the Group in favour of the landlord of such property securing licences, subleases or leases (including rental deposits);
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1(s)any attachment or judgment Security Interest or Security Interest otherwise arising as a result of legal proceedings and assessments by authorities not constituting an Event of Default;
1(t)any Security Interest created pursuant to the Security Documents;
1(u)any Security Interest over any Recycling Assets granted in accordance with the terms of this Agreement and the Recycling Proceeds Agreement;
1(v)any Security Interest granted in favour of the lenders under a Refinancing Facility in accordance with the terms of the Secured Bank Facilities Agreements;
1(w)any Security Interest over the shares or other ownership interest in any Non-Recourse Subsidiary to secure Financial Indebtedness of that Non-Recourse Subsidiary and/or any other Non-Recourse Subsidiary;
1(x)any Security Interest incurred in the ordinary course of business arising from the dry-docking or maintenance of drilling unit(s), rig(s) or vessel(s), the furnishing of supplies and bunkers to drilling unit(s), rig(s) or vessel(s) and/or repairs, improvements or other alterations to drilling unit(s), rig(s) or vessel(s), crews’ wages, maritime liens and liens for salvage;
1(y)any Security Interest securing Local Facilities (as defined under “Permitted Financial Indebtedness”) the outstanding principal amount of which does not exceed in aggregate USD 20,000,000 (or its equivalent in any other currency) at any time;
1(z)any Security Interest on any property or assets of a member of the Group in addition to that permitted under paragraphs (a) to (y) above or paragraph (aa) below, securing Financial Indebtedness the outstanding principal amount of which (when aggregated with the outstanding principal amount of any other Financial Indebtedness which has the benefit of any Security Interest given by any member of the Group (other than any permitted under paragraphs (a) to (y) above or paragraph (aa) below)) does not exceed in aggregate USD 25,000,000 (or its equivalent in any other currency) at any time; or
1(aa)any Security Interest consented to by the Supra Majority Lenders.
“Permitted Entity” means any limited liability company, business or undertaking which:
1(ab)is carried on as a going concern where at least fifty point zero one per cent (50.01%) of the voting capital of such company, business or undertaking is acquired pursuant to the relevant Permitted Investment/Acquisition;
1(ac)is incorporated or carries on business in a country which is not a Sanctioned Country, is not the subject of Sanctions and is not established and does not carry on business in any Sanctioned Country or with any person that is the subject of Sanctions;
1(ad)to the knowledge of the Borrower (after due and careful enquiry), has no material contingent liabilities other than those that are permitted under the Finance Documents or are indemnified by the relevant vendor or are insured against or reserved against in the accounts of the entity or business (or a combination of the foregoing), in each case to the satisfaction of the Borrower acting reasonably and in good faith; and
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1(ae)is engaged in business which is similar to or complementary to the business of the RigCo Group.
“Permitted Financial Indebtedness” means any Financial Indebtedness which:
1(af)is existing at the Effective Time or arises pursuant to any legally binding commitment or arrangement existing or any facility available at the Effective Time, in each case as disclosed in writing to the Agent prior to the Effective Time (including, without limitation, under the Ship Finance Arrangements);
1(ag)in respect of the Seadrill Group only:
1(i)is owed by one member of the Seadrill Group to another member of the Seadrill Group; or
1(ii)any RigCo Upstream Loan, provided that such loans are subordinated to the Secured Obligations pursuant to the Intercreditor Agreement;
1(c)in respect of the RigCo Group only, is owed by one member of the RigCo Group to another member of the RigCo Group, provided that such loans are subordinated to the Secured Obligations pursuant to the Intercreditor Agreement;
1(d)in respect of RigCo only, any Seadrill Group Downstream Loan, provided that any such loans are subject to an Assignment of Seadrill Group Downstream Loans and subordinated to the Secured Obligations pursuant to the Intercreditor Agreement;
1(e)in respect of the Seadrill Group only, is or arises under any obligation in respect of Financial Indebtedness of one or more members of the Seadrill Group which is assumed by or transferred or novated to another member of the Seadrill Group;
1(f)in respect of the RigCo Group only, is or arises under any obligation in respect of Financial Indebtedness of one or more members of the RigCo Group which is assumed by or transferred or novated to another member of the RigCo Group;
1(g)in respect of the Seadrill Group only, arises from any netting, setting off, multi-account overdraft, group cash pool or group cash management arrangements relating only to members of the Seadrill Group;
1(h)in respect of the RigCo Group only, arises from any netting, setting off, multi-account overdraft, group cash pool or group cash management arrangements relating only to members of the RigCo Group;
1(i)is or arises under a guarantee from the Parent for or in respect of any Permitted Financial Indebtedness;
1(j)is outstanding under the Secured Bank Facilities Agreements (in an aggregate principal amount no greater than the amount as at the Effective Time plus any additional amounts expressly permitted under the terms of the Secured Bank Facilities Agreements as at the Effective Time (including any capitalised interest));
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1(k)in respect of the Parent only, is outstanding under the Hemen Convertible Bond (as at the Effective Time), provided that the outstanding principal amount thereunder shall not exceed USD 50,000,000;
1(l)in respect of the Parent only, arises pursuant to any SDRL Debt Issue;
1(m)arises pursuant to any Incremental Facility;
1(n)arises pursuant to any Refinancing Facility;
1(o)arises pursuant to any Guarantee Facility;
1(p)arises pursuant to a Permitted Refinancing;
1(q)is an amount of any liability (i) under any advance or deferred purchase agreement if the agreement is in respect of the supply of assets or services, or (ii) arising under any commercial agreement or arrangement by virtue of the extension, deferral, reduction or other variation of payment terms, in each case in the ordinary course of business;
1(r)arises from the endorsement of negotiable instruments in the ordinary course of trading;
1(s)arises under any derivative or hedging transaction which is entered into for hedging purposes and is not of a speculative nature;
1(t)is or arises under or pursuant to any Permitted Financial Support other than pursuant to paragraph (j) of the definition of “Permitted Financial Support”;
1(u)arises pursuant to the ongoing capital equipment and spare parts arrangements operated by any member of the RigCo Group including, but not limited to, those operated by Seadrill Global Services and/or Seadrill Americas, Inc.;
1(v)is owed by a member of the Group to Seadrill Management, Seadrill Global Services, Seadrill Americas, Inc. or Seadrill Insurance in relation to services provided by those companies in the ordinary course of business;
1(w)is pursuant to a facility or facilities entered into in order to manage the business or operations of the Group in a particular jurisdiction (each a “Local Facility”) and incurred by a member of the Group other than RigCo incorporated, formed or operating in such jurisdiction where the outstanding amount of which does not exceed in aggregate USD 20,000,000 (or its equivalent in any other currency) at any time;
1(x)arising pursuant to any guarantees from a Recycling Unit Owner in relation to the Recycling Assets it holds or any document granting or creating a Security Interest over any such Recycling Asset;
1(y)arises under finance or capital leases of assets entered into by members of the Group, provided that:
1(i)the board of directors of the Parent (acting reasonably) determines that the net present value of the contracted revenue associated with the asset(s) to be
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leased exceeds the net present value of all the payments due under the relevant lease (excluding any optional balloon payment at the end of such lease); and
1(ii)in the case of all other assets leased from time to time by the Group in respect of which a determination is not made as described in paragraph (i) above, the aggregate capital value of all such assets under outstanding leases entered into by members of the Group does not exceed USD 25,000,000 (or its equivalent in any other currency) at any time;
1(z)Financial Indebtedness of any person acquired by a member of the Group which is subsisting at the time such person is acquired by a member of the Group (an “Existing Debt Subsidiary”), provided that such person and each of its Subsidiaries meets the criteria for designation as a “Non-Recourse Subsidiary” and is promptly designated as such by the Parent or RigCo (as applicable);
1(aa)is Financial Indebtedness of a member of the Group in addition to that permitted under paragraphs (a) to (z) above or paragraph (bb) below, the outstanding principal amount of which (when aggregated with the outstanding principal amount of any other Financial Indebtedness of the Group (other than any permitted under paragraphs (a) to (z) above or paragraph (bb) below)) does not exceed in aggregate USD 25,000,000 (or its equivalent in any other currency) at any time; or
1(ab)is consented to by the Supra Majority Lenders.
“Permitted Financial Support” means any Financial Support (excluding (i) other than in respect of paragraph (j) below, any Financial Support to a Non-Recourse Subsidiary, and/or (ii) other than in respect of paragraph (k) below, any Financial Support to the NSNCo Group):
1(ac)existing at the Effective Time or that any member of the Group is contractually or otherwise legally obliged to provide as at the Effective Time and disclosed in writing to the Agent prior to the Effective Time (including, without limitation, as part of the arrangements agreed prior to the Effective Time for the Qatar Joint Venture or Sonadrill Joint Venture or the Ship Finance Arrangements) and any refinancing, reissuance or extension of the same or assignment or transfer of any rights therein from a member of the RigCo Group to another member of the RigCo Group provided that the principal amount thereof is not increased and, if the provider of such Financial Support is a member of the Seadrill Group, the provider of such Financial Support continues to be a member of the Seadrill Group;
1(ad)which is a guarantee, indemnity or similar arrangement provided by the Parent in relation to any contractual or other arrangement of any member of the Group entered into in the ordinary course of business;
1(ae)which is a guarantee, indemnity or similar arrangement provided by RigCo in relation to any contractual or other arrangement of any member of the RigCo Group entered into in the ordinary course of business;
1(af)provided for the benefit of any Drilling Unit Owner or Intra-Group Charterer, or otherwise to facilitate or secure the employment of any Drilling Unit, which is a guarantee, indemnity or similar arrangement under or pursuant to any Intra-Group Charterparty or Charter Contract for or in respect of any Drilling Unit or otherwise
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provided under the terms of any charter or other agreement or arrangement relating to the employment, use, possession, management, maintenance, improvement or other alteration, storage and/or operation of any Drilling Unit entered into in the ordinary course of business or consistent with past practice;
1(ag)which is provided, procured, created or permitted to subsist in the ordinary course of trading of any member of the Group;
1(ah)arising pursuant to the provision of any administrative, accounting, management or operational services in the ordinary course of business of any member of the Group;
1(ai)arising pursuant to the ongoing capital equipment and spare parts arrangements operated by any member of the RigCo Group including, but not limited to, those operated by Seadrill Global Services and/or Seadrill Americas, Inc.;
1(aj)funded by the proceeds of a SDRL Equity Issue and/or SDRL Debt Issue;
1(ak)provided for the benefit of a member of the RigCo Group and funded by any Excess Sales Proceeds permitted to be retained from a sale or disposal of a Drilling Unit or Drilling Unit Owner in accordance with Clause 8.2 (Sale or disposal);
1(al)pursuant to a Permitted Non-Recourse Subsidiary Investment;
1(am)pursuant to a Permitted NSNCo Group Investment;
1(an)which constitutes a Permitted Investment/Acquisition;
1(ao)which comprises Financial Indebtedness made available by a member of the Group to another member of the Group which is permitted pursuant to Clause 24.14 (Restrictions on Financial Indebtedness);
1(ap)not permitted by the preceding paragraphs or paragraph (o) below where the cumulative amount does not exceed USD 25,000,000 (or its equivalent in any other currency) in aggregate for the Group at any time; or
1(aq)consented to by the Supra Majority Lenders.
“Permitted Group Restructuring” means:
1(ar)any steps or matters set out in Section 7. Reorganisation Steps – Debt Restructuring in the Transaction Steps Plan;
1(as)any Group Restructuring where:
1(i)if such Group Restructuring affects, directly, any Obligor or Security Provider, the Obligors’ Agent has provided the Agent and the Common Security Agent with reasonably detailed information of the proposed Group Restructuring no later than ten (10) Business Days prior to the proposed completion;
1(ii)all of the business, assets (including, for the avoidance of doubt, the Drilling Units and related assets) and shares of (or other interests in) the RigCo Group will continue to be wholly owned (directly or indirectly) by RigCo (excluding, for
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the avoidance of doubt, by any Non-Recourse Subsidiary) following completion such Group Restructuring (except, for the avoidance of doubt, as permitted by Clause 24.21(f) (Ownership));
1(iii)the Lenders will continue to have the same or substantially equivalent guarantees and security over the same or substantially equivalent assets and shares (including, for the avoidance of doubt, security which provides the Finance Parties with a single point of enforcement over the RigCo Group in an Approved Borrower Jurisdiction) following completion of such Group Restructuring;
1(iv)no Default is continuing or would result from the proposed Group Restructuring;
1(v)in relation to any change of place of incorporation, tax residence or centre of main interest of any member of the Group, the Parent has considered the tax implications of such change (including, where appropriate, with the benefit of external advice) and concluded (acting reasonably and in good faith) that the change will not (A) have a material adverse effect on the tax position of the Group or (B) be otherwise prejudicial in any material respect to the interests of the Lenders under the Finance Documents; and
1(vi)if the relevant member of the Group is an Obligor, the procedures set out in Clauses 27.2 (Changes to the Borrower), 27.3 (Changes to the Guarantors) and 27.4 (Release of Guarantors and Security Documents) are (to the extent applicable to the Permitted Group Restructuring) complied with (including delivery of an executed Accession Letter and/or Borrower Replacement Letter (as applicable) and satisfaction of the other conditions precedent required thereunder), provided that no Permitted Group Restructuring shall result in an Obligor which is incorporated in an Approved Guarantor Jurisdiction being (or being replaced by a surviving entity) incorporated or having its centre of main interests in a jurisdiction other than (i) in respect of a Guarantor, an Approved Guarantor Jurisdiction, and (ii) in respect of the Borrower or RigCo, an Approved Borrower Jurisdiction.
“Permitted Investment/Acquisition” means any Investment or Acquisition (excluding (i) other than in respect of paragraph (h) below, any Investment in or Acquisition of or in respect of any Non-Recourse Subsidiary (excluding any Existing Debt Subsidiary), (ii) other than in respect of paragraphs (h) or (n) below, any Investment in or Acquisition of or in respect of any Existing Debt Subsidiary, provided however that only an initial Acquisition of or in respect of any Existing Debt Subsidiary shall be permitted in reliance on paragraph (n) , and/or (iii) other than in respect of paragraph (i) below, any Investment in or Acquisition in respect of the NSNCo Group):
1(a)which arises pursuant to any legally binding obligation, commitment or arrangement of any member of the Group existing at the Effective Time which was disclosed in writing to the Agent prior to the Effective Time including, without limitation, as part of the arrangements agreed prior to the Effective Time for the Qatar Joint Venture or Sonadrill Joint Venture or the Ship Finance Arrangements;
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1(b)in respect of the Seadrill Group, any acquisition from, or of shares or similar equity investments issued by, another member of the Seadrill Group, any investment in another member of the Seadrill Group or any Seadrill Group Downstream Loan;
1(c)in respect of the RigCo Group, any acquisition from, or of shares or similar equity investments issued by, another member of the RigCo Group, any investment in another member of the RigCo Group, provided that any Investment in a non-wholly owned (directly or indirectly) Subsidiary of the RigCo Group shall be subject to the requirements of paragraph (l) below;
1(d)in respect of IHCo, any acquisition of shares or similar equity investments issued by RigCo;
1(e)any incorporation of a company with limited liability which on incorporation becomes a member of the Group or the acquisition of a shelf company having no material assets or liabilities at the time of acquisition;
1(f)of shares in the Parent from any director, officer or other employee of any member of the Group in connection with the termination of that person’s employment or repurchase of any options granted in the course of that person’s employment;
1(g)pursuant to the operation of any management incentive scheme of the Group or any part thereof from time to time in operation;
1(h)pursuant to a Permitted Non-Recourse Subsidiary Investment;
1(i)pursuant to a Permitted NSNCo Group Investment;
1(j)pursuant to a Permitted Group Restructuring;
1(k)funded by the proceeds of a SDRL Equity Issue and/or SDRL Debt Issue;
1(l)any Acquisition of any interest in, and any Investment in, any joint venture or similar arrangement in compliance with Clause 24.21(f) (Ownership) (including any Acquisition or Investment to facilitate the unwinding or termination of such arrangement) and provided that any Investment in a joint venture or similar arrangement under this paragraph (l) is:
1(i)made for the purposes of capitalising and/or financing the activities of that joint venture or similar arrangement; and
1(ii)in an amount which is proportionate to the economic interest acquired by the Group in that joint venture or similar arrangement (including, for this purpose any direct or indirect rights to revenue streams generated by or arising from the activities of that joint venture or arrangement);
1(m)by or in a member of the RigCo Group and funded by any Excess Sales Proceeds permitted to be retained from a sale or disposal of a Drilling Unit or Drilling Unit Owner in accordance with Clause 8.2 (Sale or disposal);
1(n)to the extent not falling within paragraphs (a) to (m) above or paragraph (o) below, where the sum of the consideration paid and any liability (whether actual or contingent)
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assumed (including any deferred settlement) by any member of the Group in respect of such Investment or Acquisition (when aggregated with the amount of any other Investment or Acquisition entered into pursuant to this paragraph (n)) does not at the time of entering into a legally binding commitment to make such Investment or Acquisition exceed the then applicable Investment and Acquisition Basket and which meets the following conditions:
1(i)no Default is continuing as at the date the Investment or Acquisition is committed to be made or is completed, or would result from the Investment or Acquisition;
1(ii)the board of directors of the Parent (acting reasonably) expects the relevant Investment or Acquisition to generate a positive return on investment during the life of the Investment or Acquisition;
1(iii)if the Investment or Acquisition is of a drilling unit or drilling unit owner, a firm charter contract is in place for such drilling unit or drilling unit owner; and
1(iv)if the Acquisition or Investment is of a limited liability company, business or undertaking, such limited liability company, business or undertaking (the “Target”) must be:
(A)a Permitted Entity; and
(B)profitable on an EBITDA basis (as determined by reference to the most recent financial information of the Target available to the Group as at the testing date, and with references to “RigCo Group” in the definition of “EBITDA” replaced by references to the Target (on a consolidated basis, if applicable)) for the twelve (12) months ending on the most recent financial quarter of the Target (after taking into account the amount of annual costs savings and synergies that the board of directors of the Parent (acting reasonably) believes would have been realised within eighteen (18) months from the integration of the Target into the business and operations of the RigCo Group); or
1(o)consented to by the Supra Majority Lenders,
provided that in the case of an Investment or Acquisition in accordance with paragraphs (m) and (n) above: (i) any asset invested in or acquired shall (A) be owned (directly or indirectly) by RigCo, and (B) subject to the Security Principles, be pledged as security in favour of the Senior Secured Finance Parties in form and substance satisfactory to the Common Security Agent (acting reasonably); and (ii) subject to the Security Principles and other than any asset of any Existing Debt Subsidiary, to the extent any asset acquired is a drilling unit, rig or vessel, such drilling unit, rig or vessel shall be a “Drilling Unit” and the owner thereof shall be a “Drilling Unit Owner” and be subject to the guarantee and security arrangements contemplated under the Secured Bank Facilities Agreements.
“Permitted Non-Recourse Subsidiary Investment” means any Financial Support or investment by the Group to or in a Non-Recourse Subsidiary:
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1(p)funded by the proceeds of a SDRL Equity Issue and/or SDRL Debt Issue (including an acquisition of a Non-Recourse Subsidiary funded by such proceeds or made in consideration for a SDRL Equity Issue and/or SDRL Debt Issue);
1(q)comprising the provision by the Parent of any guarantee, indemnity or similar arrangement for the benefit of a Non-Recourse Subsidiary which is customarily provided in relation to any contractual or other arrangement of that Non-Recourse Subsidiary entered into in the ordinary course of operations;
1(r)subject to the consent of the Simple Majority Lenders, comprising the provision by the Parent of any guarantee, indemnity or similar arrangement for the benefit of a Non-Recourse Subsidiary which guarantees or is an indemnity or other similar arrangement in respect of any Financial Indebtedness of that Non-Recourse Subsidiary; or
1(s)to the extent not permitted by the preceding paragraphs, where the cumulative amount does not exceed USD 10,000,000 (or its equivalent in any other currency) in aggregate for the Group at any time and provided that no Default is continuing as at the date the transaction is committed to be made or is completed, or would result from the transaction.
“Permitted NSNCo Group Investment” means any Financial Support or Investment by the Group to or in the NSNCo Group funded by the proceeds of a SDRL Equity Issue.
“Permitted Refinancing” means a refinancing of the whole or any part of any Financial Indebtedness referred to in paragraphs (a) and (k) of the definition of “Permitted Financial Indebtedness” (including any and all subsequent refinancings of any such Financial Indebtedness) where the Financial Indebtedness incurred:
1(t)is the same type of facility or financial instrument as the relevant Financial Indebtedness to be refinanced;
1(u)is in an aggregate principal amount that does not at any time exceed the aggregate principal amount of the relevant Financial Indebtedness to be refinanced (including, in each case, drawn and undrawn commitments and including the amount of any exit, prepayment, make-whole or other similar fee that is payable pursuant to the refinancing);
1(v)is incurred (and immediately applied) for the sole purpose of refinancing the relevant Financial Indebtedness;
1(w)has the same or lower ranking and security position as the relevant Financial Indebtedness to be refinanced;
1(x)has a final maturity no earlier than the relevant Financial Indebtedness to be refinanced; and
1(y)is subject to the terms of the Intercreditor Agreement, provided however that this condition shall only apply to the extent the relevant Financial Indebtedness to be refinanced is subject to the terms of the Intercreditor Agreement.
“PIYC Margin” means 7.5 per cent per annum.
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“PIYC Threshold” means, in respect of any PIYC Calculation Date, an amount equal to USD 400,000,000 less an amount in USD equal to the sum of (without double counting):
1(z)any amounts actually paid by way of consideration or in meeting liabilities assumed by any member of the Group, in each case in respect of any Investment or Acquisition in reliance on paragraph (n) of the definition of “Permitted Investment/Acquisition” less the proceeds from the Hemen Convertible Bond to the extent not previously deducted under this paragraph (a) in the calculation of the PIYC Threshold on any PIYC Calculation Date;
1(aa)any amounts actually paid under Financial Support provided by the Group in reliance on paragraph (n) of the definition of “Permitted Financial Support”; and
1(ab)any amounts actually paid under Financial Support or by way of investment provided by the Group in reliance on paragraph (d) of the definition of “Permitted Non-Recourse Subsidiary Investment”,
in each case during the period of eighteen (18) months ending on such PIYC Calculation Date.
“Porting Consideration” shall have the meaning given to that term in Clause 8.2 (Sale or disposal).
“Private Lender” has the meaning given to it in Clause 22.14 (Public Lenders).
“Private Lender Information” has the meaning given to it in Clause 22.14 (Public Lenders).
“PSA” shall have the meaning given to that term in the Amendment and Restatement Agreement
“Public Lender” has the meaning given to it in Clause 22.14 (Public Lenders).
“Public Lender Information” has the meaning given to it in Clause 22.14 (Public Lenders).
“Qatar Joint Venture” means the joint venture with Gulf Drilling International Limited (“GDI”) which includes the bareboat charter of the Drilling Units named West Tucana, West Castor and West Telesto by their respective Drilling Unit Owners to the joint venture group.
“Quarter Date” shall have the meaning given to that term in Clause 23.1 (Financial definitions).
“Quiet Enjoyment Letter” means any letter agreement entered or to be entered into between the Common Security Agent (on behalf of the Senior Secured Finance Parties) and the relevant end-user of a Drilling Unit, if required by the relevant end-user pursuant to the relevant drilling contract, regulating the enforcement of a Mortgage on terms acceptable to the Common Security Agent (acting on the instructions of each of the Required Majority and the Majority New Money Lenders).
“Recovering Finance Party” shall have the meaning given to that term in Clause 30.1 (Payment to Finance Parties).
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“Recycling Unit Owners” means each of the owners of the respective Recycling Units as set out in Schedule 4 (The Recycling Units).
“Recycling Units” means each of the drilling units listed in Schedule 4 (The Recycling Units), each of which is owned by the respective Recycling Unit Owner.
“Reference Rate Supplement” means a document which:
1(ac)is agreed in writing by the Borrower and the Agent (acting on the instructions of the Required Majority);
1(ad)specifies the relevant terms which are expressed in this Agreement to be determined by reference to Reference Rate Terms; and
1(ae)has been made available to the Borrower and each Finance Party.
“Reference Rate Terms” means, in relation to:
1(af)a Loan or an Unpaid Sum;
1(ag)an Interest Period for that Loan or Unpaid Sum (or other period for the accrual of commission or fees); or
1(ah)any term of this Agreement relating to the determination of a rate of interest in relation to such a Loan or Unpaid Sum, the terms set out (where such terms are set out for different categories of Loan, Unpaid Sum or accrual of commission or fees) for the category of that Loan, Unpaid Sum or accrual, in Schedule 14 (Reference Rate Terms) or in any Reference Rate Supplement.
“Refinancing Facility” means any additional debt incurred by the Borrower provided that:
1(ai)the aggregate amount of such additional debt does not at any time exceed the amount of outstanding principal amounts and commitments under the Facility at the time of the incurrence of the Refinancing Facility;
1(aj)it is incurred (and immediately applied) for the sole purpose of refinancing the Facility in full;
1(ak)it shall rank pari passu with the Facility;
1(al)it shall not benefit from any guarantees or security other than those provided in favour of the Senior Secured Finance Parties pursuant to the Senior Secured Finance Documents;
1(am)the creditor representative thereunder (if not already party in such capacity) have acceded to the Intercreditor Agreement as a “Creditor Representative”; and
1(an)the all-in-yield (taking into account interest margins, interest rate floors and upfront fees and original issue discount (assuming a three year average life to maturity), but excluding arrangement, underwriting or structuring fees that are not shared with all
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lenders), maturity, amortisation, prepayment rights and financial covenants of any such additional debt shall not be more favourable for the creditors of such additional debt than those which apply to the Facility.
“Related Fund” means, in relation to a fund (the “first fund”), a fund which is managed or advised by the same investment manager or investment adviser as the first fund, or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.
“Relevant Guarantee Portion” means, in relation to the relevant Drilling Unit(s), an amount equal to A x B/C, where:
A is the aggregate of all outstanding loans and available commitments under the Secured Bank Facilities at the relevant time;
B is the Market Value of the Drilling Unit(s) owned by the relevant Drilling Unit Owner; and
C is the aggregate Market Value of all Drilling Units.
“Relevant Jurisdiction” means, in relation to an Obligor:
1(ao)its jurisdiction of incorporation;
1(ap)any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;
1(aq)any jurisdiction where it conducts its business; and
1(ar)the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.
“Relevant Market” means the Relevant Market specified as such in the applicable Reference Rate Terms.
“Relevant Period” shall have the meaning given to that term in Clause 23.1 (Financial definitions).
“Replacement Borrower” means an entity being a:
1(as)wholly owned Subsidiary (directly or indirectly) of the Parent and which wholly owns (directly or indirectly) RigCo; or
1(at)wholly owned Subsidiary (directly or indirectly) of RigCo, in each case which is incorporated in an Approved Borrower Jurisdiction.
“Reporting Day” means the day (if any) specified as such in the applicable Reference Rate Terms.
“Reporting Time” means the relevant time (if any) specified as such in the applicable Reference Rate Terms.
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“Required Majority” means the Lenders holding more than sixty-six and two thirds per cent (66-2/3%) of the total outstanding principal amounts and commitments under the Facility.
“Resignation Letter” means a letter substantially in the form of the letter set out in Schedule 7 (Form of Resignation Letter).
“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.
“Restricted Party” means a person that (i) is listed on any Sanctions List, (ii) is domiciled, registered as located or has its main place of business in, or is incorporated under the laws of, a Sanctioned Country, (iii) is directly or indirectly owned more than 50 per cent (50%) by or controlled by a person referred to in (i) and/or (ii) above.
“Revolving Facility” shall have the meaning given to that term in the New Money Facility Agreement.
“RFR” means the rate specified as such in the applicable Reference Rate Terms.
“RFR Banking Day” means any day specified as such in the applicable Reference Rate Terms.
“RigCo Accounts” means the accounts with account numbers 8101.49.57936 (USD), 8101.49.57960 (GBP), 8101.49.57987 (NOK) and 8101.49.57928 opened in the name of RigCo with Danske Bank, Norwegian Branch and/or any other account supplementing and/or replacing such accounts.
“RigCo Account Charges” means each first priority perfected charge over the RigCo Accounts made between RigCo and the Common Security Agent (on behalf of the Senior Secured Finance Parties) as security for the Senior Secured Finance Documents.
“RigCo Covenant Liquidity” shall have the meaning given to that term in Clause 23.1 (Financial Definitions).
“RigCo Group” means RigCo (or any Borrower which wholly owns (directly or indirectly) RigCo) and its Subsidiaries from time to time excluding any Non-Recourse Subsidiary.
“RigCo Group Minimum Liquidity Requirement” shall have the meaning given to that term in Clause 23.2 (RigCo Group Minimum Liquidity).
“RigCo Group Reconciliation Statement” means a document, in the Agreed Format, setting out a balance sheet, income statement and cash flow statement of the RigCo Group (prepared using the financial information from, and Accounting Principles, accounting practices and reference period applied in, the corresponding set of accounts delivered pursuant to Clause 22.1(a)(i) or (ii), as applicable) for the purpose of showing the financial position of the RigCo Group (which for the avoidance of doubt, shall not include any Non-Recourse Subsidiary) as at the end of the Relevant Period.
“RigCo Ongoing Liquidity” means the aggregate amount of Cash and Cash Equivalents of the RigCo Group:
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1(au)plus undrawn and available amounts under the Revolving Facility (for the avoidance of doubt, such amount to be zero at any time the Revolving Facility is not permitted to be utilised pursuant to the terms of the New Money Facility Agreement as a result of default (or otherwise));
1(av)less the amount of any:
1(i)SPS (Special Periodic Survey) costs and/or mobilisation costs which are reasonably expected to be applied or are otherwise committed to be applied within 90 days, net of any mobilisation fees related to any Drilling Unit for which any mobilisation costs have been excluded; and
1(ii)drawn Incremental Facility which has not yet been applied towards its permitted purpose; and
1(c)for the purpose of the Cash Sweep only, excluding (i) the amount of any principal and accrued interest payable under this Agreement known on the relevant Cash Sweep Calculation Date to be payable on or before the next Cash Sweep Prepayment Date, and (ii) any Excess Sales Proceeds that have arisen and have not yet been applied by the RigCo Group where the sale or other disposal to which such Excess Sales Proceeds relate occurred not more than six (6) months from the relevant Cash Sweep Calculation Date.
“RigCo Share Charge” means the first priority perfected share charge, collateral to the Secured Bank Facilities Agreements, over all the shares, equity interests and/or membership interests (as applicable) of RigCo from time to time, made between IHCo and the Security Agent (on behalf of the Senior Secured Finance Parties) as security for the Obligor’s obligations under the Senior Secured Finance Documents.
“RigCo UFCF” means the unlevered free cashflow of the RigCo Group calculated as EBITDA adjusted (without double counting so that no amount added, deducted or excluded in determining EBITDA will be added or deducted again in calculating RigCo UFCF and no amount will be added or deducted more than once in calculating RigCo UFCF):
1(d)by deducting any increase in working capital or adding any decrease in working capital;
1(e)by deducting the amount paid in respect of capital expenditure;
1(f)by deducting the amount paid in respect of reactivation costs except to the extent funded by (i) insurance proceeds or (ii) customer reimbursement or prefunding (however structured);
1(g)by deducting the amount paid or falling due for payment during the relevant period in respect of Taxes;
1(h)by adding the amount of any Tax credit or rebate received in cash; and
1(i)by deducting the amount paid in respect of mobilisation costs.
“RigCo Upstream Loans” means any intra-group loan granted by RigCo to any member of the Seadrill Group to fund payments permitted by the terms of this Agreement.
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“Sanctioned Country” means:
1(j)at the Effective Time, Crimea, Iran, Sudan, Cuba, North Korea, Syria and Burma (Myanmar); and
1(k)any country or territory to the extent that it is or becomes the subject of Sanctions similar to those in force at the date hereof against any of the countries referred to in (a) above.
“Sanctions” means the economic sanctions laws and/or regulations imposed by any Sanctions Authority with respect to any country or person.
“Sanctions Authority” means the Norwegian State, the United Nations, the European Union, the United Kingdom, the United States of America and any authority acting on behalf of any of them in connection with Sanctions.
“Sanctions List” means any list of persons or entities subject to Sanctions published in connection with Sanctions by or on behalf of any Sanctions Authority.
“SDRL Debt Issue” means any issue by the Parent after the Effective Time, with the prior written consent of the Simple Majority Lenders, of any unsecured and unguaranteed debt (other than any security or guarantees provided by any Non-Recourse Subsidiary which was acquired using the proceeds of, or paid for with, a SDRL Debt Issue and/or SDRL Equity Issue or any security over any interest in any such Non-Recourse Subsidiary) which has a final maturity date no earlier than the final maturity date of any Secured Bank Facilities Agreement.
“SDRL Equity Issue” means any issue by the Parent after the Effective Time of any share or stock (whether or not common, ordinary or preference), warrant or other equity or quasi equity instrument or equity linked instrument to any person which is not a member of the Group.
“Seadrill Global Services” means Seadrill Global Services Ltd. of Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM08, Bermuda, with registration number 47413 or any other member of the RigCo Group operating any capital equipment or spare parts arrangements from time to time notified to the Agent in accordance with Clause 22.11 (Drilling Units, Drilling Unit Owners, Intra-Group Charterers and Corporate Structure).
“Seadrill Group” means the Group excluding the RigCo Group and any Non-Recourse Subsidiary.
“Seadrill Group Downstream Claim” means any claim above USD 1,000,000 held by a member of the Seadrill Group or any Affiliate thereof against any member of the RigCo Group in accordance with the terms of this Agreement.
“Seadrill Group Downstream Loan” means any intra-group loan granted by a member of the Seadrill Group to RigCo in accordance with the terms of this Agreement.
“Seadrill Insurance” means Seadrill Insurance Limited of Clarendon House, 2 Church Street, Hamilton HM11, Bermuda with registration number 19993.
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“Seadrill Management” means Seadrill Management Ltd of 2nd Floor Building 11, Chiswick Business Park, 566 Chiswick High Road, London W4 5YS, United Kingdom with registration number 8276358.
“Seadrill Management Share Charge” means the first priority share charge over the shares in Seadrill Management (or any other entity performing management services in respect of the Drilling Units as permitted pursuant to the terms of the Secured Bank Facilities Agreements) made between RigCo and the Common Security Agent (on behalf of the Senior Secured Finance Parties) as security for the Obligor’s obligations under the Senior Secured Finance Documents.
“Seadrill Serviços Share Charge” means the first priority share charge over the shares in Seadrill Serviços de Petróleo Ltda. made between Eastern Drilling AS and Seadrill Offshore AS and the Common Security Agent (on behalf of the Senior Secured Finance Parties) as security for the Obligor’s obligations under the Senior Secured Finance Documents.
“Secured Bank Facilities” means the Facility and the New Money Facilities, each a “Secured Bank Facility”.
“Secured Bank Facilities Agreements” means this Agreement and the New Money Facility Agreement (each as amended or amended and restated from time to time), each a “Secured Bank Facilities Agreement”.
“Secured Obligations” means the Obligors’ obligations and liabilities under the Senior Secured Finance Documents, including (without limitation) the Borrower’s obligation to repay the Secured Bank Facilities together with all unpaid interest, default interest, commissions, charges, expenses and any other derived liability whatsoever of the Obligors towards the Senior Secured Finance Parties in connection with the Senior Secured Finance Documents.
“Security Documents” means:
1(l)the Mortgages (including any deeds of covenant), subject to contractually agreed Quiet Enjoyment Letters (where required under a drilling contract with a third party);
1(m)the Assignment of Earnings;
1(n)the Assignment of Insurances;
1(o)the Assignments of Seadrill Group Downstream Claims;
1(p)the Assignments of Seadrill Group Downstream Loans;
1(q)the Earnings Account Charges;
1(r)the Cash Sweep Account Charges;
1(s)the RigCo Account Charges;
1(t)the Share Charges;
1(u)the Cash Pool Co Share Charge;
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1(v)the RigCo Share Charge;
1(w)the Seadrill Management Share Charge;
1(x)the Seadrill Serviços Share Charge;
1(y)the Floating Charges;
1(z)the Intercreditor Agreement; and
1(aa)all or any security documents as may be entered into from time to time pursuant to Clause 20 (Security), Clause 8.2 (Sale or disposal) or the definition of “Permitted Investment/Acquisition” in favour of the Common Security Agent (on behalf of the Senior Secured Finance Parties).
“Security Interest” means any mortgage, charge (whether fixed or floating), pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having similar effect.
“Security Period” means the period commencing at the Effective Time and ending the date on which the Agent notifies the Borrower and the other Finance Parties that:
1(ab)all amounts which have become due for payment by the Borrower or any other party under the Finance Documents have been paid;
1(ac)no amount is owing or has accrued (without yet having become due for payment) under any of the Finance Documents;
1(ad)the Borrower has no future or contingent liability under any provision of this Agreement and the other Finance Documents; and
1(ae)there are no Commitments in force.
“Security Principles” shall have the meaning given to that term in Clause 20 (Security).
“Security Providers” means each of IHCo, Seadrill Jack Up Holding Ltd., Seadrill Americas, Inc., Seadrill Sevan Holdings Limited, Sevan Drilling Rig II AS, Scorpion International Ltd., Seadrill Global Services Ltd., Seadrill Management Ltd., Seadrill Europe Management AS, Eastern Drilling AS, Seadrill Offshore AS and any other entity (other than an Obligor) which at any time provides a Security Interest pursuant to any Security Document.
“Senior Secured Commitments” means the “Total Commitments” as defined in each Secured Bank Facilities Agreement.
“Senior Secured Finance Documents” means the Finance Documents and the New Money Finance Documents.
“Senior Secured Finance Parties” means the Finance Parties and the New Money Finance Parties.
“Senior Secured Lenders” means the Lenders and the New Money Lenders.
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“Share Charges” means the first priority perfected share charges over all the shares, equity interest or membership interest (as applicable) in each of the Drilling Unit Owners and the Intra-Group Charterers (provided that such Intra-Group Charterer is a single purpose company) in favour of the Common Security Agent, collateral to the Secured Bank Facilities Agreements as security for the Obligors’ obligations under the Senior Secured Finance Documents.
“Sharing Payment” shall have the meaning given to that term in Clause 30.1 (Payment to Finance Parties).
“Ship Finance Arrangements” means:
1(af)the head charter agreement originally dated 7 October 2008 (as amended from time to time) made between SFL Hercules Ltd. as owner and Seadrill Offshore AS as charterer relating to the lease of the West Hercules drilling unit, related security agreements and each of the guarantees provided by the Parent, RigCo and Cash Pool Co as guarantors in relation thereto; and
1(ag)the head charter agreement dated on or about the Effective Time made between SFL Linus Ltd. as owner and Seadrill Offshore AS as charterer relating to the lease of the West Linus drilling unit, related security arrangements, sub-charter and each of the guarantees provided by the Parent, RigCo and Cash Pool Co in relation thereto (including the performance guarantee provided by the Parent in respect of the drilling contract for West Linus).
“Ship Registry” means the ship registry of Panama, Norway, Singapore, Bahamas, an Acceptable Ship Registry or such other ship registry as consented to by the Lenders in accordance with Clause 25.14 (Ship Registry, name and flag).
“Simple Majority Lenders” means the Senior Secured Lenders holding more than 50% of the total outstanding principal amounts and commitments across the Secured Bank Facilities Agreements (as determined in accordance with the terms of the relevant Secured Bank Facilities Agreement).
“Simple Majority RFA/NMFA Lenders” means each of (i) the Lenders holding more than 50% of the total outstanding principal amounts and commitments under the Facility, and (ii) the New Money Lenders holding more than 50% of the total outstanding principal amounts and commitments under the New Money Facility Agreement (in each case as determined in accordance with the terms of the relevant Secured Bank Facilities Agreement).
“Sonadrill Joint Venture” means the joint venture with Empresa de Serviços e Sondagens de Angola Lda which, inter alia, requires the bareboat charter of two Drilling Units (intended to comprise the Drilling Unit named West Gemini and a further Drilling Unit to be identified by the Parent) to the joint venture group.
“Structural Permitted Payments” means payments from cash or cash deposits held by any member of the RigCo Group to fund:
1(ah)payments made on arm’s length terms for services or goods provided;
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1(ai)payments made to meet corporate, administration, Tax, employment, pensions, IT, listing and property costs and expenses and other payments arising in the ordinary course of business of the Seadrill Group;
1(aj)payments in respect of insurance arrangements of the Group;
1(ak)payments made to meet regulatory or legal obligations or requirements of the Group;
1(al)payments made by Seadrill Global Services and/or Seadrill Americas, Inc. consistent with the ordinary course of its business in operating any capital equipment and spare parts arrangements and consistent with the basis on which it was operated as at the Effective Time;
1(am)payments made by Seadrill Management consistent with the basis on which it was operated as at the Effective Time (including payments in relation to directors’ service payments, employee salaries and pensions payments);
1(an)payments made by Seadrill Insurance consistent with the basis on which it was operated as at the Effective Time;
1(ao)payments made to meet payment obligations of members of the Seadrill Group either existing at the Effective Time or arising under committed arrangements existing at the Effective Time and disclosed to the Agent prior to the Effective Time (but in each case not including Junior Obligations Permitted Payments); and
1(ap)payments due under guarantees, indemnities or similar arrangements granted by the Parent in relation to the business or operations of the RigCo Group and constituting Permitted Financial Support, provided that the Parent shall use its reasonable endeavours to procure that the principal obligor meets the primary obligations in respect of which such guarantee has been called to the extent possible, with funds available to the principal obligor, provided that, for the avoidance of doubt, nothing in this paragraph (i) shall delay or prohibit the Parent from making any payment due under a guarantee which it is satisfied has become legally due and payable under the terms of the relevant documentation.
“Subsidiary” means an entity from time to time of which a person:
1(aq)has direct or indirect control; or
1(ar)owns directly or indirectly more than fifty per cent (50%) (votes and/or capital).
For the purpose of paragraph (a) above, an entity shall be treated as being controlled by a person if that person is able to direct its affairs and/or control the majority composition of its board of directors or equivalent body.
“Supra Majority Lenders” means the Senior Secured Lenders holding more than sixty-six and two thirds per cent. (66-2/3%) of the total outstanding principal amounts and commitments across the Secured Bank Facilities Agreements (as determined in accordance with the terms of the relevant Secured Bank Facilities Agreement).
“Supra Majority Lenders Matters” shall have the meaning given to that term in Clause 35.4.3 (Supra Majority Lenders matters).
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“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) and “Taxes” and “Taxation” shall be construed accordingly.
“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.
“Tax on Overall Net Income” means a Tax liability imposed on a Finance Party by the jurisdiction under the laws of which it is incorporated, or in which it is located or treated as resident for tax purposes, (or, in each case, any political subdivision thereof), or under the laws of the jurisdiction (or any political subdivision thereof) in which that Finance Party’s Facility Office or other permanent establishment or other taxable presence is located in respect of amounts received or receivable in that jurisdiction, in each case if such Tax liability is imposed on or calculated by reference to:
1(as)the net income, profits or gains of that Finance Party worldwide;
1(at)such of the net income, profits or gains of that Finance Party as are considered to arise in or relate to or are taxable in that jurisdiction; or
1(au)if such tax is a franchise Tax (imposed in lieu of net income Tax) or a branch profits or similar Tax.
“Term Loan Facility” shall have the meaning given to that term in the New Money Facility Agreement.
“Total Commitments” means the Commitment, being USD 682,992,430 at the Effective Time, and as further set out in Schedule 1 (Lenders and Commitments).
“Total Loss” means, in relation to any of the Drilling Units:
1(av)the actual, constructive, compromised, agreed, arranged or other total loss of such Drilling Unit; and/or
1(aw)any hijacking, piracy, theft, condemnation, capture, seizure, destruction, abandonment, arrest, expropriation or confiscation, or requisition or acquisition of such Drilling Unit, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a governmental or official authority (excluding a requisition for hire for a fixed period not exceeding one (1) year without any right to extension) unless it is within one (1) month from the Total Loss Date redelivered to the full control of the relevant Drilling Unit Owner or any of the Guarantors.
“Total Loss Date” means:
1(ax)in the case of an actual total loss of any of the Drilling Unit, the date on which it occurred or, if that is unknown, the date when such Drilling Unit was last heard of;
1(ay)in the case of a constructive, compromised, agreed or arranged total loss of any of the Drilling Units, the earlier of:
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1(i)the date on which a notice of abandonment is given to the insurers (provided a claim for total loss is admitted by such insurers) or, if such insurers do not forthwith admit such a claim, at the date at which either a total loss is subsequently admitted by the insurers or a total loss is subsequently adjudged by a competent court of law or arbitration panel to have occurred or, if earlier, the date falling six (6) months after notice of abandonment of such Drilling Unit was given to the insurers; and
1(ii)the date of compromise, arrangement or agreement made by or on behalf of the relevant Drilling Unit Owners with the relevant Drilling Unit’s insurers in which the insurers agree to treat such Drilling Unit as a total loss; or
1(c)in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred.
“Transaction Security” means the Security Interests created or expressed to be created in favour of the Common Security Agent (on behalf of the Senior Secured Finance Parties) pursuant to the Security Documents.
“Transaction Steps Plan” means the steps plan dated 27 January 2022 and prepared by Ernst & Young LLP on behalf of the Group, setting out the various transactions and related steps required in order to prepare the Group for, or as part of, the transactions contemplated by this Agreement.
“Transfer Certificate” means a certificate substantially in the form as set out in Schedule 9 (Form of Transfer Certificate) or any other form agreed between the Agent and the Obligors’ Agent.
“Transfer Date” means, in respect of a Transfer (as defined in Clause 27.5 (Assignments and transfers by the Lenders)) the later of:
1(d)the proposed Transfer Date as set out in the Transfer Certificate relating to the Transfer; and
1(e)the date on which the Agent executes the Transfer Certificate.
“UK Bail-In Legislation” means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).
“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents.
“US Bankruptcy Code” means Title 11 of The United States Code (entitled “Bankruptcy”), as amended from time to time and as now or hereafter in effect, or any successor thereto.
“USD” or “US dollars” means the lawful currency of the United States of America.
“Utilisation” means the utilisation of a Loan.
“VAT” means:
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1(f)any value added tax imposed by the Value Added Tax Act 1994 and legislation and regulations supplemental thereto;
1(g)any Tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and
1(h)any other Tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraphs (a) or (b) above, or imposed elsewhere.
“Write-down and Conversion Powers” means:
1(i)in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;
1(j)in relation to the UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and
1(k)in relation to any other applicable Bail-In Legislation:
1(i)any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and
1(ii)any similar or analogous powers under that Bail-In Legislation.
1.2Construction
In this Agreement, unless the context otherwise requires:
(a)Clause and Schedule headings are for ease of reference only;
(b)words denoting the singular number shall include the plural and vice versa;
(c)references to Clauses and Schedules are references, respectively, to the clauses of and schedules to this Agreement;
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(d)a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement;
(e)references to a provision of law is a reference to that provision as it may be amended or re-enacted, and to any regulations made by the appropriate authority pursuant to such law;
(f)references to the “Agent”, the “Common Security Agent” any “Drilling Unit Owner”, any “Intra-Group Charterer”, any “Finance Party”, any “Lender”, any “Obligor”, any “Party”, or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Agent, any person for the time being appointed as Agent in accordance with the Finance Documents;
(g)a Lender’s “cost of funds” in relation to its participation in a Loan is a reference to the average cost (determined either on an actual or a notional basis) which that Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of that participation in that Loan for a period equal in length to the Interest Period of that Loan;
(h)references to “control” means the power to appoint a majority of the board of directors or to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise;
(i)references to “Finance Document”, “drilling contract”, “Charter Contract”, “Intra-Group Charterparty” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;
(j)references to “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(k)references to a “person” shall include any individual, firm, partnership, joint venture, company, corporation, trust, fund, body, corporate, unincorporated body of persons, or any state or any agency of a state or association (whether or not having separate legal personality);
(l)a Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been remedied or waived;
(m)the representations and warranties and covenants given in Clauses 21.22 (Sanctions), 24.2 (Compliance with laws and sanctions) and 24.24 (Sanctions) respectively shall not apply for the benefit of a Finance Party who notifies the Agent to this effect if and to the extent that it is or would be unenforceable by or in respect of that Finance Party by reason of any violation of, conflict with or liability of section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverodnung) (in conjunction with section 4, paragraph 1a, no.3 foreign trade law (AWG) (Außenwirtschaftsgesetz)), any provision of Council Regulation (EC) 2271/1996 (in conjunction with Commission Delegated Regulation EU 2018/1100) or any similar anti-boycott laws or regulation by that Finance Party;
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(n)a reference in this Agreement to a page or screen of an information service displaying a rate shall include:
(i)any replacement page of that information service which displays that rate; and
(ii)the appropriate page of such other information service which displays that rate from time to time in place of that information service, and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Agent after consultation with the Borrower;
(o)a reference in this Agreement to a Central Bank Rate shall include any successor rate to, or replacement rate for, that rate;
(p)any Reference Rate Supplement overrides anything in:
(i)Schedule 14 (Reference Rate Terms); or
(ii)any earlier Reference Rate Supplement;
(q)a Compounding Methodology Supplement relating to the Daily Non-Cumulative Compounded RFR Rate or the Cumulative Compounded RFR Rate overrides anything relating to that rate in:
(i)Schedule 15 (Daily Non-Cumulative Compounded RFR Rate) or Schedule 16 (Cumulative Compounded RFR Rate), as the case may be; or
(ii)any earlier Compounding Methodology Supplement; and
(r)the determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.
1.3Non-applicable provisions between the Obligors and German Lenders
(a)To the extent a Finance Party resident in Germany (“Inländer”) within the meaning of Section 2 Paragraph 15 of the AWV and therefore subject to Section 7 of the AWV would not be permitted to make a representation or grant an undertaking (to be) made or (to be) granted by an Obligor with respect to Sanctions under any of the Finance Documents, such Finance Party shall not, in the event of a breach by an Obligor of any such representation or undertaking be entitled to invoke or declare an Event of Default or vote for a cancellation of the Total Commitments and immediate repayment of the Loan in accordance with Clause 26.17 (Acceleration).
(b)The representations and undertakings in Clauses 21.22 (Sanctions), 24.2 (Compliance with laws and sanctions) and 24.24 (Sanctions), and the mandatory prepayment set out in Clause 8.4 (Sanctions) in favour of or to any Inländer are granted only to the extent that such Finance Party would be permitted to make such representations or undertakings or carry out such prepayment pursuant to Section 7 of the AWV. As a consequence, a Finance Party resident in Germany may not vote in favour of the Agent exercising any rights as set out in these Clauses if an Event of Default occurs solely as a result of misrepresentation of such representations or breach of such covenants which are not made or given for the benefit of the Finance Party resident in Germany
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and, for the purposes of ascertaining the Required Majority or whether any percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained in respect of such vote, such Lenders’ Commitments and/or party of the Loan will be deemed to be zero for the purposes of such vote.
1.4Intercreditor Agreement
In the event of any inconsistency between this Agreement and the Intercreditor Agreement, the Intercreditor Agreement shall prevail.
2.THE FACILITY
2.1The Facility
Subject to the terms of this Agreement, the Lenders make available to the Borrower, from the Effective Time, a term loan facility in an aggregate amount equal to the Total Commitments.
2.2Finance Parties’ rights and obligations
(a)The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Finance Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.
(b)The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from any of the Obligors shall be a separate and independent debt. A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.
2.3Obligors’ Agent’s Authority
(a)Each Obligor (other than the Obligors’ Agent), by its execution of this Agreement or an Accession Letter, irrevocably authorises the Obligors’ Agent to act on its behalf as its agent in relation to the Finance Documents and authorises:
(i)the Obligors’ Agent, on its behalf, to supply all information concerning itself, its financial condition and otherwise to the Finance Parties as contemplated under this Agreement and to give all notices and instruction to be given by such Obligor under the Finance Documents, to execute, on its behalf, any Finance Document and to enter into any agreement and amendment in connection with the Finance Documents (however fundamental and notwithstanding any increase in obligations of or other effect on an Obligor) including confirmation of Guarantee Obligations in connection with any amendment or consent in relation to the Facility, without further reference to or the consent of such Obligor, and each Obligor shall be obliged to confirm such authority in writing upon the request of the Agent; and
(ii)each Finance Party to give any notice, demand or other communication to be given to or served on such Obligor pursuant to the Finance Documents to the Obligors’ Agent on its behalf, and in each such case such Obligor will be bound thereby (and shall be deemed to have given/received notice thereof) as though such Obligor itself had been given such notice and instructions, executed such agreement or received any such notice, demand or other communication.
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(b)Every act, omission, agreement, undertaking, waiver, notice or other communication given or made by the Obligors’ Agent under this Agreement, or in connection with this Agreement (whether or not known to any Obligor) shall be binding for all purposes on all other Obligors as if the other Obligors had expressly made, given or concurred with the same. In the event of any conflict between any notice or other communication of the Obligors’ Agent and any other Obligor, the choice of the Obligors’ Agent shall prevail.
3.PURPOSE
3.1Purpose
(a)The purpose of this Agreement is to reinstate the Existing Facilities in an aggregate amount equal to the Total Commitments.
(b)From the Effective Time all amounts borrowed under the Facility shall be deemed fully drawn by the Borrower and applied towards the purpose originally set forth in the relevant Existing Facilities Agreement.
3.2Monitoring
Without prejudice to the obligations of the Borrower under this Clause 3, no Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.
4.CONDITIONS PRECEDENT
4.1Conditions Precedent
The Finance Parties’ obligations under this Agreement will only become effective once the Agent has received originals or certified copies of all of the documents and other evidence listed in Schedule 5 to the Amendment and Restatement Agreement, in form and substance satisfactory to (i) other than in the case of the Base Case Model, the CoCom and the Ad Hoc Group in accordance with, and as defined in, the Plan (as defined in the Amendment and Restatement Agreement), or (ii) in the case of the Base Case Model, those members of the CoCom and the Ad Hoc Group who have notified the Agent (with a copy to the Obligors’ Agent) in writing that they are or intend to be Private Lenders and accordingly wish to receive and access Private Lender Information, and the Effective Time has occurred.
4.2Waiver of conditions precedent and conditions subsequent
The conditions specified in this Clause 4 are solely for the benefit of the Finance Parties and may be waived on their behalf in whole or in part and with or without conditions by the Agent (acting on the instructions of the Required Majority unless it is a non-material matter of administrative or technical character where the Agent may act in its sole discretion), save for conditions which are specified in Clause 35.4.2 (All Lender matters) which will be subject to consent from all the Lenders. The Finance Parties shall be notified by the Agent of a waiver granted pursuant to this Clause 4.
5.UTILISATION
5.1Deemed Utilisation of the Facility
As at the Effective Time, the Facility will, subject to the terms of this Agreement, be deemed to have been utilised in full and the Loan (in an aggregate amount equal to the Total Commitments) will be deemed to have been advanced to the Borrower, without the Lenders
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being required to advance, or advancing, any funds to the Borrower or making any such amounts available to the Agent for the account of the Borrower.
6.REPAYMENT
6.1Scheduled Repayments
The Borrower shall repay the Facility by consecutive quarterly repayments as set out in Schedule 10 (Repayments).
6.2Final repayment
On the Final Maturity Date the Borrower shall repay all Loans and all other outstanding amounts under the Facility in full, together with all other sums due and outstanding under the Finance Documents at such date (if any).
7.VOLUNTARY PREPAYMENT AND CANCELLATION
7.1Voluntary prepayment - general
Subject to Clause 7.2 (Voluntary prepayment – Refinancing) and Clause 7.4.6 (Application), the Borrower may, if it gives the Agent not less than five (5) RFR Banking Days’ (or such shorter period as the Required Majority may agree) prior written notice prepay the whole or any part of the Facility (but if in part: in a minimum amount of USD five million (USD 5,000,000), or in integral multiples of USD five million (5,000,000), or in each case such lesser amount as is acceptable to the Agent).
7.2Voluntary prepayment - Refinancing
The Facility may be prepaid in full with the proceeds from a Refinancing Facility.
7.3Voluntary cancellation
The Borrower may, by giving the Agent not less than three (3) Business Days’ prior written notice, permanently reduce, cancel or terminate all or part of the unutilised portions of the Facility (but if in part, in a minimum amount of USD five million (5,000,000) or in integral multiples of USD five million (5,000,000)).
7.4Terms and conditions for voluntary prepayments and cancellation
7.4.1Irrevocable notice
Any notice of prepayment or cancellation by the Borrower under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date upon which the prepayment or cancellation is to be made and the amount of the prepayment or cancellation.
7.4.2Additional payments
(a)Upon any reduction/cancellation of the Commitments under this Clause 7, the Borrower shall repay the Loan by an amount sufficient to ensure that the total aggregate amount of the Loan shall constitute no more than the amount of the Available Commitment following the relevant reduction/cancellation, such repayment to be made no later than on the day that the relevant reduction/cancellation becomes effective.
(b)Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to the exit fee pursuant to Clause 13.1 (Exit fee) and any Break Costs pursuant to Clause 12.4 (Break Costs), without premium or penalty.
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7.4.3Time of prepayment and cancellation
The Borrower shall not repay or prepay all or any part of the Facility or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.
7.4.4No reinstatement
(a)No amount of the Commitments cancelled under this Agreement may subsequently be reinstated. The Borrower may not utilise any part of the Facility which has been cancelled.
(b)Any amount of the Facility repaid or prepaid may not be re-borrowed.
7.4.5Forwarding of notice of prepayment and cancellation
If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to the Lenders.
7.4.6Application
Any voluntary cancellation and/or prepayment made pursuant to this Clause 7 shall be applied towards the Facility, pro rata against the scheduled repayments.
7.5Amended Repayment Schedule
Upon any prepayment or cancellation the Agent shall, if applicable, replace Schedule 10 (Repayments) with an amended and new repayment and reduction schedule reflecting the correct scheduled amounts and provide a copy to the Borrower and the Lenders thereof.
8.MANDATORY PREPAYMENT AND CANCELLATION
8.1Total Loss
If a Drilling Unit suffers a Total Loss, the loans outstanding under the Secured Bank Facilities shall be prepaid on the Disposal Reduction Date in an amount equal to the Disposal Reduction Amount in accordance with the Asset Sale Waterfall.
8.2Sale or disposal
8.2.1Sale or disposal - conditions
(a)Subject to the terms of this Clause 8.2, a Drilling Unit or Drilling Unit Owner may be sold or otherwise disposed of for at least fair market value to a person that is not a member of the RigCo Group (but excluding any sale or disposal in accordance with Clause 24.21(f) (Ownership) which will instead be governed by that Clause) (a “Disposal”) in return for consideration in the form of:
(i)cash (“Cash Consideration”);
(ii)non-cash consideration (including any seller’s credit) other than as referred to in paragraph (iii) below (“Non-Cash Consideration”); and/or
(iii)Commitments in an amount not more than the Reinstated Facility Pro Rata Portion of the applicable Disposal Reduction Amount (the “Porting Amount”) being (A) transferred (on a pro rata basis for the Lenders) to the buyer of the relevant Drilling Unit or Drilling Unit Owner, or (B) cancelled in return for the
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Lenders receiving (on a pro rata basis) debt in the buyer of the relevant Drilling Unit or Drilling Unit Owner (each of (A) and (B), “Porting Consideration”),
(together “Consideration”).
(b)A Disposal may only be effectuated if:
(i)the aggregate Consideration received is equal to or greater than the applicable Disposal Reduction Amount;
(ii)in case of a Disposal for Cash Consideration in whole or in part, Cash Consideration in an amount equal to the applicable Disposal Reduction Amount (less the value of any permitted Non-Cash Consideration and/or any permitted Porting Amount) is applied in accordance with the Asset Sale Waterfall on the Disposal Reduction Date;
(iii)in case of a Disposal for Non-Cash Consideration in whole or in part, any such Non-Cash Consideration is:
(A)approved by the Supra Majority Lenders;
(B)not subject to any disposal restrictions (other than pursuant to the Secured Bank Facilities Agreements); and
(C)pledged as security in favour of the Senior Secured Finance Parties under Security Documents in form and substance satisfactory to the Common Security Agent, provided, however, that to the extent any Non-Cash Consideration is a drilling unit, rig or vessel, such drilling unit, rig or vessel shall be deemed a “Drilling Unit” and the owner thereof a “Drilling Unit Owner” and such Drilling Unit and Drilling Unit Owner shall be subject to the guarantee and security arrangements contemplated in respect of other Drilling Units and Drilling Unit Owners under the Secured Bank Facilities Agreements; and
(iv)in case of a Disposal for partial Porting Consideration:
(A)the relevant Disposal (including the terms of the Porting Consideration) is approved by all of the Lenders; and
(B)the Obligors’ Agent has provided evidence to the Agent that the Asset Coverage Threshold (calculated pro forma for the relevant Disposal and any related prepayment and Porting Consideration) will be met immediately following completion of the relevant Disposal.
(c)Any Disposal that does not comply with the terms in paragraph (a) and (b) above requires the consent of the Supra Majority Lenders, provided that any waiver or deviation from the requirements relating to a Disposal for Porting Consideration requires the consent of the Lenders.
(d)Each Finance Party irrevocably authorises, empowers and instructs the Common Security Agent to execute any documentation (in form and substance reasonably
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satisfactory to the Common Security Agent) required to create and perfect the security necessary to comply with the conditions set out in paragraph (b)(iii)(C) above.
(e)Any Intra-Group Charterer, Charter Contract and/or other agreement or arrangement relating to the employment, use, possession, management, maintenance, improvement or other alteration, storage and/or operation of any Drilling Unit which is the subject of a disposal pursuant to this Clause 8.2 or is owned by a Drilling Unit Owner which is the subject of a disposal pursuant to this Clause 8.2 (a “Relevant Drilling Unit”) may be sold or otherwise disposed of in conjunction with that Relevant Drilling Unit (or those Relevant Drilling Units if there is more than one) and any sale proceeds therefrom shall, for the purposes of this Clause 8.2, be treated as the sale proceeds of the relevant Drilling Unit(s) or Drilling Unit Owner (as applicable), provided that:
(i)in the case of an Intra-Group Charterer, its operations and assets relate solely to a Relevant Drilling Unit;
(ii)in the case of any Charter Contract and any other agreement or arrangement referred to in this paragraph (e), such Charter Contract or other agreement or arrangement does not relate to the charter, employment, use, possession, management, maintenance, improvement or other alteration, storage and/or operation of any Drilling Unit other than a Relevant Drilling Unit; and
(iii)the fair market value to be obtained for the disposal of the Relevant Drilling Unit(s) reflects the value (if any) attributed by the disposing entity to the relevant Intra-Group Charterer, Charter Contract and/or other agreement or arrangement referred to in this paragraph (e) (as applicable).
8.2.2Sale or disposal - administrative provisions
(a)For the avoidance of doubt, and without limiting Clause 8.2.1, to the extent any Disposal results in the full prepayment in cash and cancellation of a Secured Bank Facility, no consent will be required from the Senior Secured Lenders under that Secured Bank Facility.
(b)Notwithstanding anything to the contrary in this Clause 8.2, to the extent any Lender would be prohibited from extending any credit to the buyer of any Drilling Unit or Drilling Unit Owner by reason of any law or regulation applicable to it (including but not limited to Sanctions) such Lender shall have the right to demand repayment in cash of its Commitment that would otherwise have been Porting Consideration.
(c)In case of a Disposal in accordance with this Clause 8.2, the Common Security Agent shall release (i) any Security Documents relating to the relevant Drilling Unit and/or Drilling Unit Owner and/or Intra-Group Charterer of such Drilling Unit and (ii) the relevant Drilling Unit Owner and/or Intra-Group Charterer (as applicable) from its obligations as Guarantor under the Secured Bank Facilities Agreements, in each case in accordance with Clause 27.4 (Release of Guarantors and Security Documents).
8.2.3Future consideration or proceeds from Non-Cash Consideration
(a)Any future cash consideration from a disposal or realisation of any Non-Cash Consideration shall be applied in accordance with the Asset Sale Waterfall:
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(i)in respect of Non-Cash Consideration in form of a Drilling Unit (a “Replacement Drilling Unit”), in an amount up to the higher of (A) the Disposal Reduction Amount applicable for the Drilling Unit for which such Replacement Drilling Unit was received (taking into account any amount already applied in prepayment towards the Disposal Reduction Amount), and (B) the Disposal Reduction Amount for the Replacement Drilling Unit; and
(ii)in respect of any other form of Non-Cash Consideration, in an amount up the Disposal Reduction Amount applicable for the Drilling Unit for which such Non-Cash Consideration was received (taking into account any amount already applied in prepayment towards the Disposal Reduction Amount).
8.2.4Sale or disposal - definitions
For the purpose of this Clause 8 (Mandatory Prepayment and Cancellation) the following definitions shall apply:
“Asset Sale Waterfall” means:
(i)first, and only to the extent the Asset Coverage Threshold (calculated on a pro forma basis for the relevant Disposal or Total Loss and, in case of a Disposal, taking into account any Cash Consideration in excess of the applicable Disposal Reduction Amount which constitutes Cash and Cash Equivalents of the RigCo Group) (the “Pro Forma Asset Coverage Threshold”) is not met, towards prepayment (and cancellation of an equivalent amount of commitments) of any drawn amounts under the New Money Facilities (pro rata between drawn amounts under the Term Loan Facility and the Revolving Facility) until the Pro Forma Asset Coverage Threshold is met;
(ii)second, and only to the extent the Pro Forma Asset Coverage Threshold is not met following the prepayments pursuant to paragraph (i) above, towards prepayment (and cancellation of an equivalent amount of commitments) and/or cancellation of any remaining amounts under the New Money Facilities (pro-rata between the Term Loan Facility and the Revolving Facility) until the Pro Forma Asset Coverage Threshold is met; and
(iii)third, towards prepayment of the Facility.
“Disposal Reduction Amount” means, with respect to a Drilling Unit or Drilling Unit Owner, the amount equal to the Relevant Guarantee Portion in respect of such Drilling Unit or the Drilling Unit(s) owned by such Drilling Unit Owner.
“Disposal Reduction Date” means, in relation to a Drilling Unit or Drilling Unit Owner:
(i)where such Drilling Unit has become a Total Loss, the date which is the earlier of the date the Disposal Reduction Amount is available and one hundred and twenty (120) days after such Drilling Unit became a Total Loss; or
(ii)where such Drilling Unit or Drilling Unit Owner is sold or otherwise disposed of (directly or indirectly through a sale of the Drilling Unit Owner), the date upon which the sale or disposal of such Drilling Unit or Drilling Unit Owner is completed.
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“Reinstated Facility Pro Rata Portion” means a percentage equal to the proportion that the aggregate of all outstanding loans and available commitments under the Facility bear to the aggregate of all outstanding loans and available commitments under the Secured Bank Facilities (A / B x 100, and where A is the aggregate of all outstanding loans and available commitments under the Facility at the time and B is the aggregate of all outstanding loans and available commitments under the Secured Bank Facilities at the time).
8.3Illegality
If it becomes unlawful under any law, regulation, treaty or of any directive of any monetary authority (whether or not having the force of law) in any applicable jurisdiction, for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in a Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:
(a)that Lender shall promptly notify the Agent upon becoming aware of that event;
(b)the Agent shall promptly notify the Borrower (specifying the obligations the performance of which is thereby rendered unlawful and the law giving rise to the same) upon receipt of notification in accordance with paragraph (a) above;
(c)upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately reduced to zero and cancelled; and
(d)the Borrower shall repay that Lender’s participation in the relevant loans on the last day of the Interest Period occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).
8.4Sanctions
(a)Subject to paragraph (b) below, upon the occurrence of any Obligor or any Subsidiary of any Obligor being in breach of Sanctions (including non-compliance with Clause 24.2(b) and Clause 24.24 (Sanctions)) or becoming a Restricted Party, and such event remains unremedied (if capable of being remedied);
(i)each Lender shall have the right to demand by written notice to the Agent that its Commitment is cancelled and that its participation in the Loans and all other amounts outstanding and owed to it under the Finance Documents are repaid;
(ii)the Agent shall promptly notify the Borrower upon receipt of a notification in accordance with paragraph (i) above; and
(iii)on the date that is ten (10) Business Day’s after prior written notice by the Agent to the Borrower, the relevant Lenders’ Commitment shall be reduced to zero and cancelled and the Borrower shall repay that Lenders’ participation the Loans and all other amounts outstanding and owed to such Lender under the Finance Documents.
(b)Where a breach of Sanctions occurs in relation to one Drilling Unit only, without Sanctions being imposed on the remaining Obligors, each Lender will only have the
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right to demand payment in accordance with paragraph (a) above of its pro rata portion of the Relevant Guarantee Portion.
8.5Change of control
(a)For the purpose of this Clause 8.5, a “Change of Control” occurs if:
(i)any person or group of persons acting in concert, obtains (A) more than fifty per cent (50%) of the voting rights or share capital of the Parent or (B) the ability to otherwise control the appointment of a majority of the members of the board of directors of the Parent; or
(ii)all or substantially all of the Group’s assets (as measured by asset valuations or other fair market value determinations) are sold or otherwise disposed of (whether voluntary or involuntary) in a single transaction or a series of transactions (whether related or not).
(b)Subject to paragraph (c) below, upon the occurrence of a Change of Control, the Total Commitments shall be cancelled and all Loans and other amounts outstanding under the Finance Documents shall be prepaid within sixty (60) days after the occurrence of the relevant Change of Control, unless the Required Majority consent to such Change of Control not later than thirty (30) days after the occurrence of the relevant Change of Control.
(c)Notwithstanding the consent of the Required Majority to any Change of Control as contemplated in paragraph (b) above, to the extent any Lender would be prohibited from extending credit to any person acquiring (or being part of a group acquiring) more than fifty per cent. (50%) of the voting rights or share capital of the Parent or the ability to otherwise control the appointment of a majority of the members of the board of directors of the Parent by reason of any law or regulation applicable to it (including but not limited to Sanctions), such Lender shall have the right to demand prepayment of its participation in all Loans and other amounts outstanding and owed to it under the Finance Documents within sixty (60) days after the occurrence of such Change of Control.
8.6Insurance proceeds
(a)Any Net Insurance Proceeds received by the Group shall promptly following receipt be applied towards prepayment of the Facility in accordance with the Asset Sale Waterfall.
(b)For the purpose of this Clause 8.6, “Net Insurance Proceeds” means net proceeds of claims under insurance contracts of the Group in excess of USD 1,000,000 (or its equivalent in other currencies) after costs and expenses and Taxes and excluding:
(i)proceeds of business interruption insurance and other insurance in relation to revenues; and
(ii)any amount to be applied (and which is applied) towards:
(A)repayment in respect of a Total Loss as set out in Clause 8.1 (Total Loss);
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(B)replacement or repair of the relevant asset to which the insurance relates (including reimbursement of amounts that have been spent on the same); and
(C)meeting (or reimbursing amounts which have been incurred in meeting) third party claims and liabilities incurred.
8.7Recycling Units
(a)A Recycling Unit may be sold or otherwise disposed of to a person that is not a member of the RigCo Group (a “Recycling Disposal”) provided that the net proceeds from the relevant Recycling Disposal are paid in cash to the agent under the Recycling Proceeds Agreement for distribution to the relevant Recycling Lenders on a pro rata basis (according to their respective commitments set out in the Recycling Proceeds Agreement) on completion of the relevant Recycling Disposal.
(b)The Recycling Lenders right to receive payment as set out in paragraph (a) above shall be secured only by (i) guarantees from the relevant Recycling Unit Owner, and (ii) security over the relevant Recycling Assets, and the Recycling Lenders right to take actions against the Group in respect of any breach of this Clause 8.7 shall be limited to actions under and as set out in the Recycling Proceeds Agreement.
(c)In the case of a Recycling Disposal in accordance with this Clause 8.7, the Common Security Agent shall concurrently with any such Recycling Disposal and the payment of the net proceeds to the relevant Recycling Lenders, release (i) any Security Interest relating to the relevant Recycling Assets and (ii) the relevant Recycling Unit Owner from its obligations as guarantor under the Recycling Proceeds Agreement, in each case in accordance with the Recycling Proceeds Agreement.
(d)For the purpose of this Clause 8.7, the following definitions shall apply:
“Recycling Assets” means any shares or other ownership interest in the Recycling Unit Owner(s), the Recycling Unit(s) and any Insurance and Earnings related to the Recycling Unit(s).
“Recycling Lenders” shall have the meaning given to that term in the Recycling Proceeds Agreement.
“Recycling Proceeds Agreement” means an agreement entered into between the Agent, the Common Security Agent and the Recycling Unit Owners on or about the Effective Time.
8.8Cash sweep prepayment
(a)If RigCo Ongoing Liquidity (calculated quarterly on the last Business Day of the month immediately preceding a Cash Sweep Prepayment Date (a “Cash Sweep Calculation Date”)) exceeds the Cash Sweep Threshold, the Borrower shall apply an amount equal to seventy-five per cent. (75%) of the amount by which RigCo Ongoing Liquidity exceeds the Cash Sweep Threshold on such Cash Sweep Calculation Date (the “Cash Sweep Amount”) in accordance with paragraph (c) below.
(b)The Obligors’ Agent shall provide the Agent with a calculation (based on cash balance statements) of RigCo Ongoing Liquidity and any Cash Sweep Amount (if applicable) in
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the form set out in Schedule 11 (Form of RigCo Ongoing Liquidity and Cash Sweep Amount Calculation) no later than five (5) Business Days after each Cash Sweep Calculation Date.
(c)The Cash Sweep Amount shall be applied by the Borrower towards repayment of principal amounts outstanding under the Facility on each relevant Cash Sweep Prepayment Date.
8.9Terms and conditions for mandatory prepayments and cancellation
8.9.1Application
(a)Unless otherwise specified in this Clause 8, all mandatory prepayments and/or cancellations (as the case may be) made under this Clause 8 in respect of the Facility shall be applied in inverse order of maturity.
(b)Upon any prepayments and/or cancellations, the Agent shall, if applicable, replace Schedule 10 (Repayments) with an amended and new repayment schedule reflecting the correct scheduled amounts and provide a copy to the Borrower and the Lenders thereof.
8.9.2Additional payments
Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to the exit fee pursuant to Clause 13.1 (Exit fee) and any Break Costs pursuant to Clause 12.4 (Break Costs) below, without premium or penalty.
8.9.3No reinstatement
No amount of the Commitments cancelled or repaid under this Clause 8 may subsequently be reinstated. The Borrower may not utilise any part of the Facility which has been cancelled or any part of the Facility which has been prepaid under this Clause 8.
8.9.4Forwarding of notice of prepayment and cancellation
If the Agent receives a notice under this Clause 8 it shall promptly forward a copy of that notice to the Finance Parties (as relevant) and the Borrower.
8.9.5Exit fee netting
Notwithstanding any other provision of this Clause 8, in determining the amount of any mandatory prepayment to be made pursuant to Clause 8.2 (Sale or disposal) Clause 8.6 (Insurance proceeds) or Clause 8.8 (Cash sweep prepayment), the amount of any exit fee payable under Clause 13.1 (Exit fee) in relation to that mandatory prepayment is to be taken into account when calculating the amount prepayable so that the amount required to be prepaid plus the applicable exit fee does not exceed the proceeds available to the Group arising from the matter that has triggered the mandatory prepayment or, in the case of Clause 8.8 (Cash sweep prepayment), the amount that would otherwise have been required to be applied under that Clause 8.8. For the avoidance of doubt, notwithstanding this 8.9.5, the exit fee payable in respect of any prepaid, and/or cancelled commitments will remain to be calculated in accordance with Clause 13.1 (Exit fee).
9.SOFR TERM RATES
(a)The Borrower notes the announcement made by the Alternative Reference Rates Committee on 29 July 2021 that it is formally recommending CME Group’s SOFR Term Rates and the announcement made by the Alternative Reference Rates Committee on
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21 July 2021 of conventions and recommended best practices for the use of forward-looking Secured Overnight Financing Rates (“SOFR Term Rates”).
(b)The Borrower is monitoring market developments with respect to the use of SOFR Term Rates and reserves the right (but without any obligation of any sort to do so) to (at any time and at the cost of the Borrower) seek the consent of the Agent (in its own capacity) and the Agent (acting on the instructions of the Required Majority) to amend this Agreement:
(i)pursuant to Clause 35.4.4 (Changes to Reference Rates); or
(ii)otherwise in circumstances where the Borrower considers in good faith that use of SOFR Term Rates has become established practice in the European loan market, to use SOFR Term Rates for the calculation of interest for Loans and Unpaid Sums under this Agreement denominated in US dollars, provided in each case that, notwithstanding the consent of the Agent (in its own capacity and acting on the instructions of the Required Majority), no such amendment to this Agreement shall be made if, in relation to that amendment, a Lender has certified in writing to the Agent (with a copy to the Borrower) that at the time of the proposed amendment it is operationally unable to offer SOFR Term Rates to its borrowers generally under similar loans or facility agreements (it being acknowledged and agreed that a written and duly signed statement by a Lender to this effect will be sufficient provided that it has been delivered in respect of the amendment then proposed).
10.INTEREST
10.1Calculation of interest
(a)The rate of interest on each Loan for any day during an Interest Period is the percentage rate per annum which is the aggregate of:
(i)the Applicable Margin; and
(ii)the Compounded Reference Rate for that day.
(b)If any day during an Interest Period for a Loan is not an RFR Banking Day, the rate of interest on that Loan for that day will be the rate applicable to the immediately preceding RFR Banking Day.
10.2Payment of interest
(a)Subject to paragraph (b) below, the Borrower shall pay accrued interest in cash on the Loan on each Interest Payment Date.
(b)If on the first Business Day in the month in which the relevant Interest Payment Date falls (the “PIYC Calculation Date”):
(i)RigCo Ongoing Liquidity exceeds the PIYC Threshold, all interest which has accrued during that Interest Period on the Loan shall be paid in cash in accordance with paragraph (a) above; or
(ii)RigCo Ongoing Liquidity is less than the PIYC Threshold:
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(A)interest on the Loan which has accrued during that Interest Period at the PIYC Margin shall on that Interest Payment Date be capitalised and added to the principal outstanding amount under the Facility and, except as otherwise permitted under the Finance Documents, be payable as principal on the Final Maturity Date; and
(B)the remaining accrued interest on the Loan which has accrued during that Interest Period shall be paid in cash on the relevant Interest Payment Date.
(c)For the purpose of paragraph (b) above, the Obligors’ Agent shall provide the Agent with a calculation (based on cash balance bank statements) of RigCo Ongoing Liquidity in the form set out in Schedule 12 (Form of RigCo Ongoing Liquidity and Interest Calculation) no later than five (5) Business Days prior to the last day of each Interest Period.
(d)If the Obligors’ Agent fails to comply with paragraph (c) above, then any interest that would otherwise be capitalised and added to the principal outstanding amount under the Facility in accordance with paragraph (b)(ii)(A) above shall be paid in cash in accordance with paragraph (a) above.
10.3Default interest
(a)If an Obligor fails to pay any amount payable by it under the Finance Documents on its due date, interest shall accrue on the overdue amount from the due date and up to the date of actual payment (both before and after judgment) at a rate determined by the Agent to be two percentage points (2%) higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 10.3 shall be immediately payable by the Obligors on demand by the Agent.
(b)Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.
10.4Notifications
(a)The Agent shall promptly upon a Compounded Rate Interest Payment being determinable notify:
(i)the Borrower of that Compounded Rate Interest Payment;
(ii)each relevant Lender of the proportion of that Compounded Rate Interest Payment which relates to that Lender's participation in the relevant Loan; and
(iii)the relevant Lenders and the relevant Borrower of:
(A)each applicable rate of interest relating to the determination of that Compounded Rate Interest Payment; and
(B)to the extent it is then determinable, the Market Disruption Rate (if any) relating to the relevant Loan.
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This paragraph (a) shall not apply to any Compounded Rate Interest Payment determined pursuant to Clause 12.3 (Cost of funds).
(b)The Agent shall promptly notify the Borrower of each Funding Rate relating to a Loan.
(c)The Agent shall promptly notify the relevant Lenders and the Borrower of the determination of a rate of interest relating to a Loan to which Clause 12.3 (Cost of funds) applies.
(d)This Clause 10.4 shall not require the Agent to make any notification to any Party on a day which is not a Business Day.
11.INTEREST PERIODS
11.1Selection of Interest Periods
(a)Subject to paragraph (b) below and Clause 11.2 (Non-Business Day), from the Effective Time, each Interest Period for a Loan hereunder shall be three (3) months commencing on the last day of its preceding Interest Period and ending on 15 June, 15 September, 15 December or 15 March (as applicable), provided that the first Interest Period shall commence at the Effective Time and end on the first of the dates specified above to occur after the Effective Time.
(b)An Interest Period for a Loan shall not extend beyond the Final Maturity Date, but shall be shortened so that it ends on the Final Maturity Date.
11.2Non-Business Day
(a)If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).
(b)Notwithstanding paragraph (a) above, any rules specified as “Business Day Conventions” in the applicable Reference Rate Terms for a Loan or Unpaid Sum shall apply to each Interest Period for that Loan or Unpaid Sum.
11.3Notification of Interest Periods
The Agent will notify the Borrower and the Lenders of the Interest Periods determined in accordance with this Clause 11.
12.CHANGES TO THE CALCULATION OF INTEREST
12.1Interest calculation if no RFR and Central Bank Rate
If:
(a)there is no applicable RFR or Central Bank Rate for the purposes of calculating the Daily Non-Cumulative Compounded RFR Rate for an RFR Banking Day during an Interest Period for a Loan; and
(b)“Cost of funds will apply as a fallback” is specified in the Reference Rate Terms for that Loan,
Clause 12.3 (Cost of funds) shall apply to that Loan for the relevant Interest Period.
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12.2Market disruption
If a Market Disruption Rate is specified in the Reference Rate Terms for a Loan and before the Reporting Time for that Loan the Agent receives notifications from a Lender or Lenders (whose participations in that Loan is fifty per cent. (50%) or more of that Loan) that its cost of funds relating to its participation in that Loan would be in excess of that Market Disruption Rate, then Clause 12.3 (Cost of funds) shall apply to that Loan for the relevant Interest Period.
12.3Cost of funds
(a)If this Clause 12.3 (Cost of funds) applies to a Loan for an Interest Period Clause 10.1 (Calculation of interest) shall not apply to that Loan for that Interest Period and the rate of interest on that Loan for that Interest Period shall be the percentage rate per annum which is the sum of:
(i)the Applicable Margin; and
(ii)the weighted average of the rates notified to the Agent by each Lender as soon as practicable and in any event by the Reporting Time for that Loan to be that which expresses as a percentage rate per annum its cost of funds relating to its participation in that Loan.
(b)If this Clause 12.3 (Cost of funds) applies and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.
(c)Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.
(d)If this Clause 12.3 (Cost of funds) applies but any Lender does not notify a rate to the Agent by the time specified in paragraph (a) above for the relevant Loan the rate of interest shall be calculated on the basis of the rates notified by the remaining Lenders.
(e)If this Clause 12.3 (Cost of funds) applies the Agent shall, as soon as possible, notify the Borrower.
12.4Break Costs
(a)If an amount is specified as Break Costs in the Reference Rate Terms, the Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.
(b)Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Cost for any Interest Period in which they become, or may become, payable.
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13.FEES
13.1Exit fee
The Borrower shall pay to the Agent (for the account of the Lenders and pro rata to their respective Commitments on the relevant payment, prepayment, cancellation and/or transfer date) an exit fee of 5.00 per cent. (5%) of the amount of the Commitments that are repaid, prepaid, cancelled and/or transferred to a buyer of a Drilling Unit or Drilling Unit Owner in accordance with Clause 8.2 (Sale or disposals) on each date on which such repayment, prepayment, cancellation and/or transfer of Commitments occurs. For the avoidance of doubt, the total exit fee payable by the Borrower under this Clause 13.1 shall be an amount equal to 5.00 per cent. (5%) of the Total Commitments at the Effective Date.
13.2Other fees
The Borrower shall pay such other fees as set out in the Fee Letters.
14.TAX GROSS-UP AND INDEMNITIES
14.1Definitions
In this Agreement:
"Tax Credit" means a credit against, relief or remission for, or repayment of, any Tax.
"Tax Payment" means either the increase in a payment made by an Obligor to a Finance Party under Clause 14.2.2 (Tax gross-up) or a payment under Clause 14.3 (Tax indemnity).
Unless a contrary indication appears, in this Clause 14 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.
14.2Taxes
14.2.1No withholding
All payments by the Obligors under the Finance Documents shall be made without any Tax Deduction, unless a Tax Deduction is required by law.
14.2.2Tax gross-up
(a)The Obligors’ Agent shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Obligors’ Agent and the relevant Obligor.
(b)If a Tax Deduction is required by law to be made by an Obligor (including, for the avoidance of doubt and without prejudice to the generality of the foregoing, as a result of a change of tax residence, jurisdiction, organisation, centre of main interest and/or establishment of an Obligor and/or the accession of a Replacement Borrower and/or the replacement of the Original Borrower with a Replacement Borrower):
(i)the amount of the payment due from the Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required; and
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(ii)the Obligor shall make that Tax Deduction (and any payment required in connection with that Tax Deduction) within the time allowed and in the minimum amount required by law.
(c)Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.
14.3Tax indemnity
The Borrower shall (within three (3) Business Days of demand by the Agent) pay to the Agent for the account of the relevant Finance Party an amount equal to the loss, liability or cost which a Finance Party determines will be or has been (directly or indirectly) suffered for or on account of any Tax by such Finance Party in respect of a Finance Document, save for any Tax on Overall Net Income assessed on a Finance Party or to the extent such loss, liability or cost:
(a)is compensated under Clause 14.2.2 (Tax gross-up); or
(b)relates to a FATCA Deduction required to be made by a Party.
14.4Tax Credit
If an Obligor makes a Tax Payment and the relevant Finance Party determines that:
(a)a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, or to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and
(b)that Finance Party has obtained and utilised that Tax Credit, the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.
14.5Stamp taxes
The Borrower shall (within three (3) Business Days of demand by the Agent) pay to the Agent for the account of the relevant Finance Party an amount equal to any loss, liability or cost which that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document (other than in relation to any assignment or transfer of rights and/or obligations under the Finance Documents, save where such assignment or transfer is made (i) at the request of an Obligor or the Obligors’ Agent, (ii) pursuant to Clause 17.1 (Mitigation) or (iii) following an Event of Default which is continuing).
14.6VAT
(a)All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes shall be deemed to be exclusive of any VAT. If VAT is chargeable on that supply and such Finance Party is required to account to the relevant tax authority for the VAT, that Party shall pay to the Agent for the account of
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such Finance Party (in addition to the amount required pursuant to the Finance Documents) an amount equal to such VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).
(b)Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
(c)Any reference in this Clause 14.6 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term "representative member" to have the same meaning as in the Value Added Tax Act 1994 or other similar member of such group at such time for VAT purposes).
(d)In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party's VAT registration and such other information as is reasonably requested in connection with such Finance Party's VAT reporting requirements in relation to such supply.
14.7FATCA Information
(a)Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:
(i)confirm to that other Party whether it is:
(A)a FATCA Exempt Party; or
(B)not a FATCA Exempt Party;
(ii)supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and
(iii)supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.
(b)If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.
(c)Paragraph (a) above shall not oblige any Party to do anything, which would or might in its reasonable opinion constitute a breach of:
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(i)any law or regulation;
(ii)any fiduciary duty; or
(iii)any duty of confidentiality.
(d)If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.
14.8FATCA Deduction
(a)Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.
(b)Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Obligors’ Agent and the Agent and the Agent shall notify the other Finance Parties.
15.INCREASED COSTS
15.1Increased Costs
(a)Subject to Clause 15.2 (Exceptions), the Borrower shall, upon demand from the Agent, pay for the account of a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law, regulation or treaty or any directive of any monetary authority (whether or not having the force of law) (including, but not limited to any laws and regulations implementing new or modified capital adequacy requirements), (ii) compliance with any law or regulation made after the Effective Time, or (iii) any change in (or in the interpretation, administration or application of) the implementation or application of or compliance with Basel III or any other law or regulation which implements Basel III and CRD IV, provided that, in the case of (iii), the relevant Finance Party confirms to the Borrower and the Agent that it is seeking to recover such costs to a similar extent from its borrowers generally (where the facilities extended to such borrowers include a right for the relevant Finance Party to recover such costs) (it being acknowledged and agreed that a written and duly signed statement by a Finance Party to this effect will be sufficient, and that a Finance Party will not be required to provide any further evidence or otherwise substantiate its position concerning Basel III or CRD IV costs).
(b)In this Agreement:
(i)“Basel III” means:
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(A)the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;
(B)the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and
(C)any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III".
(ii)“CRD IV” means:
(A)Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012; and
(B)Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC.
(iii)“Increased Costs” means:
(A)a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;
(B)an additional or increased cost; or
(C)a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitments or funding or performing its obligations under any Finance Document.
(c)A Finance Party intending to make a claim pursuant to this Clause 15.1 shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower. Each Finance Party shall as soon as practicable after a demand by the Agent, provide a confirmation showing the amount of its Increased Costs.
15.2Exceptions
Clause 15.1 (Increased Costs) does not apply to the extent any Increased Cost is:
(a)attributable to a Tax Deduction required by law to be made by an Obligor;
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(b)compensated for by Clause 14.3(Tax indemnity) (or would have been compensated for under Clause 14.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in Clause 14.3 (Tax indemnity) applied);
(c)attributable to a FATCA Deduction required to be made by a Party; or
(d)attributable to gross negligence or the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.
16.OTHER INDEMNITIES
16.1Currency indemnity
(a)If any sum due from an Obligor under the Finance Documents (for the purposes of this Clause, a “Sum”), or any order, judgement or award given or made in relation to a Sum, has to be converted from the currency (for the purposes of this Clause, the “First Currency”) in which that Sum is payable into another currency (for the purposes of this Clause, the “Second Currency”) for the purpose of:
(i)making or filing a claim or proof against an Obligor; or
(ii)obtaining or enforcing an order, judgement or award in relation to any litigation or arbitration proceedings, each Obligor shall as an independent obligation, within three (3) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.
(b)Each of the Obligors waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.
16.2Other indemnities
The Borrower shall within three (3) Business Days of demand, indemnify each Finance Party against any documented costs, loss or liability incurred by that Finance Party as a result of:
(a)the occurrence of any Event of Default;
(b)any Environmental Claim arising out of any property or facility or any operations of the Group;
(c)a failure by an Obligor to pay any amount due under the Finance Documents on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 30 (Sharing among the Finance Parties); or
(d)a Loan (or part thereof) not being prepaid in accordance with a notice of prepayment given by the Borrower.
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16.3Indemnity to the Finance Parties
The Borrower shall promptly indemnify the Agent or any other Finance Party against any documented cost, loss or liability incurred by the Agent or any other Finance Party (acting reasonably) as a result of:
(a)investigating any event which it reasonably believes is a possible Event of Default;
(b)acting or verifying any notice, request or instruction which it reasonably believes to be genuine, correct or appropriately authorised; or
(c)instructing lawyers, accountants, tax advisers, surveyors or other professional advisors or experts as permitted under this Agreement.
17.MITIGATION BY THE LENDERS
17.1Mitigation
17.1.1Without in any way limiting the obligations of the Borrower hereunder, each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of:
(a)Clause 8.3 (Illegality);
(b)Clause 14 (Tax gross-up and indemnities); and
(c)Clause 15 (Increased Costs),
including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or another Facility Office.
17.1.2A Finance Party is not obliged to take any steps under this Clause 17.1 if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.
17.2Replacement of a Lender
17.2.1If any Lender (i) becomes a Defaulting Lender, or (ii) charges a material amount in excess of that being charged by the other Lenders with respect to contingencies described in Clause 14 (Tax gross-up and indemnities) and/or Clause 15 (Increased Costs), then the Obligors’ Agent may (but in respect of paragraph (ii) above, only in the absence of a Default or Event of Default), on five (5) Business Days' prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer its rights and obligations under this Agreement to a replacement lender (for the purposes of this Clause, a "Replacement Lender") in accordance with Clause 27.5 (Assignments and transfers by the Lenders), and subject to the following conditions:
(a)the Obligors’ Agent shall have no right to replace the Agent;
(b)neither the Agent nor the relevant Lender shall have any obligation to the Obligors’ Agent to find a Replacement Lender;
(c)the transfer must take place no later than fourteen (14) days after the notice referred to in this Clause 17.2.1;
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(d)in no event shall the relevant Lender be required to pay or surrender to the Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents; and
(e)the relevant Lender shall only be obliged to transfer its rights and obligations pursuant to this Clause 17.2.1 once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.
17.2.2The relevant Lender shall perform the checks described in Clause 17.2.1(e) as soon as reasonably practicable following delivery of a notice referred to in Clause 17.2.1 above and shall notify the Agent and the Obligors’ Agent when it is satisfied that it has complied with those checks.
17.3Indemnity
The Borrower shall indemnify each Finance Party for all documented costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 17.1 (Mitigation) or Clause 17.2 (Replacement of a Lender).
18.COSTS AND EXPENSES
18.1Transaction expenses
The Borrower shall promptly on demand pay to the Agent the amount of all documented costs and expenses (including legal fees) reasonably incurred by any of the Finance Parties in connection with the negotiation, preparation, printing, perfection, execution, registration and syndication of:
(a)this Agreement and any other documents referred to in this Agreement; and
(b)any other Finance Documents executed after the Effective Time.
18.2Amendment and enforcement costs, etc.
The Borrower shall, within three (3) Business Days of demand, reimburse the Agent or another Finance Party for the amount of all costs and expenses (including legal fees) incurred by it in connection with:
(a)the granting of any release, waiver or consent under the Finance Documents;
(b)any amendment or variation of any of the Finance Documents; and/or
(c)the preservation, protection, enforcement or maintenance of, or attempt to preserve or enforce, any of the rights of the Finance Parties under the Finance Documents.
19.GUARANTEE AND INDEMNITY
19.1Guarantee and indemnity
Each Guarantor hereby irrevocably and unconditionally jointly and severally:
(a)guarantees to each Finance Party, as and for its own debt and not merely as surety, the due and punctual observance and performance by each Obligor of all of that Obligor’s obligations under the Finance Documents;
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(b)undertakes with each Finance Party that whenever an Obligor does not pay any amount when due under or in connection with any Finance Document, such Guarantor shall immediately on demand by the Common Security Agent pay that amount as if it were the principal obligor; and
(c)undertakes to indemnify each Finance Party immediately on first demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by such Guarantor is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.
19.2Continuing guarantee
The Guarantee Obligations are continuing guarantee obligations and will extend to the ultimate balance of all amounts payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.
19.3Maximum liability
Notwithstanding anything to the contrary in this Agreement or any Finance Documents, including this Clause 19, the total and aggregate liability of each Guarantor hereunder shall be limited to USD 820,000,000 (i.e. Total Commitments at the Effective Time plus a headroom of approximately twenty per cent (20%)), in addition to any interest and costs.
19.4Norwegian law limitations
(a)Notwithstanding anything to the contrary in this Agreement or any Finance Documents, including this Clause 19, none of the obligations of a Guarantor incorporated in Norway assumed or to be assumed, performed or to be performed by it under this Agreement shall apply to any indebtedness, obligations or liability which, if they did so extend, would cause an infringement of Sections 8-10 and 8-7, cf. sections 1-3, 1-4 and 1-5, or any of the other provisions in Chapter 8 III of the Norwegian Limited Companies Act regarding the ability of a Norwegian limited liability company to grant loans, guarantees or security in favour of or on behalf of shareholders or other group companies. The obligations of a Guarantor incorporated in Norway shall however be interpreted as to include as much as possible without contravening the limitations of the Norwegian Limited Companies Act.
(b)Each Guarantor incorporated in Norway confirms that the Guarantee Obligations undertaken hereto are not made in breach of the limitations set out in paragraph (a) above, and that the Guarantee Obligations remain in full force and effect.
19.5Number of claims
There is no limit on the number of claims that may be made by the Common Security Agent (on behalf of the Finance Parties) under this Agreement.
19.6Survival of Guarantor’s liability
A Guarantor’s liability to the Finance Parties under this Clause 19 shall not be discharged, impaired or otherwise affected by reason of any of the following events or circumstances (regardless of whether any such events or circumstances occur with or without such Guarantor’s knowledge or consent):
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(a)any time, waiver, consent, forbearance or other indulgence given or agreed by the Finance Parties with any Obligor in respect of any of the Obligor’s obligations under the Finance Documents;
(b)any defence, legal limitation, disability or incapacity of any Obligor related to the Finance Documents;
(c)any amendments to or variations of the Finance Documents agreed by the Finance Parties with any Obligor;
(d)the liquidation, bankruptcy or dissolution (or proceedings analogous thereto) of any Obligor; or
(e)any other circumstance which might otherwise constitute a defence available to, or discharge of, a Guarantor.
19.7Waiver of rights
Each Guarantor specifically waives all rights under the provisions of the Norwegian Financial Agreements Act 1999 (as amended) not being mandatory provisions, including (but not limited to) the following provisions (the main contents of the relevant provisions being as indicated in the brackets):
(a)§ 63 (1) – (2) (to be notified of any Event of Default hereunder and to be kept informed thereof);
(b)§ 63 (3) (to be notified of any extension granted to the Borrower in payment of principal and/or interest);
(c)§ 63 (4) (to be notified of the Borrower’s bankruptcy proceedings or debt reorganisation proceedings and/or any application for the latter);
(d)§ 65 (3) (that the consent of a Guarantor is required for the Guarantor to be bound by amendments to the Finance Documents that may be detrimental to its interest);
(e)§ 67 (2) (about reduction of a Guarantor’s liabilities hereunder since no such reduction shall apply as long as any amount is outstanding under the Finance Documents);
(f)§ 67 (4) (that a Guarantor’s liabilities hereunder shall lapse after ten (10) years, as that Guarantor shall remain liable hereunder as long as any amount is outstanding under any of the Finance Documents);
(g)§ 70 (as no Guarantor shall have any right of subrogation into the rights of the Finance Parties under the Finance Documents until and unless the Finance Parties shall have received all amounts due or to become due to them under the Finance Documents);
(h)§ 71 (as the Finance Parties shall have no liability first to make demand upon or seek to enforce remedies against the Borrower or any other security provided in respect of the Borrower’s liabilities under the Finance Documents before demanding payment under or seeking to enforce the Guarantee Obligations of a Guarantor hereunder);
(i)§ 72 (as all interest and default interest due under any of the Finance Documents shall be secured by the Guarantee Obligations of a Guarantor hereunder);
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(j)§ 73 (1) – (2) (as all costs and expenses related to an Event of Default under this Agreement shall be secured by the Guarantee Obligations of a Guarantor hereunder); and
(k)§ 74 (1) – (2) (as a Guarantor shall not make any claim against the Borrower for payment until and unless the Finance Parties first shall have received all amounts due or to become due to them under the Finance Documents).
19.8Deferral of Guarantor’s rights
Each of the Guarantors undertakes to the Finance Parties that for as long as any of the Finance Documents is effective:
(a)following receipt by it of a notice from the Common Security Agent of the occurrence of any Event of Default which is unremedied, none of the Guarantors will make demand for or claim payment of any moneys due to that Guarantor from any Obligor, or exercise any other right or remedy to which any of the Guarantors are entitled in respect of such moneys unless and until all moneys owing or due and payable by any Obligor to the Finance Parties under the Finance Documents have been irrevocably paid in full;
(b)if an Obligor shall become the subject of an insolvency proceeding or shall be wound up or liquidated, the Guarantors shall not (unless so instructed by the Common Security Agent and then only on condition that the Guarantor holds the benefit of any claim in such insolvency or liquidation to pay any amounts recovered thereunder to the Common Security Agent) make any claim in such insolvency, winding-up or liquidation until all moneys owing or due and payable by any Obligor to the Finance Parties under the Finance Documents have been irrevocably paid in full;
(c)if a Guarantor, in breach of paragraphs (a) and/or (b) above receives or recovers any money pursuant to any such exercise, claim or proof as therein referred to, such money shall be held by such Guarantor in custody for the Common Security Agent and immediately be paid to the Common Security Agent so as for the Common Security Agent to apply the same as if they were moneys received or recovered by the Common Security Agent under this Agreement; and
(d)the Guarantors have not taken nor will they take from any Obligor any Security Interest whatsoever for the moneys hereby guaranteed.
19.9Enforcement
(a)No Finance Party shall be obliged before taking steps to enforce the Guarantee Obligations of any of the Guarantors under this Agreement:
(i)to obtain judgement against any Obligor or any third party in any court or other tribunal;
(ii)to make or file any claim in a bankruptcy or liquidation of any Obligor or any third party; or
(iii)to take any action whatsoever against any Obligor or any third party under the Finance Documents, except giving notice of any payment due hereunder,
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and each of the Guarantors hereby waives all such formalities or rights to which it would otherwise be entitled or which the Finance Parties would otherwise first be required to satisfy or fulfil before proceeding or making any demand against the Guarantors hereunder, except as required hereunder or by law.
(b)Any release, discharge or settlement between a Guarantor and the Finance Parties (or any of them) in relation to any Finance Document shall be conditional upon no payment made by the Borrower to the Finance Parties hereunder or thereunder being void, set aside or ordered to be refunded pursuant to any enactment or law relating to breach of duty by any person, bankruptcy, liquidation, administration, protection from creditors generally or insolvency or for any other reason whatsoever. If any payment is void or at any time so set aside or ordered to be refunded, the Finance Parties shall be entitled subsequently to enforce the Guarantee Obligations of a Guarantor hereunder as if such release, discharge or settlement had not occurred and any such payment had not been made.
19.10Additional security
This Guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.
19.11Limitation of Guarantee Obligations
(a)Notwithstanding any other provision of this Clause 19, and without limiting the generality of the foregoing, the guarantee, indemnity and other obligations of each Guarantor hereunder shall extend to all amounts that constitute part of the Guarantee Obligations and would be owed by any other Obligor to any Finance Party under or in respect of the Finance Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, insolvency, reorganization or similar proceeding involving such other Obligor.
(b)Each Guarantor, and by its acceptance of this Agreement, each Finance Party, hereby confirms that it is the intention of all parties that this Agreement and the obligations of each Guarantor hereunder do not constitute a fraudulent transfer of conveyance for purpose of Insolvency Laws (as hereafter defined), any fraudulent conveyance act, fraudulent transfer act or any similar foreign law to the extent applicable to this Agreement and the obligations of the Guarantor hereunder. To effectuate the foregoing intention, the Finance Parties and each Guarantor hereby irrevocably agree that the obligations of each Guarantor under this Agreement and the other Finance Documents to which it is a party at any time shall be limited to the maximum amount as will result in the obligations of such Guarantor hereunder and thereunder not constituting a fraudulent transfer or conveyance. For the purpose hereof, “Insolvency Law” means the law described in this paragraph or any law relating to any proceeding of the type referred to in Clause 26.6 (Insolvency) and Clause 26.7 (Insolvency proceeding) of this Agreement or any similar foreign law for the relief of debtors applicable to such Obligor.
19.12Contribution
Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Finance Party under this Agreement, any other Finance Document or any other guarantee, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to
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maximize the aggregate amount paid to the Finance Parties under or in respect of the Finance Documents.
20.SECURITY
(a)The Secured Obligations shall throughout the Security Period be secured by the guarantees and indemnities granted by the Guarantors and the Borrower pursuant to Clause 19 (Guarantee and Indemnity) and secured by the Security Interests granted pursuant to the Security Documents.
(b)Subject to paragraph (c) and (d) below, each of the Obligors undertakes to ensure that the Security Documents are duly executed by the parties thereto in favour of the Common Security Agent (on behalf of the Senior Secured Finance Parties) in accordance with Clause 4 (Conditions Precedent) or at such other times pursuant to and as set out in the Senior Secured Finance Documents (including under Clauses 8.2 (Sale or disposal) and 27.3 (Changes to the Guarantors)), in form and substance satisfactory to the Common Security Agent (acting on the instructions of all the Senior Secured Lenders) and are legally valid and in full force and effect with first priority, and to execute or procure the execution of such further documentation as the Common Security Agent may reasonably require in order for the relevant Senior Secured Finance Parties to maintain the security position envisaged hereunder.
(c)In relation to the obligation to provide the Assignment of Earnings it is understood that the Senior Secured Lenders agree only to require that “best efforts” are applied by the relevant Obligors in obtaining (a) consent to a first priority security interest over all earnings in respect of charter parties with independent third parties (if required under the relevant charterparty) and (b) any acknowledgement from any independent third parties.
(d)The obligation of the relevant member of the Group to provide the Floating Charges or any security or guarantee in respect of any investment or acquisition under paragraphs (m) and (n) of the definition of “Permitted Investment/Acquisition” shall be subject to the following principles (the “Security Principles”):
(i)Floating Charges (or equivalent security) shall only be granted by members of the Group that are incorporated in a jurisdiction where such security is customarily granted (including, without limitation, England and Wales, Bermuda, Norway and United States of America);
(ii)no security or guarantee will be required in respect of Non-Recourse Subsidiaries or their assets;
(iii)laws may limit the ability of any member of the Group to provide security or a guarantee or may require that any such security or guarantee is limited in amount or otherwise provided that the relevant member of the Group shall use reasonable endeavours to overcome such obstacle;
(iv)a key factor in determining whether or not any security or guarantee (or any perfection action) should be taken is the cost involved (including, without limitation, legal fees, registration fees and Taxes) which shall not be disproportionate to the benefit obtained by the Senior Secured Lenders of obtaining such guarantee or security;
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(v)in certain jurisdictions it may be impossible or impractical to create security over certain categories of assets, in which event security will not be taken over the relevant assets;
(vi)any assets subject to third party arrangements which may prevent those assets being charged will be excluded from any relevant security provided that reasonable endeavours to obtain consent to charging any such assets shall be used by the relevant member of the Group if the relevant asset is material;
(vii)the granting of any security or the perfection of any security will not be required if it would have a significant adverse effect on the ability of the relevant member of the Group to conduct its operations and/or business in the ordinary course as otherwise permitted by the Finance Documents (and, in particular, in relation to the capital equipment and spare parts pool, the granting or perfection of any such security will not be required if it would interfere with or prejudice the normal operation of the capital equipment and spare parts pool as it operates in the ordinary course);
(viii)the relevant member of the Group will be free to deal with the secured assets in the course of its business as otherwise permitted by the Finance Documents until the occurrence of an Event of Default; and
(ix)if required by law to perfect the security, any notice of the security will be served on the counter-party and the relevant member of the Group will use reasonable endeavours for a period to be agreed to obtain an acknowledgement of the notice.
21.REPRESENTATIONS AND WARRANTIES
Each of the Obligors represents and warrants to each Finance Party as set out below.
21.1Status
Each Obligor and Security Provider is a limited liability company or corporation, as applicable, duly incorporated, organised and validly existing under the laws of their jurisdiction of incorporation (for the Obligors as set out in Schedule 13 (Corporate Structure)) (as updated in accordance with Clause 22.11(c)) and registration and have the power to own their assets and carry on their business as they are currently being conducted.
21.2Binding obligations
Subject to the Legal Reservations and Perfection Requirements, the Finance Documents to which any Obligors or Security Providers are a party constitute legal, valid, binding and enforceable obligations, and each Security Document creates the Security Interests which that Security Document purports to create and those Security Interests are legal, valid, binding and enforceable first priority securities and no registration, filing, payment of tax or fees or other formalities are necessary or desired to render the Finance Documents enforceable in accordance with their terms against the Obligors or Security Providers.
21.3No conflict with other obligations
The entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it or a Security Provider is a party do not and will not conflict with:
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(a)any law or regulation or any order or decree of any judicial or official agency or court;
(b)any constitutional documents of such Obligor or Security Provider; or
(c)the Charter Contracts or any agreement or document to which it or any Security Provider is a party or by which it is bound.
21.4Power and authority
It and each Security Provider has the power to enter into, perform and deliver, and has taken all necessary corporate actions to authorise its entry into and delivery of, performance, validity and enforceability of the Finance Documents to which it is party and the transactions contemplated by those Finance Documents.
21.5Authorisations and consents
All authorisations, approvals, consents and other matters, official or otherwise, required (i) in connection with the entering into, performance, validity and enforceability of the Finance Documents and the transactions contemplated hereby and thereby and (ii) for it or each Security Provider to carry on its business as currently being conducted have been obtained or effected and are in full force and effect.
21.6No filing or stamp taxes
Other than the Perfection Requirements or in relation to any assignment or transfer of rights and/or obligations under the Finance Documents, under the laws of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority or that any stamp, registration, notarial or similar Tax or fees be paid on or in relation to the Finance Documents or the transactions contemplated by them.
21.7Taxes
(a)It has complied with all taxation laws in all jurisdictions where it is subject to taxation and has paid all material Taxes and other material amounts due to governments and other public bodies, except as otherwise permitted or required by the US Bankruptcy Code. No claims are being asserted against it with respect to any material Taxes or other material payments due to public or governmental bodies save as disclosed to the Agent pursuant to Clause 24.4 (Taxation), except any claims in connection with proceedings pursuant to the US Bankruptcy Code.
(b)It is not required to make any withholdings or deductions for or on account of any Tax from any payment it may make under any of the Finance Documents.
(c)It is resident for Tax purposes only in its jurisdiction of incorporation unless (i) specified otherwise in the Transaction Steps Plan, or (ii) such residency has changed as part of or pursuant to a Permitted Group Restructuring.
21.8No Default
(a)No Event of Default is continuing.
(b)No Event of Default is existing or might reasonably be expected to result from the making of the Utilisation or the entry into and performance of or any transaction contemplated by any of the Finance Documents.
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(c)No other event or circumstance is outstanding which constitutes a default or (with the expiry of a grace period, giving of notice or the making of any determination or the fulfilment of any other applicable conditions or any combination of the foregoing) might reasonably be expected to constitute a default under any Charter Contract, Intra-Group Charterparty or other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’ ) assets are subject and which has or is reasonably likely to have a Material Adverse Effect.
21.9No misleading information
(a)Save as disclosed in writing to the Agent not less than five (5) Business Days prior to a representation being made or being deemed to be made, any material factual information contained in documents, exhibits or reports (excluding forecasts, projections and forward-looking statements) relating to the Obligors and their respective Subsidiaries and which has been furnished to the Finance Parties in writing by or on behalf of the Obligors:
(i)is true and correct in all material respects as at the date of the relevant documents, exhibits or reports or (as the case may be) the date at which such information was expressed to be given; and
(ii)does not contain any misstatement of fact or omit to state a fact making such information misleading in any material respect as at the date of the relevant documents, exhibits or reports or (as the case may be) the date at which such information was expressed to be given or omit to disclose any off-balance sheet liabilities or other information, documents or agreements which if disclosed could reasonably be expected to affect the decision of a Finance Party to enter into a Finance Document (in respect of any omission, limited to any Finance Document entered into at or around the Effective Time).
(b)Any financial projection or forecast contained in the most recently delivered Cash Flow Projection has been prepared on the basis of recent historical information and on the basis of assumptions which the board of directors of the relevant member of the Group (acting reasonably) considered reasonable as at the date they were prepared and supplied.
21.10Financial Statements
(a)Fairly present. The most recently delivered of (i) the Original Financial Statements or (if different) (ii) the financial statements most recently delivered to the Agent and the Lenders pursuant to Clause 22 (Information Undertakings), save as disclosed to an Exchange where the Parent is listed, fairly present the assets, liabilities and the financial condition of the Obligors and their respective Subsidiaries at the day that they were drawn up and have been prepared in accordance with the Accounting Principles consistently applied.
(b)No undisclosed liabilities. As of the later of the date of (i) the Original Financial Statements and (if different) (ii) the financial statements most recently delivered to the Agent or the Lenders pursuant to Clause 22 (Information Undertakings), none of the Obligors or any of their Subsidiaries had any material liabilities, direct or indirect, actual or contingent, and there is no material, unrealised or anticipated losses from any unfavourable commitments, not disclosed by or reserved against in the latest of the
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Original Financial Statements and the most recently delivered financial information or in the notes thereto (as applicable) (in each case only to the extent that such disclosure or reservation would be required under the Accounting Principles at that time) save as disclosed to an Exchange.
(c)No material change. Since the date to which the 2020 Seadrill Financial Statements were drawn up, there has been no material adverse change in the business, operations, assets or condition (financial or otherwise) of any Obligor or its Subsidiaries which has or is reasonably likely to have a Material Adverse Effect.
(d)Cash Flow Projections. The budgets and forecasts supplied under this Agreement were arrived at after careful consideration and have been prepared in good faith on the basis of recent historical information and on the basis of assumptions which the board of directors of the relevant member of the Group (acting reasonably) considered reasonable as at the date they were prepared and supplied.
21.11Pari passu ranking
Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations preferred by mandatory law applying to companies generally.
21.12No proceedings pending or threatened
No litigation, judgment, order, injunction, restraint, arbitration or administrative proceedings (private or public) of or before any court, arbitral body or agency, which has or would reasonably be expected to have a Material Adverse Effect, have been started or are pending or (to the best of its knowledge and belief) have been threatened against it.
21.13No existing Security Interest
Save as described in Clause 20 (Security) or permitted pursuant to Clause 24.7 (Negative pledge), no Security Interest exists over all or any of the present or future revenues or assets of such Obligor or Security Provider being the subject of any Security Interest under the Security Documents.
21.14No immunity
The execution and delivery by it and each Security Provider of each Finance Document to which it is a party constitute, and its and each Security Provider’s exercise of its rights and performance of its obligations under each Finance Document will constitute, private and commercial acts performed for private and commercial purposes, and it and each Security Provider will not (except for bankruptcy or any similar proceedings) be entitled to claim for itself or any or all of its assets immunity from suit, execution, attachment or other legal process in any proceedings taken in relation to any Finance Document.
21.15No winding-up
No Obligor or Security Provider has taken any corporate action nor have any other steps been taken or legal proceedings been started or threatened against it for its reorganisation (other than a solvent reorganisation), winding-up, dissolution or administration or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or any or all of its assets.
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21.16No breach of laws
(a)It has not (and none of its Subsidiaries have) breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.
(b)No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against any member of the Group which have or are reasonably likely to have a Material Adverse Effect.
21.17Environmental Laws
(a)Each Obligor is in compliance with Clause 24.3 (Environmental Compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.
(b)No Environmental Claim and no other event or circumstances is outstanding which (with the expiry of a grace period, giving of notice or the making of any determination or the fulfilment of any other applicable conditions or any combination of the foregoing) would or would be reasonably likely to result in an Environmental Claim has been commenced or is pending or threatened (in each case, to the best of its knowledge and belief (having made due and careful enquiry)) against any member of the Group where that claim has or is reasonably likely to have a Material Adverse Effect.
21.18Ownership
The Parent is the direct or indirect owner of all the shares in RigCo and RigCo is (i) the direct owner of all the shares in Cash Pool Co and the Original Borrower, and (ii) except as otherwise permitted under the Finance Documents, the direct or indirect owner of all the shares in each Drilling Unit Owner and each Intra-Group Charterer as described in Schedule 13 (Corporate Structure) hereto (as updated in accordance with Clause 22.11(c)).
21.19The Drilling Units
(a)Each Drilling Unit:
(i)is in the absolute ownership of the relevant Drilling Unit Owner described in Schedule 3 (The Drilling Units) (as updated in accordance with Clause 22.11(a)) free and clear of all encumbrances (other than current crew wages, the relevant Mortgage, any Drilling Unit Permitted Encumbrance, any rights or interests listed in Clause 24.6 (Title) and, if applicable, any Security Interest granted in favour of the lenders under a Refinancing Facility in accordance with the terms of the Secured Bank Facilities Agreements) and the respective Drilling Unit Owner will be the sole, legal and beneficial owner of such Drilling Unit except as permitted by Clause 24.21(f) (Ownership); and
(ii)is registered in the name of the relevant Drilling Unit Owner as described in Schedule 3 (The Drilling Units) (as updated in accordance with Clause 22.11(a)) with a Ship Registry.
(b)Each Drilling Unit:
(i)not laid-up or stacked is:
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(A)operationally seaworthy in every way and fit for service, including, but not limited to, service under the Charter Contracts; and
(B)classed with DNV GL, Lloyds Register, American Bureau of Shipping or another classification society acceptable to the Required Majority, free of all overdue conditions or impairments; and
(ii)laid-up or stacked is:
(A)laid-up or stacked in a way that makes it capable of maintaining its operational capabilities and being re-entered in a classification society upon removal from such lay-up or stacking; and
(B)otherwise laid-up or stacked in accordance with prudent industry standards.
21.20No money laundering
It is acting for its own account in relation to the Facility and in relation to the performance and the discharge of its obligations and liabilities under the Finance Documents and the transactions and other arrangements effected or contemplated by the Finance Documents to which an Obligor is a party, and the foregoing will not involve or lead to contravention of any law, official requirement or other regulatory measure or procedure implemented to combat money laundering (as defined in Article 1 of the Directive 2015/849/EC of the European Parliament and of the Council of 26 October 2005 on the prevention of money laundering and terrorist financing (amending Regulation (EU) No 648/2012 of the European Parliament and the Council and Commission Directive 2006/70/EC), as amended from time to time).
21.21Corrupt practices
It has observed, and to the best of its knowledge and belief its shareholders and parties acting on its behalf have observed in the course of acting for it, all applicable laws and regulations relating to bribery or corrupt practices.
21.22Sanctions
No Obligor, nor any Subsidiary of any Obligor, nor any of their joint ventures, nor any of their respective directors, officers, employees, agents or representatives:
(a)is in breach of any Sanctions;
(b)is a Restricted Party;
(c)is engaged in any trade, business or other activities with or for the benefit of any Restricted Party; or
(d)has received notice of or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions.
21.23FATCA
The Borrower is not resident for tax purposes in the United States of America.
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21.24Non-Conflict
The Borrower agrees and acknowledges that any claim or defence that it may have or hold in respect of any Charter Contract or Intra-Group Charterparty or any dispute arising in connection with that Charter Contract or Intra-Group Charterparty, between the parties thereto, shall not affect its payment obligations under the Finance Documents.
21.25Repetition
The representations and warranties set out in this Clause 21 are deemed to be made by each of the Obligors (on behalf of itself and any Security Provider) at the Effective Time and (except for the representations and warranties in Clause 21.7(b), Clause 21.8(b) and (c), Clause 21.9(a)(ii) (only insofar as they relate to any omission), Clause 21.10(c), Clause 21.15 (No winding-up) and Clause 21.22 (Sanctions)) shall be deemed to be repeated (by reference to the facts and circumstances then existing):
(a)on the first day of each Interest Period; and
(b)in each Compliance Certificate delivered to the Agent pursuant to Clause 22.2 (Compliance Certificate) (or, if no such Compliance Certificate is forwarded, on each day such certificate should have been forwarded to the Agent at the latest).
22.INFORMATION UNDERTAKINGS
The Parent and the other Obligors (where relevant) give the undertakings set out in this Clause 22 to each Finance Party and such undertakings shall remain in force throughout the Security Period.
22.1Financial statements
(a)The Parent shall:
(i)supply to the Agent in sufficient copies for all of the Lenders as soon as reasonably practicable, but in any event within one hundred and eighty (180) days after the end of each financial year, the audited annual consolidated accounts of the Parent, signed by an authorised officer of the Parent, together with a RigCo Group Reconciliation Statement;
(ii)provide to the Agent as soon as reasonably practicable, but in any event within seventy (70) days after each relevant Quarter Date, the unaudited consolidated accounts of the Parent for that Financial Quarter together with a RigCo Group Reconciliation Statement; and
(iii)provide to the Agent as soon as reasonably practicable and in any event within seventy (70) days after each Quarter Date, a copy of the consolidated Cash Flow Projections for the Parent and a reconciliation in respect of RigCo for the following five (5) calendar years after such dates.
(b)Each of the Parent and RigCo shall supply to the Agent as soon as reasonably practicable any other information in respect of the business, properties or condition, financial or otherwise, of the Obligors or any of their Subsidiaries as the Agent or any of the Lenders may from time to time reasonably request.
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(c)For the avoidance of doubt, the first financial statements to be delivered under this Clause will be the Original Financial Statements, and the first consolidated Cash Flow Projections will be delivered in respect of the Quarter Date which is 31 March 2022.
22.2Compliance Certificate
RigCo shall supply to the Agent, with each set of financial statements delivered pursuant to Clause 22.1 (Financial statements), a Compliance Certificate signed by an authorised officer of RigCo setting out (in reasonable detail) inter alia computations as to compliance with Clause 23 (Financial Covenants) as at the date at which those financial statements were drawn up together with any relevant supporting documentation enabling the Lenders to determine and monitor compliance with Clause 23 (Financial Covenants) and containing (i) confirmation of compliance with Clause 8.8 (Cash sweep prepayment), Clause 10.2 (Payment of interest), Clause 25.3 (Insurance), Clause 24.25 (RigCo Group Cash Sweep) and Clause 24.26 (Payments out of the RigCo Group) and (ii) a statement (for information purposes only) of the Market Value of each Drilling Unit.
22.3Requirements as to financial statements
(a)The Parent shall procure that each set of financial statements delivered pursuant to Clause 22.1 (Financial statements) and RigCo shall ensure that each RigCo Group Reconciliation Statement consists of balance sheets, income statements and cash flow statements and is prepared using Accounting Principles, accounting practices and financial reference periods consistent with those applied in the preparation of the 2020 Seadrill Financial Statements, unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in Accounting Principles, the accounting practices and/or reference periods and its Auditors deliver to the Agent:
(i)a description of any change necessary for those financial statements to reflect Accounting Principles, accounting practices and reference periods upon which the 2020 Seadrill Financial Statements were prepared; and
(ii)sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 23 (Financial Covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the 2020 Seadrill Financial Statements.
(b)Upon delivery of the Original Financial Statements, the Parent shall, in writing, deliver to the Agent a description of any change in the Accounting Principles, accounting practices and/or reference periods upon which the 2020 Seadrill Financial Statements were prepared (in sufficient detail for the Finance Parties to evaluate the effect of such changes) and if (i) such changes have no effect on any calculation to be made under this Agreement (including any financial covenant and whether or not such financial covenant is actually tested at that time) and this is supported by the description of the changes delivered by the Parent or (ii) the Supra Majority Lenders otherwise agree (acting reasonably), then all references to “2020 Seadrill Financial Statements” in paragraph (a) above, paragraph (c) below, Clause 23.5 (Financial Testing) and paragraph (b)(ii) of the definition of “Investment and Acquisition Basket” shall be replaced with “Original Financial Statements”.
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(c)Any reference in this Agreement to each set of financial statements delivered pursuant to Clause 22.1 (Financial statements) shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the 2020 Seadrill Financial Statements were prepared.
(d)If a change to the Accounting Principles, accounting practices and/or reference periods has occurred, and provided that the Parent and/or RigCo (as applicable) provide to the Agent (for distribution to all Finance Parties):
(i)a copy of the proposed amendments to the relevant provisions of this Agreement (other than Clause 23 (Financial Covenants)) as a result of such change(s);
(ii)a report describing such change(s) and explaining the impact that such change(s) could have if no such amendments are made; and
(iii)sufficient information for the Finance Parties to make an accurate comparison between the situation where the proposed amendments are made versus the situation where the amendments are not made, in each case based on the Group’s actual and projected financial position at the relevant time, the Finance Parties agree to discuss such proposed amendments with RigCo and/or the Parent (as applicable) in good faith for a period of fifteen (15) Business Days. For the avoidance of doubt, the Finance Parties are under no obligation to agree to such proposed amendments.
22.4Quarterly reporting pack
The Parent shall provide to the Agent as soon as reasonably practicable and in any event within seventy (70) days after each relevant Quarter Date:
(a)to the extent not provided pursuant to Clause 22.1(a)(ii) in relation to the same reporting period, unaudited consolidated management accounts, including income statements, balance sheets and cash flow statements in substantially the form they are produced as at the Effective Time for management reporting purposes;
(b)fleet status reports; and
(c)to the extent not already provided in paragraph (a) or (b) above, information on key performance indicators and the status of the Drilling Units, including information on utilisation, backlog, average day-rates, average Drilling Units on contract, any health and safety incidents, any material disposals or acquisitions, any stacking plans and environmental condition.
22.5Quarterly management update call
Once in every Financial Quarter (commencing with the Financial Quarter ending 31 March 2022) at least two (2) executive directors of the Group (one of whom shall be the Group’s Chief Financial Officer) shall host a conference call with the Finance Parties, at a time and date agreed with the Agent (acting reasonably) about the ongoing business and financial performance of the Group.
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22.6Budget
(a)The Parent shall provide to the Agent, as soon as the same becomes available, but in any event within thirty (30) days of the start of each of its financial year, an annual budget for that financial year, provided that the annual budget for the financial year starting on 1 January 2022 shall be provided by no later than the date falling thirty (30) days after the Effective Time.
(b)The Parent shall ensure that each budget:
(i)includes a projected consolidated income statement, balance sheet and cashflow statement of the Parent and projected financial covenant calculations in respect of the RigCo Group;
(ii)is prepared in accordance with the Accounting Principles and the accounting practices and financial reference periods applied to financial statements under Clause 22.1 (Financial statements); and
(iii)has been approved by the board of directors of the Parent.
(c)If the Parent updates or changes the budget in any way which materially changes the projections in a budget previously provided, they shall within not more than five (5) Business Days of the update or change being made deliver to the Agent, in sufficient copies for each Lender, such updated or changed budget, and such updated budget shall constitute the budget for the purposes of this Agreement.
22.7Information - miscellaneous
The Obligors shall notify the Agent and/or supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):
(a)to the extent they are able to do so without breaching any law or regulation applicable to them, promptly upon becoming aware of them, the details of any claim, action, suit, proceeding or investigation with respect to Sanctions against it, any of its direct or indirect owners, Subsidiaries, any of their joint ventures or any of their respective directors, officers, employees, agents or representatives;
(b)all documents dispatched by the Parent to its shareholders generally, or by the Parent or any Obligor to or from its creditors generally at the same time as they are dispatched;
(c)to the extent they are able to do so without breaching any law or regulation applicable to them, promptly upon determining that a liability is probable, the details of any breaches of contracts, litigation, judgment, order, injunction, restraint, arbitration or administrative proceedings which are current or pending against any of the Obligors and which would, if adversely determined, be reasonably expected to have a Material Adverse Effect;
(d)immediately such further information regarding the business, properties, conditions, assets and operations (financial or otherwise) of the Obligors and their Subsidiaries as any Finance Party (through the Agent) may reasonably request;
(e)all filings with or reports forwarded to any Exchange;
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(f)such updates of forecasts as the Agent may reasonably request;
(g)details of any Non-Recourse Subsidiary; and
(h)such information as required by Clause 8.8(b).
22.8Notification of Default
The Obligors shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.
22.9Notification of Environmental Claims
The Obligors shall inform the Agent in writing as soon as reasonably practicable upon becoming aware of the same, to the extent they are able to do so without breaching any law or regulation applicable to them:
(a)if any material Environmental Claim has been commenced or (to the best of the Obligors’ knowledge and belief) is threatened against any of the Obligors or any of the Drilling Units; and
(b)of any incident, event, fact or circumstances which will or are reasonably likely to result in any material Environmental Claim being commenced or threatened against any of the Obligors, or any of the Drilling Units.
22.10Information related to drilling contracts
(a)The Obligors’ Agent shall provide the Agent with information on:
(i)any new drilling contract in respect of a Drilling Unit within five (5) Business Days after any such contract is entered into; and
(ii)any claim for termination of a drilling contract in respect of a Drilling Unit made by a charterer promptly after such claim has been made.
(b)The Obligors’ Agent shall procure that a Contract Memo for any new drilling contract in respect of a Drilling Unit with a firm duration of more than ninety (90) days is sent to the Agent within thirty (30) Business Days of the entering into of such contract. Each Contract Memo shall be treated by the Agent as having Private Lender Information unless the Obligors’ Agent notifies the Agent in writing that it should be treated as containing only Public Lender Information.
22.11Drilling Units, Drilling Unit Owners, Intra-Group Charterers and Corporate Structure
(a)The Obligors’ Agent shall provide the Agent with an updated Schedule 3 (The Drilling Units) within five (5) Business Days after any relevant change to a Drilling Unit Owner, Intra-Group Charterer, Charter Contract, Intra-Group Charterparty or ownership of a Drilling Unit, in each case made in accordance with the terms of this Agreement.
(b)If the updated Schedule 3 (The Drilling Units) referred to in paragraph (a) above comprises any information which is Private Lender Information, the Obligors’ Agent shall provide to the Agent (i) one version of that updated Schedule which contains only Public Lender Information, and (ii) one version of that updated Schedule which contains Public Lender Information and Private Lender Information, and each version
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of that updated Schedule shall be made available to the Lenders in accordance with Clause 22.14 (Public Lenders).
(c)The Parent shall provide the Agent with information on and an updated Schedule 13 (Corporate Structure) within five (5) Business Days after any relevant change to the corporate structure of the Obligors, Security Providers, Seadrill Management or Seadrill Global Services or any relevant change to which entity who operates (or the operation of) the capital equipment or spare parts arrangements of the Group made in accordance with the terms of this Agreement.
22.12Use of websites
(a)The Obligors’ Agent and the Parent may satisfy their respective obligations under this Agreement to deliver any information to the Lenders by posting this information onto an electronic website designated by the Obligors’ Agent and the Agent (for the purposes of this Clause, the “Designated Website”).
(b)The Obligors’ Agent or the Parent shall promptly upon becoming aware of its occurrence notify the Agent if:
(i)the Designated Website cannot be accessed due to technical failure;
(ii)any password specifications for the Designated Website change;
(iii)any new information which is required to be provided under this Agreement is posted onto the Designated Website;
(iv)any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or
(v)RigCo or the Parent becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.
(c)If the Obligors’ Agent or the Parent notifies the Agent under paragraph (b)(i) or paragraph (b)(v) above, all information to be provided by RigCo or the Parent under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent is satisfied that the circumstances giving rise to the notification are no longer continuing.
22.13 “Know your customer” checks
(a)If:
(i)the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the Effective Time;
(ii)any change in the status of an Obligor after the date of the Effective Time; or
(iii)a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,
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obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of any prospective new Lender, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of any prospective new Lender, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
(b)Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent or any Lender in order for the Agent and the Lenders to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
22.14Public Lenders
(a)In this Agreement:
“Information Nominee” has the meaning given to it in Clause 22.14(e)(ii).
“Private Lender” means any Lender which is not a Public Lender.
“Private Lender Information” means any information and/or documentation that is not Public Lender Information.
“Public Lender Information” means all information and documentation with respect to the Group that is either:
(i)publicly available; or
(ii)not inside information or material non-public information for the purposes of the Market Abuse Regulation (Regulation 596/2014) or US federal and state securities laws.
“Public Lender” means a Lender who has elected to have access to the section of the website referred to in paragraph (b)(ii) below whether or not it has an Information Nominee who has elected to have access to the section of the website referred to in paragraph (b)(i) below.
(b)The Parent shall procure that the Agent maintains an electronic website for distribution of information to Lenders which includes separate sections, accessible at the option and election of each Lender (and, in the case of Public Lenders, at the option and election of any Information Nominee), for:
(i)information containing Private Lender Information and Public Lender Information; and
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(ii)solely Public Lender Information.
(c)The Parent shall procure that all information and/or documentation to be distributed to the Agent or the Lenders will be identified in writing as either containing:
(i)Private Lender Information and Public Lender Information; or
(ii)solely Public Lender Information.
(d)The Parent shall procure that all information required to be provided under this Agreement to the Lenders (other than information provided at a meeting or call with the Finance Parties) is provided to the Lenders via the Agent and the website referred to in paragraph (b) above.
(e)Any Public Lender may:
(i)request in writing that the Parent does not distribute any Private Lender Information to it until such time as that Lender notifies the Parent in writing that it wishes to receive Private Lender Information; and
(ii)nominate one or more persons employed or engaged by it as a contact (an “Information Nominee”) to receive information (including Private Lender Information) under this Agreement in place of that Lender’s usual contacts by giving a notice in writing to the Parent and the Agent. For the avoidance of doubt, a Public Lender which nominates an Information Nominee shall, notwithstanding such nomination and the receipt by that Information Nominee of Private Lender Information, continue to be a Public Lender for the purposes of this Agreement.
(f)The Parent shall use reasonable endeavours to ensure that Private Lender Information is not distributed to any Lender which has requested not to receive Private Lender Information in accordance with paragraph (e) above (provided that Private Lender Information may be distributed to a Public Lender’s Information Nominee, if any, including via the section of the website referred to in paragraph (b)(i) above).
(g)If any member of the Group discloses information to a Public Lender (excluding, for the avoidance of doubt, its Information Nominee) which, in accordance with the provisions of this Clause 22.14, was to be made available to Private Lenders only, and unless the Public Lender(s) to whom such information was disclosed agree(s) otherwise, the Parent shall ensure that such information (or the relevant parts of such information comprising Private Lender Information) is as soon as reasonably practicable (and in any event no later than three (3) Business Days following notification from a Public Lender of such disclosure) made publicly available in a manner in which such information (or the relevant part of such information) becomes Public Lender Information.
(h)For the avoidance of doubt, the election by any Lender pursuant to paragraph (b) above and the appointment of any person as an Information Nominee, and the receipt of any Confidential Information by any such Lender or Information Nominee, shall, in each case, be subject to compliance with Clause 28 (Disclosure of Information).
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23.FINANCIAL COVENANTS
The financial covenants in this Clause 23 are granted in favour of each Finance Party by RigCo and such financial covenants shall remain in force throughout the Security Period and are to be measured on a quarterly basis.
23.1Financial definitions
When used in this Clause 23 (Financial Covenants) the below terms shall have the meanings set out below:
“Additional Indebtedness” means any interest-bearing Financial Indebtedness incurred by members of the RigCo Group pursuant to:
(a)any Incremental Facility;
(b)any Refinancing Facility; and
(c)any Guarantee Facility (but only to the extent the principal amount of Financial Indebtedness thereunder has not been cash collateralised).
“Adjusted EBITDA” means, in relation to a Relevant Period, EBITDA for that Relevant Period adjusted by:
(a)including the operating profit (calculated on the same basis as EBITDA) of a member of the RigCo Group (or attributable to a business or assets) acquired during the Relevant Period, for that Relevant Period prior to it becoming a member of the RigCo Group or (as the case may be) prior to the acquisition of the business or assets, provided that:
(i)in the event that a member of the RigCo Group acquires rigs or rig owning entities with a firm charter contract in place and historical operating profit information (calculated on the same basis as EBITDA) is available for the rigs’ or relevant entities’ previous ownership but not in respect of the whole of the Relevant Period, such operating profit shall be annualised to represent operating profit (calculated on the same basis as EBITDA) for the Relevant Period and included within EBITDA, provided that such firm charter contract remained in place for the remainder of the Relevant Period; and
(ii)in the event that a member of the RigCo Group acquires rigs or rig owning companies without historical operating profit information (calculated on the same basis as EBITDA) available, RigCo may calculate the future projected operating profit (calculated on the same basis as EBITDA) for the next twelve (12) months subject to any such new rig having (i) a firm charter contract in place at the time of delivery of the rig with a duration of minimum twelve (12) months and (ii) a firm charter contract in place at the time of such operating profit calculation, and such future projected operating profit (calculated on the same basis as EBITDA) shall be included within EBITDA for the Relevant Period, provided RigCo provides the Agent with a detailed calculation of the future projected operating profit; and
(b)excluding the operating profit (calculated on the same basis as EBITDA) of a member of the RigCo Group (or attributable to a business or assets) disposed of during the Relevant Period, for that part of the Relevant Period prior to such disposal.
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“Cash” means:
(a)cash in hand legally and beneficially owned by a member of the RigCo Group;
(b)cash deposits legally and beneficially owned by a member of the RigCo Group and which are held in any account being the subject of any RigCo Account Charge or the Cash Sweep Accounts; and
(c)all other cash deposits legally and beneficially owned by a member of the RigCo Group and which are held in any other bank accounts (whether held in a bank account of a member of the RigCo Group or in the account of the relevant bank or other financial institution in favour of which such cash collateral was posted) which in each case are:
(i)free from any Security Interest (for the avoidance of doubt, for this purpose rights of set-off and similar rights in favour of any account bank on such account bank’s usual terms of business shall not constitute a Security Interest), other than pursuant to the Security Documents;
(ii)otherwise (and excluding from the requirement in this paragraph (ii) any arrangements relating to (A) Security Interests pursuant to the Security Documents and/or (B) cash deposits subject to exchange or capital controls or similar legal requirements to which the relevant member of the RigCo Group or its directors is subject) at the free and unrestricted disposal of the relevant member of the RigCo Group by which it is owned; and
(iii)otherwise, in the case of cash deposits legally and beneficially owned by a member of the RigCo Group other than RigCo or Cash Pool Co (and excluding from the requirement in this paragraph (iii) any arrangements relating to (A) Security Interests pursuant to the Security Documents and/or (B) cash deposits subject to exchange or capital controls or similar legal requirements to which the relevant member of the RigCo Group or its directors is subject), capable or would, upon the occurrence of an Event of Default, become capable of being paid without restriction to RigCo or Cash Pool Co within five (5) Business Days of request or demand therefor by way of dividend or equity injection or by way of loan or by way of a repayment of principal (or the payment of interest thereon) in respect of an intercompany loan from RigCo or Cash Pool Co to that member of the RigCo Group.
“Cash and Cash Equivalents Collateral” means cash collateral and collateral over Cash Equivalents posted by a member of the RigCo Group which is secured in favour of persons other than the Common Security Agent (on behalf of the Senior Secured Finance Parties).
“Cash Equivalents” means at any time:
(a)any investment in marketable debt obligations issued or guaranteed by (i) a government of the United States of America, United Kingdom, Norway, or an EEA Member Country or (ii) an instrumentality or agency of such governments and in respect of (i) and (ii) having a credit rating of either A-1 or higher by Standard & Poor’s Rating Group Services or the equivalent with any other principal credit rating agency in the United States of America or an EEA Member Country, maturing within one (1) year
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after the relevant date of calculation and not convertible or exchangeable to any other security;
(b)commercial paper (debt obligations) not convertible or exchangeable to any other security;
(i)for which a recognised trading market exists;
(ii)issued by an issuer incorporated in the United States of America, the United Kingdom or Norway;
(iii)which matures within one (1) year after the relevant date of calculation; and
(iv)which has a credit rating of at least A-1 or higher by Standard & Poor’s Rating Group Services or the equivalent with any other principal credit rating agency in the United States of America or an EEA Member Country;
(c)any investment in money market funds which (i) have a credit rating of either A-1 or higher by Standard & Poor’s Rating Group Services or the equivalent with any other principal credit rating agency in the United States of America or an EEA Member Country, (ii) which invest substantially all their assets in securities of the types described in paragraphs (a) to (b) above and (iii) can be turned into cash on not more than five (5) days’ notice; or
(d)any other debt security approved by the Required Majority, in each case to which any member of the RigCo Group is alone (or together with other members of the RigCo Group) beneficially entitled at that time and which is not issued or guaranteed by any member of the RigCo Group or subject to any Security Interest other than any security permitted pursuant to the Finance Documents.
“EBITDA” means, in respect of any Relevant Period, the consolidated operating profit of the RigCo Group before taxation (including the results from discontinued operations):
(a)before deducting any interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments whether paid, payable or capitalised by any member of the RigCo Group (calculated on a consolidated basis) in respect of that Relevant Period;
(b)not including any accrued interest owing to any member of the RigCo Group;
(c)after adding back any amount attributable to the amortisation, depreciation or impairment of assets of members of the RigCo Group (and taking no account of the reversal of any previous impairment charge made in that Relevant Period);
(d)before taking into account any Exceptional Items;
(e)before any adjustment for non-cash charges or gains related to defined benefit schemes;
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(f)before taking into account any gains and/or losses arising from a disposal of any asset to any person that is not a member of the RigCo Group or an upward or downward revaluation of any other asset;
(g)before deducting any fees, costs and expenses, stamp, registration and other Taxes incurred by or any member of the RigCo Group in connection with any Permitted Investment/Acquisition;
(h)before taking into account any unrealised gains or losses on any derivative instrument (other than any derivative instrument which is accounted for on a hedge accounting basis);
(i)adding back any costs or losses recovered through a claim under any insurance, warranty or indemnity;
(j)adding back any business interruption or loss recovered through insurance proceeds; and
(k)adding back any non-cash charges relating to any employee equity plan or management incentive plan;
(l)excluding any costs or provisions relating to any share option or similar scheme; and
(m)before any allowance for excepted credit loss expense relating to operational items, in each case to the extent added, deducted or taken into account, as the case may be, for the purposes of determining operating profits of the RigCo Group before taxation.
“Exceptional Items” means any material items of an unusual or non-recurring nature which represent a gain or loss or cost arising on or in relation to:
(a)the restructuring of any member of the Group (including the restructuring of the Group occurring at the Effective Time or as a result of a Permitted Group Restructuring) or other restructuring charge;
(b)disposals, revaluations, write downs or impairment of non-current assets;
(c)disposals of assets associated with discontinued operations; or
(d)any fees, cash, stamp duty, registration fees or Taxes related to any equity offering, investments, disposals, acquisitions, incurrence of Financial Indebtedness or other activities permitted under the terms of the Finance Documents.
“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.
“Net Funded Debt” means, at any time, the aggregate of all outstanding principal amounts under the Secured Bank Facilities Agreements and any Additional Indebtedness less the aggregate amount of (i) Cash and Cash Equivalents and (ii) Cash and Cash Equivalents Collateral (excluding, for this purpose, any cash collateral provided in respect of any Guarantee Facility) which does not exceed the Permitted Cash and Cash Equivalents Collateral Threshold at that time.
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“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December.
“Relevant Period” means each period of twelve (12) months ending on or about the last day of each Financial Quarter.
“RigCo Covenant Liquidity” means, as at any date, the aggregate amount of Cash and Cash Equivalents of the RigCo Group plus the aggregate amount of any Cash and Cash Equivalents Collateral which does not exceed the Permitted Cash and Cash Equivalents Collateral Threshold.
“Super Senior Debt” means, at any time, the aggregate of all outstanding principal amounts under the New Money Facility Agreement (including in respect of any Incremental Facility).
“Super Senior Gross Leverage Ratio” means, in respect of any Relevant Period, the ratio of Super Senior Debt on the last day of that Relevant Period to Adjusted EBITDA in respect of that Relevant Period of the RigCo Group.
“Total Net Leverage Ratio” means, in respect of any Relevant Period, the ratio of Net Funded Debt on the last day of that Relevant Period to Adjusted EBITDA in respect of that Relevant Period of the RigCo Group.
23.2RigCo Group minimum liquidity
(a)The RigCo Group Minimum Liquidity Requirement shall apply at all times but shall only be tested on each Quarter Date.
(b)RigCo shall procure that RigCo Covenant Liquidity will not be less than USD 175,000,000 at any time (the “RigCo Group Minimum Liquidity Requirement”).
23.3Super Senior Gross Leverage Ratio
(a)The Super Senior Gross Leverage Ratio will first be tested in respect of the Relevant Period ending on 30 September 2023 and thereafter in respect of each Relevant Period ending on each Quarter Date.
(b)RigCo shall procure that the Super Senior Gross Leverage Ratio shall:
(i)in respect of the Relevant Periods ending on 30 September 2023, 31 December 2023, 31 March 2024 and 30 June 2024, be equal to or less than 1.6x;
(ii)in respect of the Relevant Periods ending on 30 September 2024, 31 December 2024, 31 March 2025 and 30 June 2025, be equal to or less than 1.5x;
(iii)in respect of the Relevant Periods ending on 30 September 2025, 31 December 2025, 31 March 2026 and 30 June 2026, be equal to or less than 1.4x; and
(iv)in respect of any Relevant Period ending on or after 30 September 2026, be equal to or less than 1.3x.
23.4Total Net Leverage Ratio
(a)The Total Net Leverage Ratio will first be tested in respect of the Relevant Period ending on 30 September 2023 and thereafter in respect of each Relevant Period ending on each Quarter Date.
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(b)RigCo shall procure that the Total Net Leverage Ratio shall:
(i)in respect of the Relevant Periods ending on 30 September 2023, 31 December 2023, 31 March 2024 and 30 June 2024, be equal to or less than 5.0x;
(ii)in respect of the Relevant Periods ending on 30 September 2024, 31 December 2024, 31 March 2025 and 30 June 2025, be equal to or less than 4.5x;
(iii)in respect of the Relevant Periods ending on 30 September 2025, 31 December 2025, 31 March 2026 and 30 June 2026, be equal to or less than 4.0x; and
(iv)in respect of any Relevant Period ending on or after 30 September 2026, be equal to or less than 3.5x.
23.5Financial testing
(a)The financial covenants set out in Clause 23.3 (Super Senior Gross Leverage Ratio) and 23.4 (Total Net Leverage Ratio) shall be calculated in accordance with the Accounting Principles applicable to the 2020 Seadrill Financial Statements and such financial covenants shall be tested by reference to the latest financial statements of the Parent delivered under this Agreement (whether audited or unaudited) (as adjusted to reflect the Accounting Principles applicable to the 2020 Seadrill Financial Statements and as adjusted to determine the applicable RigCo Group financial position in accordance with the latest RigCo Group Reconciliation Statement delivered under this Agreement) and each Compliance Certificate.
(b)The RigCo Covenant Liquidity shall be tested in accordance with Clause 23.2 (RigCo Group minimum liquidity) and reported in each Compliance Certificate.
24.UNDERTAKINGS
Each Obligor and, where specifically stated, the Parent gives the undertakings set out in this Clause 24 to each Finance Party and such undertakings shall remain in force throughout the Security Period.
24.1Authorisations etc.
Each of the Obligors shall (and the Obligors shall procure that each Security Provider will) promptly:
(a)obtain, comply and do all that is necessary to maintain in full force and effect; and
(b)supply certified copies to the Agent (if so requested) of, any authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.
24.2Compliance with laws and sanctions
(a)Each of the Obligors shall, and shall procure that each member of the Group and any Non-Recourse Subsidiary will, comply in all respects with all laws and regulations and
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constitutional documents to which it and the relevant Drilling Unit may be subject, where failure to do so has or is reasonably likely to have a Material Adverse Effect.
(b)Each of the Obligors shall, and shall procure that each member of the Group and any Non-Recourse Subsidiary will, comply in all respects with Sanctions, including, but not limited to, laws, regulations and executive orders relating to the U.S. economic embargoes of countries, entities or individuals as administered by the Treasury Department, Office of Foreign Assets Control.
24.3Environmental compliance
Each Obligor shall (and RigCo shall procure that each member of the RigCo Group will):
(a)comply with all Environmental Laws;
(b)obtain, maintain and ensure compliance with all requisite Environmental Approvals; and
(c)implement procedures to monitor compliance with and to prevent liability under any Environmental Law, where failure to do so has, or is reasonably likely to have, a Material Adverse Effect.
24.4Taxation
(a)Each Obligor shall (and the Parent shall procure that each member of the Group and any Non-Recourse Subsidiary will) pay and discharge all material Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:
(i)such payment is being contested in good faith;
(ii)adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under Clause 22.1 (Financial statements); and
(iii)such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.
(b)None of the Obligors may change its residence for Tax purposes, other than as part of or pursuant to a Permitted Group Restructuring. The Finance Parties agree to discuss with the Obligors’ Agent and the Parent in good faith any amendments to the provisions of this Agreement relating to Tax due to a proposed change to any Obligor’s residence for Tax purposes as part of or pursuant to a Permitted Group Restructuring (including the incorporation of provisions on market standard terms for the relevant jurisdiction relating to the allocation of Tax deduction and withholding Tax risk, such as “Qualifying Lender” and related provisions on market standard terms) following a request in writing from the Obligors’ Agent or the Parent which includes an explanation of the reason(s) for the change(s), and each of the Finance Parties, the Obligors’ Agent and the Parent agrees to act reasonably in relation to any such request and change(s). For the avoidance of doubt, the Finance Parties are under no obligation to agree to such proposed amendments, but in the event that an Obligor changes or intends to change its tax residence as part of or pursuant to a Permitted Group Restructuring:
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(i)the Obligor shall promptly notify the Agent (and the Agent, upon receipt of such notification, shall inform the Lenders); and
(ii)each Lender and such Obligor shall co-operate in completing any procedural formalities required to be completed to enable the Obligor to make any payment to the Lenders without any Tax Deduction under the laws of the jurisdiction in which the Obligor is or will be resident for tax purposes following such change (including by way of a Lender notifying its status and details under the HMRC DT Treaty Passport Scheme, where applicable), provided however that to the extent any Lender fails to complete any such procedural formalities and as a result the Obligor is not able to make payment to such Lender without any Tax Deduction, the rights of such Lender under Clause 14.2.2 (Tax gross-up) shall not be affected.
(c)A Finance Party is not obliged to take any steps under paragraph (b) above if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.
24.5Pari passu ranking
Each of the Obligors shall ensure that its and each Security Provider’s obligations under the Finance Documents do and will rank at least pari passu with all its other present and future unsecured and unsubordinated obligations, except for those obligations which are preferred by mandatory law applying to companies generally in the jurisdictions of their incorporation or in the jurisdiction in the ports of calls.
24.6Title
Subject to any disposal or other transaction in accordance with the terms of this Agreement, each Drilling Unit Owner shall, and RigCo shall procure that all Intra-Group Charterers shall (to the extent applicable), hold full legal title to and own the entire beneficial interest in the Drilling Units and its rights under or to (i) any Charter Contract, (ii) the Intra-Group Charterparties, (iii) the Insurances and (iv) any Earnings, free of any Security Interest and other interests and rights of every kind, except for:
(a)any Security Interest or such other interests or rights:
(i)created by the Security Documents or, if applicable, any Security Interest granted in favour of the lenders under a Refinancing Facility in accordance with the terms of the Secured Bank Facilities Agreements; or
(ii)which constitute a Drilling Unit Permitted Encumbrance;
(b)subject to Clause 25.4 (Alteration to the Drilling Units), any rights or interests arising pursuant to the ongoing capital equipment and spare parts arrangements operated by any member of the RigCo Group including, but not limited to, those operated by Seadrill Global Services and/or Seadrill Americas, Inc.; and
(c)any rights of set-off arising under any Charter Contract, any Intra-Group Charterparty or in respect of any Earnings.
24.7Negative pledge
(a)Subject to paragraphs (b), (c) and (d) below, the Parent shall not, and shall procure that no member of the Group shall, create or permit to exist any Security Interest over any
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of its present or future undertakings, property, assets, rights or revenues (whether secured by the Security Documents or not), save for any Permitted Encumbrances.
(b)No Obligor shall, and the Obligors shall procure that no Security Provider (other than any Additional Security Provider) shall, permit any further Security Interest on any asset subject to any Security Interest under any of the Security Documents, save for:
(i)any Drilling Unit Permitted Encumbrance;
(ii)any other Security Interest listed in paragraph (b) or (c) of Clause 24.6 (Title);
(iii)any Security Interest granted in favour of the lenders under a Refinancing Facility in accordance with the terms of the Secured Bank Facilities Agreements;
(iv)any Security Interest permitted by paragraph (a) above in respect of assets which are subject to a Security Interest expressed to comprise a Floating Charge and not any other Security Interest under any of the Security Documents; and
(v)subject to the restrictions in Clause 24.6 (Title) in the case of each Drilling Unit Owner and Intra-Group Charterer and provided that none of the following Security Interests shall be permitted by virtue of this paragraph (b)(v) in respect of any shares or other ownership interest in RigCo and any Drilling Unit Owner or Intra-Group Charterer:
(A)any netting or set-off arrangement entered into by any such Obligor or Security Provider in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the RigCo Group (including as part of any multi-account overdraft, group cash pool or group cash management arrangements);
(B)any lien arising by operation of law and in the ordinary course of business and not as a result of any default or omission by any such Obligor or Security Provider;
(C)any Security Interest arising in connection with any unpaid Tax where the Tax is not yet due and payable or where the liability to pay such Tax is being contested in good faith by appropriate proceedings;
(D)any Security Interest arising under any court order or injunction or for costs arising in connection with any litigation or court proceedings being contested by such Obligor or Security Provider in good faith; and
(E)any attachment or judgment Security Interest or Security Interest otherwise arising as a result of legal proceedings and assessments by authorities not constituting an Event of Default.
(c)No Drilling Unit Owner or Intra-Group Charterer shall create or permit to subsist any Security Interest over any of its present or future undertakings, property, assets, rights or revenues (whether secured by the Security Documents or not), save for:
(i)any Drilling Unit Permitted Encumbrances;
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(ii)any other Security Interest listed in paragraphs (b) or (c) of Clause 24.6 (Title);
(iii)any Security Interest created pursuant to the Security Documents;
(iv)any Security Interest granted in favour of the lenders under a Refinancing Facility in accordance with the terms of the Secured Bank Facilities Agreements; and
(v)subject to the restrictions in Clause 24.6 (Title), any Security Interest listed under paragraphs (b)(v)(A) to (E) above.
(d)No Drilling Unit Owner or Intra-Group Charterer shall encumber any employment contract in respect of any of the Drilling Units, save for:
(i)any Security Interests created pursuant to the Security Documents;
(ii)any Drilling Unit Permitted Encumbrances;
(iii)any other Security Interest listed in paragraphs (b) or (c) of Clause 24.6 (Title); and
(iv)any Security Interest granted in favour of the lenders under a Refinancing Facility in accordance with the terms of the Secured Bank Facilities Agreements.
24.8Change of business
(a)The Parent shall ensure that no substantial change is made to the general nature of the business of the Group taken as a whole from that carried on as of the Effective Time.
(b)Except with (i) the prior written consent of the Agent (acting on the instructions of the Required Majority), (ii) pursuant to a Permitted Group Restructuring, or (iii) otherwise pursuant to any disposal, termination or other transaction permitted by this Agreement, no Obligor will:
(i)cease to carry on, or make any change to the general nature of, its business and activities as conducted as of the date hereof, or carry on any other business, except for any similar related business as presently conducted; or
(ii)change the place of its jurisdiction of incorporation or its organisation.
24.9Stock Exchange Listing
(a)The Parent shall procure that its shares are listed on the Euronext Expand (and thereafter shall maintain such listing until the Parent is listed on the Oslo Stock Exchange) and subsequently on the Oslo Stock Exchange (and thereafter shall maintain such listing):
(i)in respect of the Euronext Expand, by the later of (i) the date falling nine (9) weeks after the Effective Time and (ii) as soon as reasonably practicable after, and in any event not later than six (6) weeks after, the Euronext Expand Listing Conditions are satisfied; and
(ii)in respect of the Oslo Stock Exchange, as soon as reasonably practicable after, and in any event not later than nine (9) weeks after, listing on the Euronext
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Expand and meeting the applicable requirements for listing on the Oslo Stock Exchange.
(b)If the Parent is not listed on the Euronext Expand by the date falling nine (9) weeks after the Effective Time then it will enter into good faith discussions with the Agent on behalf of the Lenders regarding the current status of listing and any steps available to the Parent and the Lenders to secure a listing on the Euronext Expand as soon as reasonably practicable.
(c)The Parent shall procure, subject to meeting the applicable requirements for such listing, that its shares are listed on either the New York Stock Exchange or the OTCQX as soon as reasonably practicable on or after listing on the Oslo Stock Exchange (and thereafter shall maintain such listing until, in the case of the OTCQX, its shares are listed on the New York Stock Exchange).
(d)If pursuant to the requirements of paragraph (c) above the Parent lists its shares on the OTCQX then the Parent shall, following the listing of its shares on the OTCQX and subject to and as soon as reasonably practicable after meeting the applicable requirements for listing on the New York Stock Exchange, and in any event not later than six (6) weeks after meeting the applicable requirements for such listing, procure that its shares are listed (and thereafter shall maintain such listing) on the New York Stock Exchange, unless the Required Majority have agreed that the Parent may list its shares on the OTCQX without the need to procure a listing on the New York Stock Exchange.
(e)If the Parent is not listed on the Oslo Stock Exchange by the date falling eighteen (18) weeks after the Effective Time then it will enter into good faith discussions with the Agent on behalf of the Lenders regarding the current status of its listing and any steps available to the Parent and the Lenders to secure a listing on the Oslo Stock Exchange and/or the New York Stock Exchange as soon as reasonably practicable.
(f)The Parent shall take all reasonable steps available to it for the purposes of securing the listings referred to in paragraphs (a), (c) and (d) above as soon as reasonably practicable.
24.10Finance Documents
The Obligors shall, and the Obligors shall procure that the Security Providers shall, perform all of their obligations under the Finance Documents at all times in the manner and upon the terms set out therein.
24.11Mergers and demergers
Except with the prior written consent of the Agent (acting on the instructions of the Required Majority) or pursuant to a Permitted Group Restructuring, and other than any merger in respect of the Parent to which Clause 8.5 (Change of control) applies, no Obligor shall:
(a)enter into any merger or consolidation with any other company other than:
(i)if the relevant Obligor is a member of the RigCo Group, with another member of the RigCo Group;
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(ii)where the Obligor will survive as a separate legal entity, or in case of a merger or consolidation between two Obligors at least one Obligor will survive as a separate legal entity, in both cases the surviving Obligor remaining bound in all respects by its obligations and liabilities under the Finance Documents; and
(iii)where the Drilling Unit Owners will continue to be special purpose companies, owning only their relevant Drilling Units and any rights or other assets ancillary or incidental thereto;
(b)demerge itself into any two or more companies other than:
(i)in connection with a Disposal permitted pursuant to the terms of Clause 8.2 (Sale or disposal), provided that any company resulting from the demerger which is not the subject of a Disposal pursuant to Clause 8.2 (Sale or disposal) will after the demerger continue to be a member of the RigCo Group and remain or become (as the case may be) an Obligor hereunder in accordance with the terms of this Agreement; and
(ii)in all other cases:
(A)if the relevant Obligor is a member of the RigCo Group, where such companies will after the demerger continue to be members of the RigCo Group; and
(B)such companies remain or become (as the case may be) Obligors hereunder in accordance with the terms of this Agreement; or
(c)undertake any corporate reconstruction other than as permitted by paragraphs (a) and/or (b) above.
24.12Financial year
Except with the prior written consent of the Agent (acting on the instructions of the Required Majority), neither the Parent nor RigCo shall alter its financial year end.
24.13Earnings Accounts
(a)RigCo shall, and/or shall procure that the relevant Drilling Unit Owner and/or Intra-Group Charterer shall, open and maintain for the duration of the Facility one or more Earnings Accounts in its name or, as applicable, the name of the relevant Drilling Unit Owner and/or Intra-Group Charterer, and shall procure that all Earnings (excluding service income for manning, services and procurement etc. held with separate third party contractors for the purpose of optimizing the fiscal structure of the drilling operations) in respect of the Drilling Units are (i) credited to an Earnings Account and (ii) subject to the security arrangements contemplated by this Agreement.
(b)Amounts in any and all Earnings Accounts shall be freely available to RigCo, the Drilling Unit Owners and/or the Intra-Group Charterers (as applicable) provided that no notice has been given to any Obligor by the Common Security Agent that such amounts shall not be freely available.
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(c)RigCo (and, if applicable, each relevant Drilling Unit Owner and/or Intra-Group Charterer) shall provide available statements regarding any Earnings Account opened in its name upon reasonable request from the Common Security Agent.
24.14Restrictions on Financial Indebtedness
(a)Subject to paragraphs (b), (c) and (d) below, the Parent shall not, and shall procure that no member of the Group shall, incur or permit to subsist any Financial Indebtedness owed or to be owed by it, other than any Permitted Financial Indebtedness.
(b)No Obligor (other than the Parent and RigCo) shall incur, create or permit to subsist any Financial Indebtedness owed or to be owed by it other than:
(i)Financial Indebtedness incurred under the Senior Secured Finance Documents as at the Effective Time or under any Incremental Facility;
(ii)Financial Indebtedness incurred under a Refinancing Facility;
(iii)any loans, advances or other credit made or extended to any Drilling Unit Owner, Intra-Group Charterer or any other Obligor (other than the Parent) where such loan, advance or credit is made or extended by RigCo or another member of the RigCo Group, provided that the liabilities of the relevant Drilling Unit Owner, Intra-Group Charterer or other Obligor (other than the Parent) to repay such loan, advance or credit are subordinated to the Secured Obligations pursuant to the Intercreditor Agreement;
(iv)Financial Indebtedness existing at the Effective Time (but only to the extent the relevant Financial Indebtedness and the Obligors for which such Financial Indebtedness is applicable are disclosed in writing to the Agent prior to the Effective Time);
(v)Financial Indebtedness which arises from any netting or set-off arrangement entered into by any such Obligor in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the RigCo Group (including as part of any multi-account overdraft, group cash pool or group cash management arrangements);
(vi)Financial Indebtedness which is a liability (i) under any advance or deferred purchase agreement if the agreement is in respect of the supply of assets or services, or (ii) arising under any commercial agreement or arrangement by virtue of the extension, deferral, reduction or other variation of payment terms, in each case in the ordinary course of business; or
(vii)Financial Indebtedness consented to by the Agent (acting on the instructions of the Required Majority).
(c)RigCo shall procure that no member of the RigCo Group (other than RigCo) shall incur, create or permit to subsist any intra-group loan liability other than to RigCo or another member of the RigCo Group.
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(d)Any intra-group liability owed by any Obligor to another member of the RigCo Group shall be subordinated to the Secured Obligations pursuant to the Intercreditor Agreement.
24.15Transactions with Affiliates
The Parent shall procure that all transactions entered into by any member of the Group with an Affiliate are made on arm’s length terms (as determined by the board of directors of the relevant entity or a member of senior management of the Parent or RigCo, in each case acting reasonably), other than:
(a)transactions and payments expressly permitted under this Agreement or entered into in the ordinary course of that member of the Group’s business with another member of the Group;
(b)transactions arising pursuant to the ongoing capital equipment and spare parts arrangements operated by any member of the RigCo Group including, but not limited to, those operated by Seadrill Global Services and/or Seadrill Americas, Inc. (other than between a Non-Recourse Subsidiary and any other member of the Group); and
(c)intra-group loans owed by or to a member of the RigCo Group where granted or owed by another member of the RigCo Group or owed by or to a member of the Seadrill Group where granted or owed by another member of the Seadrill Group and, in each case, not otherwise prohibited by the terms of this Agreement.
24.16Disposals
(a)Subject to paragraph (b) below, the Parent shall not, and shall procure that no member of the Group shall, enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any asset or its economic interest, other than any Permitted Disposal.
(b)No Obligor shall, and the Obligors shall procure that no Security Provider (other than any Additional Security Provider) shall, enter into a single transaction or series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of its economic interest in any asset being the subject of a Security Interest pursuant to the Security Documents other than any sale or disposal:
(i)in accordance with Clause 8.2 (Sale or disposal);
(ii)pursuant to a Permitted Group Restructuring;
(iii)of a Material IP Right, provided that the disposal of such Material IP Right is to a member of the Group and the Finance Parties will continue to have the same or substantially equivalent security over any such Material IP Right;
(iv)which is the granting of any licence of Intellectual Property in the ordinary course of business;
(v)contractually committed to or agreed to by an Obligor and/or Security Provider as at the Effective Time (but only to the extent the relevant disposal and the Obligors and/or Security Providers for which such disposal is applicable are disclosed in writing to the Agent prior to the Effective Time);
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(vi)which is the granting of any lease, drilling contract, charter, bareboat charter or operating lease, in each case entered into in the ordinary course of business and including any lease or charter (including bareboat charter) entered into with any joint venture or similar arrangement contemplated by and in accordance with Clause 24.21(f) (Ownership);
(vii)to give effect to any ownership structure or joint venture or similar arrangement contemplated by and in accordance with Clause 24.21(f) (Ownership);
(viii)permitted pursuant to Clause 24.11 (Mergers and demergers);
(ix)which is the application of cash not otherwise prohibited by the terms of this Agreement;
(x)pursuant to any Security Interest permitted by Clause 24.7 (Negative pledge) in respect of Obligors and Security Providers;
(xi)to a member of the RigCo Group subject to complying with Clause 27.3 (Changes to the Guarantors) and the terms of this Agreement;
(xii)pursuant to the ongoing capital equipment and spare parts arrangements operated by any member of the RigCo Group in accordance with the terms of this Agreement (including, but not limited to, those operated by Seadrill Global Services and/or Seadrill Americas, Inc.);
(xiii)of any Earnings, transfer of funds from the Earnings Accounts or in respect of any Insurance in each case in compliance with any applicable terms of Finance Documents;
(xiv)of any asset subject to a Security Interest expressed to comprise a Floating Charge and not any other Security Interest under any of the Security Documents where the disposal of such asset is permitted by paragraph (a) above; or
(xv)consented to by the Agent (acting on the instructions of the Required Majority).
24.17Financial Support
(a)Subject to paragraphs (b), (c) and (d) below, the Parent shall not, and shall procure that no member of the Group shall, provide, issue, create or permit to subsist (where provided by it) any Financial Support (including contingent Financial Support), other than any Permitted Financial Support.
(b)No Obligor (other than the Parent, RigCo and any Intra-Group Charterer not being an intra-group charterer only in respect of the Drilling Units) shall, and the Obligors shall procure that no Security Provider (other than any Additional Security Provider) shall provide, issue, create or permit to subsist (where provided by it) any Financial Support (including contingent Financial Support) other than:
(i)Financial Support existing at the Effective Time (but only to the extent the relevant Financial Support and the Obligors and/or Security Providers for which such Financial Support is applicable are disclosed in writing to the Agent prior to the Effective Time);
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(ii)Financial Support to the extent that it comprises Financial Indebtedness permitted in respect of Obligors and Security Providers pursuant to Clause 24.14 (Restrictions on Financial Indebtedness);
(iii)where provided for the benefit of any Drilling Unit Owner or Intra-Group Charterer, or otherwise to facilitate or secure the employment of any Drilling Unit, any guarantee, indemnity or similar arrangement under or pursuant to any Intra-Group Charterparty or Charter Contract for or in respect of any Drilling Unit or otherwise customarily provided under the terms of any charter or other agreement or other arrangement relating to the employment, use, possession, management, maintenance, improvement or other alteration, storage and/or operation of any Drilling Unit;
(iv)Financial Support comprising any equity injections or equity contributions to its Subsidiaries which are members of the RigCo Group;
(v)Financial Support which is provided, procured, created or permitted to subsist in the ordinary course of trading;
(vi)Financial Support arising pursuant to the provision of any administrative, accounting, management or operational services in the ordinary course of business;
(vii)Financial Support arising pursuant to the ongoing capital equipment and spare parts arrangements operated by any member of the RigCo Group including, but not limited to, those operated by Seadrill Global Services and/or Seadrill Americas, Inc.;
(viii)which constitutes an Investment or Acquisition permitted to be made by such Obligor or Security Provider pursuant to Clause 24.20 (Investments and Acquisitions); or
(ix)Financial Support consented to by the Agent (acting on the instructions of the Required Majority), provided in each case that the permissions set out in paragraphs (i) to (viii) above shall not permit the Obligors or Security Providers to provide Financial Support (directly or indirectly) to any Non-Recourse Subsidiary or the NSNCo Group.
(c)RigCo shall not provide, procure, create or permit to subsist any intra-group loans from it to any member of the Group other than:
(i)RigCo Upstream Loans; or
(ii)loans to any member of the RigCo Group.
(d)Any Obligor (other than the Parent and RigCo) shall not provide, procure, create or permit to subsist any intra-group loans from it to any member of the Group other than members of the RigCo Group.
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24.18Centre of Main Interest
Other than pursuant to a Permitted Group Restructuring, none of the Obligors shall change its centre of main interest or establishment to another jurisdiction without obtaining the prior written consent from the Agent (acting on the instructions of the Required Majority). If requested by the Parent, the Finance Parties agree to discuss with the Obligors’ Agent and the Parent in good faith any amendments to the provisions of this Agreement relating to Tax (including the incorporation of provisions on market standard terms for the relevant jurisdiction relating to the allocation of Tax deduction and withholding Tax risk) following a request in writing from the Obligors’ Agent and the Parent which includes an explanation of the reason(s) for the change(s), and each of the Finance Parties, the Obligors’ Agent or the Parent agrees to act reasonably in relation to any such request and change(s). For the avoidance of doubt, the Finance Parties are under no obligation to agree to such proposed amendments.
24.19Assignment of contracts
If an Event of Default has occurred and is continuing the Obligors will, upon the Common Security Agent’s request, use best endeavours to assign the rights and obligations under contracts pertaining to the Drilling Units (with members of the RigCo Group as well as ultimate charterers) or any of them to one or several parties nominated by the Common Security Agent.
24.20Investments and Acquisitions
(a)Subject to paragraph (b) below, the Parent shall not, and shall procure that no member of the Group shall, make any Investments or Acquisitions other than any Permitted Investment/Acquisition.
(b)The Drilling Unit Owners shall not make any Investments or Acquisitions, except:
(i)pursuant to a Permitted Group Restructuring;
(ii)any Investment or Acquisition which arises pursuant to any legally binding obligation, commitment or arrangement of a Drilling Unit Owner existing at the Effective Time (but only to the extent the relevant Investment or Acquisition and the Drilling Unit Owners for which such Investment or Acquisition is applicable are disclosed in writing to the Agent prior to the Effective Time); and
(iii)any Investment or Acquisition described under paragraph (l) of the definition of “Permitted Investment/Acquisition” (but only in circumstances where the relevant Drilling Unit Owner leases or charters one or more of its Drilling Units to the relevant joint venture entity or Subsidiary of that joint venture entity and subject always to compliance with the requirements of Clause 24.21(f) (Ownership)).
(c)For the avoidance of doubt, this Clause 24.20 will not restrict any capital expenditure or investment related to upgrade or maintenance work in respect of any Drilling Unit or otherwise in the ordinary course of business or in accordance with Clause 25.4 (Alteration to the Drilling Units).
24.21Ownership
(a)The Parent shall keep one hundred per cent (100%) ownership (capital and voting rights) in each of IHCo and RigCo, either directly or indirectly.
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(b)IHCo shall keep one hundred per cent (100%) direct ownership (capital and voting rights) in RigCo.
(c)RigCo shall keep one hundred per cent (100%) direct ownership (capital and voting rights) in Cash Pool Co and the Borrower.
(d)RigCo shall, subject to paragraph (f) below and any transaction or disposal in accordance with the terms of this Agreement, keep one hundred per cent (100%) ownership (capital and voting rights) in each of the Guarantors (other than the Parent and Cash Pool Co), Seadrill Management, Seadrill Global Services and Seadrill Americas, Inc., either directly or indirectly.
(e)The Drilling Units shall be owned by the respective Drilling Unit Owner as set out in Schedule 3 (The Drilling Units), subject to paragraph (f) below and any transaction or disposal in accordance with the terms of this Agreement. For the avoidance of doubt, a Drilling Unit Owner may own more than one Drilling Unit at any time (where the acquisition of the relevant Drilling Unit is made pursuant to a Permitted Group Restructuring).
(f)Drilling Unit Owners and Intra-Group Charterers may be less than one hundred per cent (100%) owned (directly or indirectly) by RigCo (and shares or other ownership interests in Drilling Unit Owners or Intra-Group Charterers may be disposed of or issued or joint venture arrangements entered into, excluding to or with any Non-Recourse Subsidiary, or any member of the NSNCo Group) to the extent necessary to (i) meet local content requirements or applicable regulations for the operation of a Drilling Unit or performance of a drilling contract or the deployment of a Drilling Unit in a particular jurisdiction or (ii) secure a drilling contract or an extension of a drilling contract where the board of directors of the Parent (acting reasonably) considers the contractual arrangements with respect to such arrangements to be in the best interest of the Group and where the Parent provides details to the Agent explaining the business rationale for the same, in each case provided that:
(i)RigCo gives prior notice to the Agent and the Common Security Agent of any change of ownership of the relevant Drilling Unit Owner and/or Intra-Group Charterer;
(ii)the relevant Drilling Unit Owner and/or Intra-Group Charterers remains a Subsidiary of RigCo and the shares or other ownership interest in the relevant Drilling Unit and/or Intra-Group Charterer that remains owned by RigCo or another member of the RigCo Group shall continue to be subject to the applicable Security Interests pursuant to the Security Documents;
(iii)subject to Clause 24.6 (Title) the relevant Drilling Unit Owner shall continue to hold full legal title to and own the entire beneficial interest in the relevant Drilling Unit and the Insurances and the relevant Drilling Unit and Insurances shall continue to be subject to the applicable Security Interests pursuant to the Security Documents;
(iv)any lease or charter (including bareboat charter) of the relevant Drilling Unit shall be on arm’s length terms for consideration which (taking into account the value attributed to the economic interest acquired or retained by the RigCo Group in
#10209281/1    115 (210)

the relevant joint venture or similar arrangement) the board of directors of the Parent (acting reasonably) considers to be fair value;
(v)any Earnings arising from any lease or charter (including bareboat charter) referred to in paragraph (iv) shall continue to be subject to the applicable Security Interest pursuant to the Security Documents;
(vi)there is no Default continuing at the time the arrangement is entered into;
(vii)each Finance Party has been provided with all “know your customer” documents reasonably requested by the Agent (for itself or on behalf of any Finance Party) or any Finance Party necessary in order to comply with all “know your customer” checks under applicable laws, regulations and internal policy requirements in relation to that co-investor, such documents to be in a form and substance satisfactory to such Finance Party (acting reasonably); and
(viii)the co-investor in such Drilling Unit Owner or Intra-Group Charterer is not an entity in respect of which it is contrary to applicable law, regulation or internal policy requirements (including, but not limited to, in relation to sanctions) of any Finance Party to engage in business with.
24.22Corrupt Practices
Each Obligor shall act in compliance with all applicable laws and regulations relating to bribery and corrupt practices and shall use all reasonable endeavours to procure that any person acting on its behalf acts in such manner in the course of acting for it.
24.23Use of proceeds
No proceeds of a Loan shall be made available, directly or indirectly, to or for the benefit of a Restricted Party nor shall they be otherwise, directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions.
24.24Sanctions
(a)Each Obligor shall ensure that none of their, nor any of their Subsidiaries’, respective directors, officers, employees, agents or representatives or any other persons acting on any of their behalf, is a person listed on any Sanctions List.
(b)The Parent shall maintain policies and procedures designed to promote and achieve compliance by each member of the Group with applicable Sanctions.
24.25RigCo Group cash sweep
(a)RigCo shall procure that each member of the RigCo Group (other than RigCo and Cash Pool Co) shall, on or as soon as reasonably practicable after each Interest Payment Date, transfer any cash and cash deposits legally and beneficially held by that member of the RigCo Group into the Cash Sweep Accounts, excluding:
(i)cash and cash deposits subject to exchange or capital controls or similar legal requirements to which the relevant member of the RigCo Group or its directors are subject;
(ii)cash and cash deposits where Tax and/or other fees or costs on the payment or transfer of such funds to Cash Pool Co would (A) exceed 5% of the total amount
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of the relevant payment or transfer for that member of the RigCo Group and/or Cash Pool Co or (B) otherwise be an amount materially prejudicial to the relevant member of the RigCo Group and/or Cash Pool Co;
(iii)cash and cash deposits which are required by that member of the RigCo Group to meet debt service obligations from and including such Interest Payment Date until the next Interest Payment Date and ongoing financial and operating costs;
(iv)cash collateral posted by a member of the RigCo Group (whether held in a bank account of a member of the RigCo Group or in the account of the relevant bank or other financial institution in favour of which such cash collateral was posted) to the extent permitted by the terms of this Agreement; and
(v)cash and cash deposits not at the free and unrestricted disposal of the relevant member of the RigCo Group by which it is owned as a result of any Security Interest permitted by the terms of this Agreement or any joint venture or similar arrangement contemplated by, and which is in compliance with, Clause 24.21(f) (Ownership).
(b)RigCo shall provide evidence of the amount standing to the Cash Sweep Accounts in each Compliance Certificate and shall provide such further information evidencing compliance with this Clause as may be reasonably requested by the Agent.
24.26Payments out of the RigCo Group
RigCo shall procure that no member of the RigCo Group shall make any payments to any other member of the Group (other than a member of the RigCo Group) except:
(a)any Junior Obligations Permitted Payment, provided that:
(i)no Event of Default is continuing under this Agreement or, in any such case, would result therefrom; and
(ii)such payments are to be promptly applied to meet the purpose for which they are being made; or
(b)any Structural Permitted Payment, provided that such payments are to be promptly applied to meet the purpose for which they are being made, and, in each case, any such payments from RigCo to a member of the Group (other than a member of the RigCo Group) shall be made by way of repayment of Seadrill Group Downstream Loans or by way of RigCo Upstream Loans.
24.27Parent Dividends
The Parent shall not:
(a)make any dividend payments or other distributions in respect of its share capital to its shareholders;
(b)enter into any total return swaps or enter into similar transactions with similar effect; or
(c)buy back or redeem any shares in its capital.
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24.28RigCo Dividends
RigCo shall not:
(a)make any dividend payments or other distributions in respect of its share capital to its direct or indirect shareholders;
(b)enter into any total return swaps or enter into similar transactions with similar effect; or
(c)buy back or redeem any shares in its capital.
24.29Parent undertaking
(a)Subject to paragraph (b) below, the Parent shall not, and shall ensure that no member of the Seadrill Group shall, trade, carry on any business, own any assets, make any investment or acquisition or incur any liabilities, other than:
(i)the business or trade of a holding company and all activities incidental thereto;
(ii)the acquisition and ownership of shares in RigCo and any other Subsidiary;
(iii)the acquisition and ownership of shares in Seadrill New Finance Ltd.;
(iv)any acquisition of or investment in, and the ownership of:
(A)any minority interest in any entity not comprising a member of the Group or a member of the NSNCo Group; and
(B)any Non-Recourse Subsidiary (including, for the avoidance of doubt, the making of any Permitted Non-Recourse Subsidiary Investment);
(v)the disposal of any minority interest referred to in paragraph (iv)(A) above or any interest in any Non-Recourse Subsidiary;
(vi)the entering into, the exercise of rights and the performance of obligations under, loans and other intercompany obligations owed to, or by, (A) RigCo, (B) any Non-Recourse Subsidiary, or (C) any other Subsidiary outside the RigCo Group, each case in accordance with the terms of the Finance Documents, and any liabilities arising under such loans and intercompany obligations;
(vii)the provision of administrative services (excluding treasury services) to (A) any member of the RigCo Group, (B) any Non-Recourse Subsidiary, or (C) any other Subsidiary outside the RigCo Group, of a type customarily provided by a holding company to its Subsidiaries;
(viii)operating, exercising its rights and performing its obligations under Senior Secured Finance Documents and any liabilities under the Senior Secured Finance Documents or any documentation in respect of any other Permitted Financial Indebtedness, including but not limited to any SDRL Debt Issue and the application of cash, the transfer of funds and the granting of loans to (A) RigCo, (B) any Non-Recourse Subsidiary or (C) any other Subsidiary outside the RigCo Group, in each case in accordance with the terms of the Finance Documents;
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(ix)any Permitted Financial Support or, to the extent permitted to be incurred by the Parent, Permitted Financial Indebtedness;
(x)those activities necessary or desirable for the preservation of its corporate existence and maintenance of its tax status;
(xi)participating in group tax and accounting activities (including but not limited to tax planning);
(xii)professional fees and administration costs in the ordinary course of business as a holding company;
(xiii)the acquisition and surrender of tax losses;
(xiv)arrangements relating to the remuneration (including pension and other benefits) and incentivisation of, and the indemnification of, directors, officers and employees;
(xv)exercising its rights and performing its obligations under ring-fenced legacy ship yard contracts in existence at the Effective Time to which certain members of the Seadrill Group (other than the Parent) are party; and
(xvi)as consented to in writing by the Agent (acting on the instructions of the Required Majority).
(b)Nothing in this Agreement will restrict or limit any SDRL Equity Issue.
24.30Cash Pool Co undertaking
Cash Pool Co shall not trade, carry on any business, own any assets, make any investment or incur any liabilities except:
(a)the business or trade of holding the header accounts for the RigCo Group’s cash pool, being the head company in the RigCo Group’s cash pool arrangements, operating such cash pool arrangements, the incurring, creating or servicing of any Financial Indebtedness permitted pursuant to Clause 24.14 (Restrictions on Financial Indebtedness) and, in each case, all activities incidental thereto;
(b)the entering into, the exercise of rights and the performance of obligations under RigCo Group’s cash pool arrangements, loans and other intercompany obligations owed to, or by, any member of the RigCo Group in accordance with the terms of the Finance Documents, and any liabilities arising under such loans and intercompany obligations and the opening and maintaining of the Cash Sweep Accounts (and all activities incidental thereto);
(c)operating, exercising its rights and performing its obligations under the Senior Secured Finance Documents;
(d)those activities necessary or desirable for the preservation of its corporate existence and maintenance of its tax status;
(e)participating in group tax and accounting activities (including but not limited to tax planning);
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(f)professional fees and administration costs in the ordinary course of business as a cash pool header company;
(g)the acquisition and surrender of tax losses; and
(h)as consented to in writing by the Agent (acting on the instructions of the Required Majority).
25.DRILLING UNIT COVENANTS
The Obligors give the undertakings set out in this Clause 25 to each Finance Party and such undertakings shall remain in force throughout the Security Period.
25.1Minimum Market Value
(a)The Obligors will procure that the Market Value of all the Drilling Units is at least one hundred and thirty five per cent (135%) of the sum of the Senior Secured Commitments.
(b)The covenant in paragraph (a) above has been waived by the Finance Parties up until the Final Maturity Date and the provisions of paragraph (a) above are therefore suspended until the Final Maturity Date.
25.2Market Valuation of the Drilling Units
The Borrower shall (at its own expense):
(a)arrange for the Market Value of each of the Drilling Units to be determined and valued as at 30 June and 31 December each year and deliver each such valuation to the Agent (but not for the purpose of determining any compliance with Clause 25.1 (Minimum Market Value)) at the same time as delivery of each Compliance Certificate to be delivered to the Agent pursuant to Clause 22.2 (Compliance Certificate) for the Financial Quarters ending 30 June and 31 December each year; and
(b)if an Event of Default has occurred and is continuing, upon the request of the Agent, arrange for the Market Value of each of the Drilling Units to be determined.
25.3Insurance
(a)Each Obligor shall maintain or ensure that each of the Drilling Units is insured against such risks, including the following risks: hull and machinery, protection & indemnity (including an adequate club cover for pollution liability as normally adopted by the industry for similar Drilling Units), hull interest and/or freight interest and war risk (including piracy, terrorism and confiscation) insurances, in such amounts and currencies, on such terms (always applying Norwegian law and including the terms of the Nordic Marine Insurance Plan of 2013 (as amended from time to time)) and with such insurers (and re-insurers, if relevant) and placed through insurance brokers as the Agent (acting on the instructions of the Required Majority (acting reasonably)) shall approve as appropriate for an internationally reputable major drilling contractor.
(b)If any insurances are placed through captive vehicles, the Borrower shall ensure (i) that proper cut-through clauses are provided in favour of the Agent (on behalf of the Finance Parties) in the re-insurance policy/-ies and evidence of the same is provided to the Agent and (ii) that the Common Security Agent (on behalf of the Senior Secured
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Finance Parties) is granted an assignment over the re-insurances by way of an Assignment of Insurances. No more than ten per cent (10%) of the insurances can be placed through captive vehicles, without the prior written consent of the Agent (acting on the instructions of all the Lenders). The Borrower shall provide the Agent with details of terms and conditions of the insurances and break down of insurers. The captive vehicle is not allowed to assume a claims leadership position without the prior written consent of the Agent (acting on the instructions of all the Lenders).
(c)The insured value of each of the Drilling Units shall at all times be at least equal to or higher than the Market Value of that Drilling Unit. The aggregate insured value of the Drilling Units shall at all times be at least equal to one hundred and twenty per cent (120%) of the outstanding Senior Secured Commitments, provided that, for so long as the amount representing one hundred and twenty per cent (120%) of the outstanding Senior Secured Commitments is higher than the Market Value of the relevant Drilling Unit and (i) the relevant Drilling Unit Owner (or RigCo on behalf of any of them) has used all reasonable efforts to secure insurance for the Drilling Units for an aggregate insured value greater than or equal to one hundred and twenty per cent (120%) of the outstanding Senior Secured Commitments and (ii) the Group’s insurance broker or advisor has confirmed that such insurance at such level is not available in the market and RigCo provides evidence of such confirmation to the Agent, the relevant Drilling Unit Owner (or RigCo on behalf of any of them) shall only be required to seek as high an aggregate insured value as the Group’s insurance broker or advisor confirms is available in the market, subject to a minimum of the higher of (x) the aggregate Market Value of the Drilling Units and (y) the amount representing one hundred per cent (100%) of the outstanding Senior Secured Commitments.
(d)The aggregate insurance value of the Drilling Units pursuant to paragraph (c) above shall be updated on a semi-annual basis by reference to the regular rig valuations provided pursuant to Clause 25.2 (Market Valuation of the Drilling Units).
(e)The value of the hull and machinery insurance for each Drilling Unit shall cover at least eighty per cent (80%) of the Market Value of that Drilling Unit, and the aggregate insured values in the hull and machinery insurances of the Drilling Units shall at all times be at least equal to the outstanding Senior Secured Commitments.
(f)The Borrower shall procure that the Common Security Agent (on behalf of the Senior Secured Finance Parties) is noted as first priority mortgagee and sole loss payee in the insurance contracts, together with the confirmation from the underwriters to the Common Security Agent that the notice of assignment with regards to the Insurances and the loss payable clauses (with a monetary threshold of USD 25,000,000) are noted in the insurance contracts and that standard letters of undertaking confirming this are executed by the insurers, always provided that the evidence thereof is in form and substance satisfactory to the Common Security Agent (acting on the instructions of all the Senior Secured Lenders). RigCo shall provide the Agent and the Common Security Agent with details of terms and conditions of the insurances and break down of insurers.
(g)Not later than seven (7) days prior to the expiry date of the relevant Insurances, RigCo shall procure the delivery to the Agent of a certificate from the insurance broker(s) or the insurers confirming that the Insurances referred to in paragraph (a) above have been renewed and taken out in respect of the Drilling Units with insured values as
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required by this Clause, that such Insurances are in full force and effect and that the Common Security Agent (on behalf of the Senior Secured Finance Parties) have been noted as first priority mortgagee by the relevant insurers.
(h)Subject to Clause 25.3(m) below, the Agent may effect upon the request of the Required Majority:
(i)at the Lenders’ expense (which shall include, for the avoidance of doubt, any fees and expenses of the Agent’s insurance advisor) and for the exclusive benefit of the Lenders, mortgagees’ interest insurance on such terms as the Agent may approve (acting on the instructions of the Required Majority) (“Mortgagees’ Interest Insurance”); and
(ii)at the Borrower's expense and for the exclusive benefit of the Lenders and, if applicable, the New Money Lenders, when any Drilling Unit is or may be located in an Area (as defined herein), insurance policies such as mortgagees’ additional perils and pollution insurance on such terms as the Agent may approve (acting on the instructions of the Required Majority) (“Mortgagees’ Perils and Pollution Insurance”). The Drilling Unit Owners (or the Obligors’ Agent on their behalf) shall notify the Agent in writing prior to a Drilling Unit entering an Area (as defined herein). For the purposes of this Clause, the term “Area” means the territorial waters of the United States of America or the Exclusive Economic Zone (as defined in the US Oil Pollution Act, 1990) or the territorial waters of any other jurisdiction having (in the Lenders reasonable opinion) similar or comparable pollution or environmental protection legislation specified from time to time by the Agent (acting on the instructions of the Required Majority) to the Borrower.
(i)If any of the Insurances referred to in paragraph (a) above form part of a fleet cover, the Drilling Unit Owners (or RigCo on their behalf) shall procure that the insurers shall undertake to the Common Security Agent that they shall neither set-off against any claims in respect of any of the Drilling Units any premiums due in respect of other drilling units under such fleet cover or any premiums due for other insurances, nor cancel this Insurance for reason of non-payment of premiums for other drilling units or vessels under such fleet cover or of premiums for such other insurances, and shall undertake to issue a separate policy in respect of each of the Drilling Units if and when so requested by the Common Security Agent.
(j)The Drilling Unit Owner shall procure that the Drilling Units always are employed in conformity with the terms of the instruments of Insurances (including any warranties expressed or implied therein) and comply with such requirements as to extra premium or otherwise as the insurers may prescribe.
(k)The Drilling Unit Owners (or RigCo on their behalf) will procure that no material changes are made to the Insurances described under paragraph (a), (c) and (e) above without the prior written consent of the Agent (acting on the instructions of all the Lenders), except, in the case of paragraph (c) above, a change that relates to the level of insurance that is in compliance with paragraph (c) above.
(l)Each of the Insurances (including any structure relating to any captive vehicle, if relevant) shall be reviewed (an “Insurance Review”), at the cost of the Obligors’ Agent or the relevant Drilling Unit Owner (which shall include, for the avoidance of doubt, any
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duly incurred fees and expenses of the Agent’s insurance advisor), such review to be effected by the Agent’s insurance advisor on an annual basis and on each date on which the Insurances are due for renewal, in each case if so requested by the Required Majority and subject to Clause 25.3(m) below.
(m)For the purposes of paragraphs (h) and (l) above, the Agent:
(i)may appoint any reputable insurance advisors approved by the Required Majority and the Obligors’ Agent (such approval not to be unreasonably withheld or delayed);
(ii)shall, in coordination with the insurance advisor, present an estimate of the scope of terms, upfront cost and ongoing payment terms (as applicable) of any Mortgagees’ Interest Insurance, Mortgagees’ Perils and Pollution Insurance or Insurance Review to be effected for review and acceptance by all requesting Lenders; and
(iii)shall have no obligation to effect any Mortgagees’ Interest Insurance, Mortgagees’ Perils and Pollution Insurance or Insurance Review for any Lender in the absence of such Lender’s acceptance in accordance with paragraph (ii) above.
25.4Alteration to the Drilling Units
Each Obligor shall ensure that no Drilling Unit is materially altered, except as necessary in the ordinary course of business or as otherwise reasonably necessary to secure a drilling contract or for the purposes of facilitating a disposal pursuant to Clause 8.2 (Sale or disposal) provided that:
(a)the material alterations are made to enable the Drilling Unit to be employed on a specific contract or in order to improve the marketability of such Drilling Unit;
(b)the material alterations cannot reasonably be expected to adversely affect the Market Value of the Drilling Unit;
(c)the Drilling Unit will remain a drilling rig; and
(d)the Agent is given prior written notice of such material alterations involving expenditure by any member of the Group in excess of 25,000,000.
25.5Conditions of the Drilling Units
Each Obligor shall ensure that the Drilling Units (other than any laid-up or stacked Drilling Unit) are maintained and preserved in good working order and repair and operated in accordance with good internationally recognized standards, and that the Drilling Units comply with the ISM Code and the ISPS Code (to the extent applicable, and if not applicable, to conduct its affairs in accordance with prudent industry practices) and all other marine safety and other regulations and requirements from time to time applicable to rigs registered in the relevant Ship Registry under the relevant flag and applicable to rigs trading in jurisdictions in which the Drilling Units are operating or laid-up or stacked from time to time, as the case may be.
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25.6Trading, Classification and repairs
(a)The Obligors shall keep or shall procure that:
(i)the Drilling Units are kept in a good, safe and efficient condition and state of repair consistent with prudent ownership and management practice;
(ii)that the Drilling Units, other than any laid-up or stacked Drilling Unit, maintain their class with DNV GL, Lloyd’s Register, American Bureau of Shipping or another classification society approved by the Required Majority, free of any overdue recommendations and qualifications;
(iii)any laid-up or stacked Drilling Unit is:
(A)capable of maintaining its operational capabilities and being re-entered in a classification society upon removal from such lay-up or stacking; and
(B)otherwise laid-up or stacked in accordance with prudent industry standards;
(iv)they comply with:
(A)the laws, regulations (statutory or otherwise), constitutional documents and international conventions applicable to the classification society, the Ship Registry, the Obligors (ownership, operation, management and business) and to the Drilling Units in jurisdictions in which any of the Drilling Units or the Obligors are operating from time to time, to the extent that failure to do so has or is reasonably likely to have a Material Adverse Effect; and
(B)the sanctions regimes applicable to the classification society, the Ship Registry, the Obligors (ownership, operation, management and business) and to the Drilling Units in jurisdictions in which any of the Drilling Units or the Obligors are operating from time to time;
(v)with the exception of the Drilling Units named West Neptune, Sevan Louisiana and any ultra deepwater Drilling Unit, the Drilling Units do not enter the territorial waters (twelve (12) mile limit) of the United States of America unless (i) it is an emergency situation, (ii) if no Event of Default has occurred and is continuing, upon obtaining the prior written consent from the Agent, or (iii) if an Event of Default has occurred and is continuing, upon obtaining the prior written consent of the Lenders, in each case subject to Clause 25.3(h); and
(vi)they provide the Agent of evidence of such compliance upon request from the Agent.
(b)Notwithstanding anything to the contrary in this Clause 25.6, no requirements as to classing, classification or maintenance of operational capabilities shall apply to the Recycling Units (other than to the extent necessary for the purposes of any sale of the relevant Recycling Unit).
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25.7Notification of certain events relating to a Drilling Unit
The Obligors shall immediately notify the Agent of:
(a)any accident to any of the Drilling Units involving repairs where the costs will or are likely to exceed USD 25,000,000 (or the equivalent amount in any other currency);
(b)any requirement or recommendation in relation to the Drilling Units made by any insurer or classification society or by any competent authority which would have an impact on the continued operations of the Drilling Units and is not, or cannot be, complied with within the time allotted for rectification by the insurer or classification society or competent authority;
(c)any exercise or purported exercise of any capture, seizure, arrest or lien on any of the assets secured by the Security Documents; and
(d)any occurrence as a result of which any of the Drilling Units has become or is, by the passing of time or otherwise, likely to become a Total Loss.
25.8Operation of the Drilling Units
Each Obligor shall comply, and procure that any charter and manager complies, in all respects with all Environmental Laws and all other laws or regulations applicable to the Drilling Units, their ownership, operation and management or to the business of the Obligors in each case to the extent that any failure to do so has or would reasonably be expected to have a Material Adverse Effect and shall not employ any of the Drilling Units nor allow their employment:
(a)in any manner contrary to law or regulation in any relevant jurisdiction, including but not limited to laws, regulations and executive orders relation to the U.S. economic embargoes of countries, entities or individuals as administrated by the Treasury Department, Office of Foreign Assets Control; and
(b)in the event of hostilities in any part of the world (whether war is declared or not), in any zone which is declared a war zone by any government or by the war risk insurers of any of the Drilling Units unless the relevant Drilling Unit Owner has (at its expense) effected any special, additional or modified insurance cover which shall be necessary or customary for good ship owners trading Drilling Units within the territorial waters of such country at such time and has provided evidence of such cover to the Agent.
25.9ISM Code, ISPS Code etc.
The Borrower shall procure that the Drilling Unit Owners and any charter and/or manager complies with the ISM Code, ISPS Code, Marpol and any other international maritime safety regulation relevant to the operation and maintenance of the Drilling Units to the extent that failure to do so has or is reasonably likely to have a Material Adverse Effect and provides copies of certificates evidencing such compliance to the Agent upon written request thereof.
25.10Inspections and class records
(a)The Obligors shall permit, and shall procure that any charterers and/or managers permit, one person appointed by the Agent to inspect, upon the Agent giving prior written notice, each of the Drilling Units once a year, as long as such inspection does not interfere with the operation of the Drilling Units. The costs of such inspection shall
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be for the account of the Lenders unless an Event of Default has occurred and is continuing, in which case it shall be for the account of the Borrower.
(b)The Drilling Unit Owners shall instruct the classification society to send to the Agent, following a written request from the Agent, copies of all class records held by the classification society in relation to the Drilling Units.
25.11Surveys
The Borrower shall submit to or cause the Drilling Units to be submitted to such periodic or other surveys as may be required for classification purposes and to ensure full compliance with regulations of the Ship Registry of the Drilling Units and if consented to by the Agent pursuant to Clause 25.14 (Ship Registry, name and flag) such parallel Ship Registry of the Drilling Unit.
25.12Arrest
The Obligors shall promptly pay and discharge:
(a)all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against any of the Security Interests each Security Document creates or purports to create;
(b)all tolls, taxes, dues, fines, penalties and other amounts charged in respect of any of the Security Interests each Security Document creates or purports to create; and
(c)all other outgoings whatsoever in respect of any of the Security Interests each Security Document creates or purports to create, and forthwith upon receiving a notice of arrest of any of the Drilling Units, or their detention in exercise or purported exercise of any lien or claim, the Borrower shall procure its release by providing bail or providing the provision of security or otherwise as the circumstances may require.
25.13Total Loss
In the event that any of the Drilling Units shall suffer a Total Loss, the Obligors shall as soon as possible and in any event within ninety (90) days after the Total Loss Date, obtain and present to the Agent a written confirmation from the relevant insurers that the claim relating to the Total Loss has been accepted in full, and the insurance proceeds shall be paid to the Agent for application in accordance with Clause 8.1 (Total Loss).
25.14Ship Registry, name and flag
The Borrower shall:
(a)subject to any disposal made in accordance with the terms of the Finance Documents, procure that each of the Drilling Units is registered in the name of the respective Drilling Unit Owner as described in Schedule 3 (The Drilling Units) (as updated in accordance with Clause 22.11(a)) in the relevant Ship Registry; and
(b)not change Ship Registry, name or flag of any of the Drilling Units or parallel register a Drilling Unit in any Ship Registry without the prior written consent of the Agent (such consent not to be unreasonably withheld or delayed). If such change would be to a Ship Registry, flag, or parallel register other than any Acceptable Ship Registry, then
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such change is subject to the prior written consent of the Agent (acting on the instructions of the Required Majority).
25.15Management
Seadrill Management or a company being a wholly-owned (directly or indirectly) Subsidiary of RigCo (excluding, for the avoidance of doubt, any Non-Recourse Subsidiary) shall continue to perform management services in respect of the Drilling Units and neither a material change nor any other adverse change (having an adverse effect on the Finance Parties’ rights and/or obligations under the Finance Documents) to such existing management shall be made without the prior written consent of the Agent (not to be unreasonably withheld or delayed) (provided that, notwithstanding this Clause 25.15, the Drilling Units named West Tucana, West Castor and West Telesto may, for such time as they are chartered by their respective Drilling Unit Owners to the Qatar Joint Venture, be managed by GDI or a Subsidiary of GDI).
25.16Capital equipment and spare parts arrangements
No other member of the Group nor any of their Affiliates, other than Seadrill Global Services, Seadrill Americas, Inc. or a company being a wholly-owned (directly or indirectly) Subsidiary of RigCo (excluding, for the avoidance of doubt, any Non-Recourse Subsidiary), shall operate any capital equipment and/or spare parts arrangements in which any of the Drilling Units participate.
25.17Responsible Ship Recycling
(a)The Obligors shall ensure that each Drilling Unit which is to be recycled, or which is sold to an intermediary with the intention of being recycled, is recycled at a recycling yard which conducts its recycling business in a socially and environmentally responsible manner in accordance with:
(i)the Hong Kong Convention; and/or
(ii)the Regulation (EU) No. 1257/2013 of the European Parliament and of the Council of 20 November 2013 on ship recycling and amending Regulation (EC) No. 1013/2006 and Directive 2009/16/EC.
(b)If a Drilling Unit is to be recycled in accordance with the Hong Kong Convention, the Obligors shall ensure that the Lenders receive a copy of a statement of compliance with the Hong Kong Convention addressed to the relevant Drilling Unit Owner from Grieg Green or Sea2Cradle (or their successors) or another independent third party acceptable to the Required Majority (acting reasonably), prior to the completion of such recycling.
(c)Each Drilling Unit Owner shall ensure that an Inventory of Hazardous Materials is available in respect of each Drilling Unit it owns which is being recycled.
26.EVENTS OF DEFAULT
Each of the events or circumstances set out in this Clause 26 (except for Clause 26.17 (Acceleration) and Clause 26.18 (Automatic Acceleration)) is an Event of Default.
26.1Non-payment
Any of the Obligors does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:
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(a)its failure to pay is caused by administrative or technical error affecting the transfer of funds despite timely payment instructions by the Obligor; and
(b)payment is made within three (3) Business Days of its due date.
26.2Financial Covenants and Insurance
Any requirement in Clause 23 (Financial Covenants) and/or Clause 25.3 (Insurance) is not satisfied.
26.3Other obligations
(a)Any of the Obligors or any Security Provider does not comply with any provision of the Finance Documents (other than those referred to in Clause 8.7 (Recycling Units), Clause 26.1 (Non-payment) and Clause 26.2 (Financial Covenants and Insurance)).
(b)No Event of Default under (a) above will occur if the failure to comply is capable of remedy and is remedied within thirty (30) calendar days of the earlier of the Agent giving notice to the Obligors’ Agent or the relevant Obligor or Security Provider becoming aware of the failure to comply.
26.4Misrepresentations
Any representation, warranty or statement made or deemed to be made by any of the Obligors in the Finance Documents or any other document delivered by or on behalf of the Obligors under or in connection with any of the Finance Documents is or proves to have been incorrect or misleading in any material respect when made or deemed to be made, provided that no Event of Default will occur under this Clause 26.4 if the event or circumstance giving rise to the representation, warranty or statement being incorrect or misleading is capable of remedy and is remedied within thirty (30) calendar days of the earlier of the Agent giving notice to the Obligors’ Agent or any Obligor becoming aware of the failure to comply.
26.5Cross default
(a)Any Financial Indebtedness of any Obligor, Security Provider or any other member of the Group (including, for the avoidance of doubt, Financial Indebtedness under the New Money Facility Agreement or the Hemen Convertible Bonds) is not paid when due nor within any originally applicable grace period;
(b)any Financial Indebtedness of any Obligor, Security Provider or any other member of the Group (including, for the avoidance of doubt, Financial Indebtedness under the New Money Facility Agreement or the Hemen Convertible Bonds) is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described);
(c)any commitment for any Financial Indebtedness of any Obligor, Security Provider or any other member of the Group (including, for the avoidance of doubt, Financial Indebtedness under the New Money Facility Agreement or the Hemen Convertible Bonds) is cancelled or suspended by a creditor of any Obligor, Security Provider or other member of the Group as a result of an event of default (however described); or
(d)any creditor of any Obligor, Security Provider or any other member of the Group is entitled to declare any Financial Indebtedness of any Obligor, Security Provider or any other member of the Group (including, for the avoidance of doubt, Financial
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Indebtedness under the New Money Facility Agreement or the Hemen Convertible Bonds) due and payable prior to its specified maturity as a result of an event of default (however described), in circumstances where the aggregate amount of all such Financial Indebtedness referred to in all or any of paragraphs (a) to (d) above is USD 15,000,000 (or its equivalent in other currencies) or more.
26.6Insolvency
(a)Any Obligor or Security Provider is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with (i) one or more of its financial creditors, and/or (ii) creditors generally.
(b)The value of the assets of the Group (taken as a whole) are less than the liabilities of the Group (taken as a whole and taking into account contingent and prospective liabilities).
(c)A moratorium is declared in respect of any indebtedness of any Obligor or Security Provider.
26.7Insolvency proceedings
Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(a)the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor or Security Provider;
(b)an order of a competent court or an event analogous thereto, including without limitations a court order of commencement of rehabilitation proceedings (including under the US Bankruptcy Code and similar provisions), is made or any effective resolution passed with a view to the bankruptcy, commencement of composition proceedings, debt negotiations, liquidation, winding-up, rehabilitation or similar event of any Obligor or Security Provider;
(c)a composition, compromise, assignment or arrangement with any creditor of any Obligor or Security Provider;
(d)the appointment of a liquidator, receiver, administrative receiver, administrator or other similar officer in respect of any Obligor or Security Provider; or
(e)enforcement of any Security Interest over any assets of any Obligor or Security Provider, but excluding:
(i)any Permitted Group Restructuring; and
(ii)any proceedings which are frivolous or vexatious or which are being contested in good faith by such Obligor or Security Provider by appropriate means and which are discharged, stayed or dismissed within thirty (30) days of commencement (or
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such other period as agreed between the Borrower and the Required Majority, acting reasonably).
26.8Creditor’s process
Any maritime lien or other lien (not being a Drilling Unit Permitted Encumbrance), expropriation, injunction restraint, arrest attachment, sequestration, distress or execution affects any asset secured by the Security Documents or undertakings, property, assets, rights or revenues (not secured by the Security Documents) of any Obligor or Security Provider and is not discharged within thirty (30) days after any Obligor or Security Provider (as the case may be) becoming aware of the same unless the Finance Parties have been provided with additional security in such form and substance and for such amounts as the Finance Parties may require.
26.9Unlawfulness and invalidity
It is or becomes unlawful or impossible for any Obligor and/or any of the other parties to any of the Security Documents to perform any of their respective obligations under the Finance Documents or for the Agent to exercise any right or power vested to it under the Finance Documents.
26.10Cessation of business
Any Obligor (whether by one or a series of transactions) suspends, changes or ceases to carry on (or threatens to suspend, change or cease to carry on) all or a material part of its business (other than as a result of a disposal or other steps permitted by this Agreement).
26.11Material adverse change
Any event or condition or circumstance or series of events or conditions or circumstances occur which has or is reasonably likely to have a Material Adverse Effect.
26.12Authorisation and consents
Any authorisation, licence, consent, permission or approval required in connection with the entering into, validity, enforcement, completion or performance of any of the Finance Documents or any transactions contemplated thereby is revoked, terminated or modified or otherwise cease to be in full force and effect.
26.13Loss of Property
Any substantial part of an Obligor’s business or assets is destroyed, abandoned, seized, appropriated or forfeited or the authority or ability of any Obligor to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Obligor or any of its assets which, in each case has, or is reasonably likely to have, a Material Adverse Effect.
26.14Litigation
There is current, pending or threatened any claims, litigation, arbitration or administrative proceedings against any Obligor which, in each case, has, or is reasonably likely to have, a Material Adverse Effect.
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26.15Failure to comply with final judgment
Any of the Obligors fails within five (5) Business Days after becoming obliged to do so to comply with or pay any sum in an amount exceeding USD 15,000,000 (or the equivalent in any other currencies) due from it under any final judgement or any final order (being one against which there is no right of appeal or if a right of appeal exists the time limit for making such appeal has expired and no appeal has been dismissed) made or given by any court of competent jurisdiction, provided, however, that such event shall not be deemed to constitute an Event of Default if the Obligor is entitled to insurance cover for the whole of such sum and the relevant insurers have confirmed liability and undertaken to make payment of the whole of such sum in writing to the person(s) entitled to payment and it is likely that the insurers will be able to make such payment within sixty (60) days.
26.16Audit qualification
The Auditors of the Group qualify the audited annual consolidated financial statements of the Group and/or the RigCo Group provided that it is acknowledged for the avoidance of any doubt that a statement of material uncertainty or similar statement or opinion is not a qualification.
26.17Acceleration
Upon the occurrence of an Event of Default which is continuing, the Agent may, and shall if so directed by the Required Majority, by written notice to the Borrower:
(a)cancel the Total Commitments whereupon they shall immediately be cancelled;
(b)declare that all or part of the Loan together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents, be either immediately due and payable and/or payable upon demand, whereupon they shall become either immediately due and payable or payable on demand;
(c)subject to the terms of the Intercreditor Agreement, exercise or direct the Common Security Agent to start enforcement in respect of the Security Interests established by the Security Documents and/or exercise any or all of its rights, remedies, powers or discretions under the Finance Documents; and/or
(d)without prejudice to any of the other rights of the Lenders take any other action, with or without notice to the Borrower, exercise any other right or pursue any other remedy conferred upon the Agent or the Finance Parties by the Finance Documents or by any applicable law or regulation or otherwise as a consequence of such Event of Default.
26.18Automatic Acceleration
Notwithstanding Clause 26.17 (Acceleration), if any Obligor or Security Provider commences a voluntary case concerning itself under the US Bankruptcy Code, or an involuntary case is commenced under the US Bankruptcy Code against any Obligor or Security Provider and the petition is not controverted within ten (10) days, or is not dismissed within forty five (45) days after commencement of the case, or a custodian (as defined in the US Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of any Obligor or Security Provider, or any order of relief or other order approving any such case or proceeding is entered, the Facility shall cease to be available to such Obligor or Security Provider and all obligations of such Obligor under Clause 19 (Guarantee and Indemnity) of this Agreement or any other provision of this Agreement or any other Finance Document to which such Obligor
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or Security Provider is a party shall become immediately due and payable, in each case automatically and without any further action by any Party.
27.CHANGES TO THE PARTIES
27.1No assignment by the Obligors or the Security Providers
None of the Obligors or the Security Providers may assign or transfer or cause or permit to be assumed any part of, or any interest in, its rights and/or obligations under the Finance Documents.
27.2Changes to the Borrower
(a)The Obligors’ Agent may request in writing to the Agent that a Replacement Borrower replaces the Original Borrower as Borrower under this Agreement.
(b)A Replacement Borrower may only replace the Original Borrower as Borrower if:
(i)the relevant Replacement Borrower is (or becomes) a Guarantor prior to becoming a Borrower;
(ii)the Obligors’ Agent, the Original Borrower and the relevant Replacement Borrower delivers to the Agent a duly completed and executed Borrower Replacement Letter as set out in Schedule 6 (Form of Borrower Replacement Letter);
(iii)the relevant Replacement Borrower is (or will concurrently become) Borrower under and as defined in the New Money Facility Agreement;
(iv)the Obligors’ Agent confirms that no Default under this Agreement is continuing or is likely to occur as a result of the relevant Replacement Borrower replacing the Original Borrower as Borrower;
(v)the Original Borrower’s obligations in its capacity as Guarantor and any Security Interest granted by the Original Borrower pursuant to the Security Documents continue to be legal, valid, binding and enforceable and in full force and effect (and the Obligors’ Agent has confirmed this is the case);
(vi)the change of Borrower does not impair the existing Security Interests granted in favour of the Lenders or otherwise prejudice the Lenders’ potential options in respect of any enforcement sale of the Parent or any of its Subsidiaries as a going concern; and
(vii)the Agent has received all of the documents and other evidence listed in Part II of Schedule 6 (Form of Borrower Replacement Letter) in form and substance satisfactory to the Agent and the Common Security Agent.
(c)The Agent shall notify the Obligors’ Agent and the Lenders and countersign the Borrower Replacement Letter in each case promptly upon being satisfied that it has received (in form and substance satisfactory to it and the Common Security Agent) all the documents and other evidence listed in Part II of Schedule 6 (Form of Borrower Replacement Letter).
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(d)The Finance Parties hereby authorise (but do not require) the Agent to give such notification and countersign the Borrower Replacement Letter on their behalf pursuant to paragraph (c) above. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification or executing the Borrower Replacement Letter.
(e)Delivery of a Borrower Replacement Letter constitutes confirmation by the relevant acceding Replacement Borrower that the representations set out in Clause 21 (Representations and Warranties) are true and correct (in relation to it only and not any other Obligor or other person) as at the date of delivery of such Borrower Replacement Letter as if made by reference to the facts and circumstances then existing.
27.3Changes to the Guarantors
(a)The Obligors’ Agent may request in writing to the Agent that any member of the RigCo Group becomes an Additional Guarantor.
(b)The Obligors’ Agent may request that a member of the RigCo Group becomes a Drilling Unit Owner or an Intra-Group Charterer in place of the existing entity which is, or was previously, the relevant Drilling Unit Owner or Intra-Group Charterer where such transfer is necessary in order to enable a Drilling Unit to be employed or deployed under a drilling contract or in a specific jurisdiction or in connection with a Permitted Group Restructuring, provided that prior to becoming a Drilling Unit Owner or Intra-Group Charterer such RigCo Group member shall have acceded to this Agreement as an Additional Guarantor in accordance with the terms of this Agreement.
(c)A member of the RigCo Group may only become an Additional Guarantor if:
(i)the Obligors’ Agent and the relevant entity to become an Additional Guarantor deliver to the Agent a duly completed and executed Accession Letter;
(ii)the Obligors’ Agent confirms that no Default is continuing or is likely to occur as a result of that relevant entity becoming an Additional Guarantor; and
(iii)the Agent has received all of the documents and other evidence listed in Part II of Schedule 8 (Form of Accession Letter), each in form and substance satisfactory to the Agent and the Common Security Agent.
(d)The Agent shall notify the Obligors’ Agent and the Lenders and countersign the Accession Letter promptly upon being satisfied that it has received (in form and substance satisfactory to it and the Common Security Agent) all the documents and other evidence listed in Part II of Schedule 8 (Form of Accession Letter).
(e)The Lenders and other Finance Parties hereby authorise (but do not require) the Agent to give such notification and countersign the Accession Letter on their behalf pursuant to paragraph (d) above. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification or executing the Accession Letter.
(f)Delivery of an Accession Letter constitutes confirmation by the relevant acceding Additional Guarantor that the representations set out in Clause 21 (Representations and Warranties) are true and correct (in relation to it only and not any other Obligor or
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other person) as at the date of delivery as if made by reference to the facts and circumstances then existing.
(g)Any entity acting as intra-group charterer in respect of a Drilling Unit shall become an Additional Guarantor in accordance with the terms of this Clause 27.3.
27.4Release of Guarantors and Security Documents
(a)Subject to paragraph (b) below, the Obligors’ Agent may request in writing that a Guarantor (other than the Parent, RigCo or Cash Pool Co) ceases to be a Guarantor by delivering to the Agent and the Common Security Agent a Resignation Letter:
(i)if a Guarantor has been or is to be disposed of in full; or
(ii)if a Guarantor previously being a Drilling Unit Owner or Intra-Group Charterer has been replaced by an Additional Guarantor being the new Drilling Unit Owner or Intra-Group Charterer (as the case may be) of the relevant Drilling Unit, or the relevant Intra-Group Charterparty under which that Guarantor was an Intra-Group Charterer has terminated and that Guarantor is not an Intra-Group Charterer under any other Intra-Group Charterparty, in each case in accordance with the terms of this Agreement and provided that the Obligors’ Agent has provided the Agent with details of such change to the Drilling Unit Owner or Intra-Group Charterer (as the case may be).
(b)Any Security Document and any Security Interest granted thereunder by or in respect of the relevant Guarantor who is to be released shall be released and any Guarantee provided by such Guarantor shall be released by the Common Security Agent (in the case of release of a Guarantor, by the Agent and the Common Security Agent countersigning the Resignation Letter) at the cost and request of the Obligors’ Agent, if:
(i)the Obligors’ Agent and the relevant Guarantor have delivered a Resignation Letter for the relevant Guarantor to the Agent and the Common Security Agent;
(ii)the Obligors’ Agent has confirmed that no Default is continuing or is likely to result upon resignation;
(iii)no payment is due or will, as a result of such release, become due from the Guarantor under Clause 19 (Guarantee and indemnity);
(iv)the relevant Security Document does not create a Security Interest over an asset relating to the ownership or operation of any Drilling Unit which has not or will not be disposed of (including indirectly through the disposal of the relevant Drilling Unit Owner) in accordance with the terms of this Agreement unless a new Security Document or Security Interest is being entered into concurrently in relation to the same;
(v)in case of a disposal, that the disposal proceeds have been received by the Agent or the Common Security Agent (as applicable) for application in accordance with this Agreement;
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(vi)other than in the case of a disposal in accordance with the terms of this Agreement, the Agent being satisfied (acting reasonably) that the relevant Guarantor to be released or any asset which is the subject of the relevant Security Document granted over or by such Guarantor is not of material value, and in doing so will have regard to the value and assets of any Additional Guarantor that has replaced such Guarantor as the Drilling Unit Owner or Intra-Group Charterer; and
(vii)in the case of paragraph (a)(ii) above, the new Drilling Unit Owner or new Intra-Group Charterer has acceded to this Agreement as an Additional Guarantor in accordance with the terms of Clause 27.3 (Changes to the Guarantors).
(c)Any Security Interest granted pursuant to the Security Documents in respect of any asset of a member of the Group which is permitted to be disposed of or transferred to a third party in accordance with the terms of this Agreement shall be released by the Common Security Agent at the cost and request of the Obligors’ Agent, provided that the disposal proceeds have been received by the Agent or the Common Security Agent (as applicable) for application in accordance with this Agreement (if applicable).
(d)Each Lender and each other Finance Party authorises the Agent and the Common Security Agent to release a Guarantor and/or any Security Interest granted pursuant to a Security Document and such Security Documents in accordance with the terms of this Clause 27.4.
27.5Assignments and transfers by the Lenders
A Lender (the “Existing Lender”) may, at any time:
(a)assign any of its rights under the Finance Documents; or
(b)transfer or have assumed its rights or obligations under the Finance Documents (a “Transfer”), to another bank or financial institution or to a trust, fund, insurer, reinsurer or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (a “New Lender”), provided that if:
(a)a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and
(b)as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 15 (Increased Costs) or Clause 14 (Tax gross-up and indemnities), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.
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27.6Parent consultation
An Existing Lender must consult with the Parent for no more than five (5) days before it may make an assignment or transfer in accordance with Clause 27.5 (Assignments and transfers by the Lenders) unless:
(a)the assignment or transfer is to another Existing Lender or an Affiliate of an Existing Lender;
(b)the assignment or transfer is to a fund which is a Related Fund of that Existing Lender; or
(c)an Event of Default has occurred and is continuing.
27.7Additional conditions of assignment or transfer
(a)An assignment or transfer will only be effective (i) on the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender, and (ii) the procedure set out in Clause 27.10 (Procedure for transfer) is complied with.
(b)An assignment or transfer of a Lender’s participation in respect of the Commitments must be (when aggregated with all related assignments and transfers by its Affiliates and Related Funds to the same transferee or that transferee’s Affiliates and Related Funds) in a minimum amount of USD 1,000,000 or, if less, an amount equal to the aggregate amount of Commitments of that Lender and its Affiliates and Related Funds, provided that an Existing Lender may assign or transfer its Commitments to any of its Affiliates and Related Funds or any other Existing Lender in any amount (but those Affiliates and Related Funds will, for the avoidance of doubt, be subject to this paragraph (b) upon becoming a Lender).
27.8Assignment or transfer fee
Unless the Agent otherwise agrees and excluding an assignment or transfer to an Affiliate of a Lender or to a fund which is a Related Fund of that Lender, the New Lender shall, on the date upon which an assignment or transfer takes place pay to the Agent (for its own account) a fee of USD 3,500.
27.9Limitations of responsibility of Existing Lenders
27.9.1The Obligors’ performance, etc.
Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to the New Lender for:
(a)the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;
(b)the financial condition of the Obligors;
(c)the performance and observance by any of the Obligors of its obligations under the Finance Documents or any other documents; or
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(d)the accuracy of any statements (whether written or oral) made in or in connection with the Finance Documents or any other document.
27.9.2New Lender’s own credit appraisal, etc.
Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(a)has made (and will continue to make) its own independent investigation and assessment of the financial condition and affairs of the Obligors and their related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and
(b)will continue to make its own independent appraisal of the creditworthiness of the Obligors and their related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.
27.9.3Re-transfer to an Existing Lender, etc.
Nothing in any Finance Document obliges an Existing Lender to:
(a)accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 27; or
(b)support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under the Finance Documents or otherwise.
27.10Procedure for transfer
Any Transfer shall be effected as follows:
(a)the Existing Lender must notify the Agent of its intention to Transfer all or part of its rights and obligations by delivering a duly completed Transfer Certificate to the Agent duly executed by the Existing Lender and the New Lender;
(b)subject to Clause 27.5 (Assignments and transfers by the Lenders), Clause 27.6 (Parent consultation) and Clause 27.7 (Additional conditions of assignment or transfer), the Agent shall as soon as reasonably practicable after receipt of a Transfer Certificate execute the Transfer Certificate and deliver a copy of the same to each of the Existing Lender and the New Lender and the Obligors’ Agent; and
(c)subject to Clause 27.5 (Assignments and transfers by the Lenders), the Transfer shall become effective on the Transfer Date.
27.11Effects of the Transfer
On the Transfer Date:
(a)to the extent that in the Transfer Certificate the Existing Lender seeks to transfer its rights and obligations under the Finance Documents, the Obligors and the Existing Lender shall be released from further obligations to one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (for the purposes of this Clause, the “Discharged
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Rights and Obligations”), but the existing obligations owed by the Obligors under the Finance Documents shall not be released;
(b)the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Obligors and the New Lender have assumed and/or acquired the same instead of the Obligors and the Existing Lender;
(c)the Agent, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an original Lender hereunder with the rights and/or obligations acquired or assumed by it as a result of the Transfer and to that extent the Agent and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and
(d)the New Lender shall become a Party as a “Lender”.
27.12Further assurances
Each of the Obligors undertakes to procure that in relation to any Transfer, each of the Obligors and/or the Security Providers shall (at its own cost) at the request of the Agent execute such documents as may in the discretion of the Agent be necessary to ensure that the New Lender attains the benefit of the Finance Documents.
27.13Security over Lenders’ rights
(a)In addition to the other rights provided to the Lenders under this Clause 27 (Changes to the Parties), each Lender may without consulting with or obtaining any consent from any Obligor, at any time charge, assign or otherwise create Security Interests in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Documents to secure obligations of that Lender including, without limitation:
(i)any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank;
(ii)in connection with any securitisation, covered bond program or any similar or equivalent transaction; and
(iii)in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities,
(b)No charge, assignment or Security Interest granted pursuant to paragraph (a) above shall:
(i)release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security Interest for the Lender as a party to any of the Finance Documents; or
(ii)require any payments to be made by the Obligors other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.
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28.DISCLOSURE OF INFORMATION
28.1Confidentiality
Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 28 (Disclosure) and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.
28.2Disclosure
Any Lender may disclose:
(a)to any of its Affiliates, Related Funds, branches, subsidiaries, its parent company, head office or regional office (for the purposes of this Clause, together the “Permitted Parties” and each a “Permitted Party”) and a potential assignee;
(b)to an entity or person (or their agent) with whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to this Agreement or any of the Obligors;
(c)to any person who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in (a) and (b) above;
(d)to auditors or professional advisers or service providers employed in the normal course of a Permitted Party’s business who are under a duty of confidentiality to the Permitted Parties;
(e)to any rating agency, insurer, reinsurer or insurance broker of, or direct or indirect provider of credit protection to any Permitted Party;
(f)to any person to whom, and to the extent that, information is required to be disclosed by (i) any law or applicable court or (ii) any governmental, supervisory or regulatory body with jurisdiction over the Permitted Party;
(g)for the purpose of the protection or the enforcement of any Lender’s rights; and
(h)to whom or for whose benefit that Finance Party charges, assigns or otherwise creates a Security Interest (or may do so) pursuant to Clause 27.13 (Security over Lenders’ rights), such information about the Obligors and the Finance Documents as that Lender shall consider appropriate, provided that:
(i)in relation to any disclosure under paragraph (a), (b), (c), (e) or (h) above, the person to whom information is to be given has entered into a confidentiality undertaking substantially in a recommended form of the Loan Market Association from time to time or in any other form agreed between the Borrower and the Agent; or
(ii)in the case of any disclosure under paragraph (c) above, the person to whom the information is given is otherwise bound by requirements of confidentiality in
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relation to the information they receive and is informed that some or all of such information may be price sensitive information; or
(iii)in the case of any disclosure under paragraphs (e) or (h) above, the person to whom the information is to be given is informed of its confidential nature and that some or all of such information may be price sensitive information.
28.3Inside information
Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.
28.4Notification of disclosure
Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Obligors’ Agent:
(a)of the circumstances of any disclosure of Confidential Information made pursuant to Clause 28.2(f) (Disclosure) except where such disclosure is made to any of the persons referred to in that Clause during the ordinary course of its supervisory or regulatory function; and
(b)upon becoming aware that Confidential Information has been disclosed in breach of this Clause 28.
28.5Continuing obligations
The obligations in this Clause 28 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve (12) months from the earlier of:
(a)the end of the Security Period; and
(b)the date on which such Finance Party otherwise ceases to be a Finance Party.
29.ROLE OF THE AGENT
29.1Appointment and authorisation of the Agent
(a)Each Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.
(b)Each Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.
(c)Without prejudice to the generality of paragraphs (a) and (b) above, each Finance Party hereunder:
(i)agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement; and
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(ii)authorises and instructs:
(A)the Agent to enter into the Intercreditor Agreement as a “Creditor Representative”; and
(B)the Common Security Agent to enter into the Intercreditor Agreement, in each case on behalf of such Finance Party.
29.2Duties of the Agent
(a)The Agent shall not have any duties or responsibilities except those expressly set forth in the Finance Documents, and the Agent’s duties under the Finance Documents are solely mechanical and administrative in nature. The Agent shall:
(i)promptly forward to a Party the original or a copy of any document which is delivered to it in its capacity as Agent for the attention of that Party by another Party;
(ii)supply the other Finance Parties with all material information which the Agent, in its capacity as Agent, receives from the Obligors;
(iii)if it receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance is a Default, promptly notify the Finance Parties; and
(iv)if the Agent is aware of any non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent) it shall promptly notify the other Finance Parties.
(b)The Agent shall not be bound to enquire:
(i)whether or not any Default has occurred;
(ii)as to the performance, default or any breach by any Party of its obligations under any Finance Document; or
(iii)whether any other event specified in any Finance Document has occurred.
29.3Relationship - Agent
The relationship between the Agent and the other Finance Parties is that of agent and principal only. Nothing in this Agreement shall be construed as to constitute the Agent or the Finance Parties as trustee or fiduciary or a trust for any other person, and neither the Agent nor the Finance Parties shall be bound to account to any Finance Party for any sum or the profit element of any sum received by it for its own account.
29.4Business with the Obligors
The Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with the Obligors.
29.5Rights and discretions of the Agent
(a)The Agent may rely on:
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(i)any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and
(ii)any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
(b)The Agent may assume (unless it has received notice to the contrary in its capacity as Agent for the Lenders) that:
(i)no Event of Default has occurred (unless it has actual knowledge of an Event of Default under Clause 26.1 (Non-payment)); and
(ii)any right, power, authority or discretion vested in any Party, the Required Majority, the Supra Majority Lenders, the Simple Majority Lenders or the Simple Majority RFA/NMFA Lenders has not been exercised.
(c)The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other professional advisors or experts.
(d)The Agent may act in relation to the Finance Documents through its personnel and agents.
(e)The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.
(f)Without prejudice to the generality of paragraph (e) above, the Agent:
(i)may disclose; and
(ii)on the written request of the Obligors’ Agent or the Required Majority, shall, as soon as reasonably practicable, disclose, the identity of a Defaulting Lender to the Obligors’ Agent and to the other Finance Parties.
(g)Notwithstanding any other provision of any Finance Document to the contrary, the Agent is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of duty of confidentiality or render it liable to any person.
29.6Instructions
(a)The Agent shall:
(i)unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:
(A)all Senior Secured Lenders if the relevant Finance Document stipulates the matter is an all Senior Secured Lender decision;
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(B)all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision;
(C)each of the Required Majority and the Majority New Money Lenders if the relevant Finance Document stipulates the matter requires the consent of both the Required Majority and the Majority New Money Lenders;
(D)the Supra Majority Lenders if the relevant Finance Document stipulates the matter is a Supra Majority Lender decision;
(E)the Simple Majority Lenders if the relevant Finance Document stipulates the matter is a Simple Majority Lender decision;
(F)the Simple Majority RFA/NMFA Lenders if the relevant Finance Document stipulates the matter is a Simple Majority RFA/NMFA Lender decision; and
(G)in all other cases, the Required Majority; and
(ii)not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.
(b)Save in the case of decisions stipulated to be a matter for any other Senior Secured Lender or group of Senior Secured Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Required Majority shall override any conflicting instructions given by any other Senior Secured Finance Parties and will be binding on all Finance Parties.
(c)The Agent may refrain from acting in accordance with any instructions of any Senior Secured Lender or group of Senior Secured Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.
(d)In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.
(e)The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.
(f)For so long as a Defaulting Lender has an Available Commitment, in ascertaining:
(i)the Required Majority, Supra Majority Lenders, the Simple Majority Lenders or the Simple Majority RFA/NMFA Lenders; or
(ii)whether:
(A)any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the Facility; or
(B)the agreement of any specified group of Lenders,
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has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents, that Defaulting Lender's Commitment under the Facility will be reduced by the amount of its Available Commitments under the Facility and, to the extent that that reduction results in that Defaulting Lender's Total Commitments being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above.
(g)For the purposes of this Clause 29.6 the Agent may assume that the following Lenders are Defaulting Lenders:
(i)any Lender which has notified the Agent that it has become a Defaulting Lender; and
(ii)any Lender in relation to which it is aware that any of the events or circumstances referred to in the definition of “Defaulting Lender” has occurred, unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.
29.7Responsibility for documentation
The Agent:
(a)is not responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent on behalf of a Party, the Obligors or any other person in or in connection with any Finance Document; and
(b)is not responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made in anticipation of or in connection with any Finance Document.
29.8Exclusion of liability
(a)Without limiting paragraph (b) below, the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.
(b)No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee and agent of the Agent may rely on this Clause 29.
(c)The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.
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(d)Nothing in this Agreement shall oblige the Agent to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent.
29.9Lenders’ indemnity to the Agent
Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then reduced to zero, to its share of the Total Commitments immediately prior to their reduction to zero), indemnify the Agent, within three (3) Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by the Borrower pursuant to a Finance Document).
29.10Resignation of the Agent
(a)The Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower.
(b)Alternatively the Agent may, upon prior written consent of the Borrower, such consent not to be unreasonably withheld, resign by giving notice to the other Finance Parties and the Borrower in which case the Required Majority (after consultation with the Borrower) may appoint a successor agent.
(c)If the Required Majority have not appointed a successor agent in accordance with paragraph (b) above within thirty (30) days after notice of resignation was given, the Agent (after consultation with the Borrower) may appoint a successor agent.
(d)The retiring Agent shall, at its own cost, make available to the successor agent such documents and records and provide such assistance as the successor agent may reasonably request for the purposes of performing its functions as agent under the Finance Documents.
(e)The Agent’s resignation notice shall only take effect upon appointment of a successor.
(f)Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 29. Each successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
(g)After consultation with the Borrower the Required Majority may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above but the cost referred to in (d) above shall be for the account of the Borrower.
(h)The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three (3) months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:
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(i)the Agent fails to respond to a request under Clause 14.7 (FATCA Information) and the Obligors’ Agent or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;
(ii)the information supplied by the Agent pursuant to Clause 14.7 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or
(iii)the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date, and (in each case) the Obligors’ Agent or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Obligors’ Agent or that Lender, by notice to the Agent, requires it to resign.
29.11Confidentiality
(a)In acting as agent for the Finance Parties the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.
(b)If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.
29.12Credit appraisal by the Lenders
(a)Without affecting the responsibility of the Obligors for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document, including (without limitation):
(i)the financial condition, status and nature of the Obligors;
(ii)the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and
(iii)whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document, entered into, made or executed in anticipation of, under or in connection with any Finance Document.
(b)Without prejudice to the generality of the foregoing, each Finance Party is responsible for making its own analysis and review of the Intercreditor Agreement and the respective terms and provisions thereof, and neither the Agent, the Common Security
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Agent nor any of their affiliates makes any representation to any Finance Party as to the sufficiency or advisability of the provisions contained in the Intercreditor Agreement.
29.13Conduct of business of the Finance Parties
No provision of this Agreement will:
(a)interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
(b)oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or to the extent, order or manner of any claim; or
(c)oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
29.14Reliance and engagement letters
Each Finance Party confirms that the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Agent) the terms of any reliance letter or engagement letters relating to any reports or letters provided by accountants, auditors, advisors or providers of due diligence reports in connection with the Finance Documents or the transaction contemplated in the Finance Documents and to bind it in respect of those reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.
29.15Agent’s management time
(a)Subject to paragraph (b) below, any amount payable to the Agent under Clause 16.3 (Indemnity to the Finance Parties), Clause 18 (Costs and Expenses) and Clause 29.9 (Lenders’ indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Borrower, and is in addition to any fee paid or payable to the Agent under Clause 13 (Fees). Unless a Default is continuing, the Agent shall consult with the Borrower prior to incurring any additional costs pursuant to this Clause 29.15.
(b)Paragraph (a) above shall only apply in the event of:
(i)a Default which is continuing;
(ii)the Agent being requested by the Obligors’ Agent or Lenders representing the Required Majority to undertake duties which the Agent and the Obligors’ Agent agree (each acting reasonably) to be of an exceptional nature or otherwise outside the scope of the normal duties of the Agent under the Finance Documents; or
(iii)the Agent and the Obligors’ Agent (each acting reasonably) agreeing that it is otherwise appropriate in the circumstances for paragraph (a) above to apply.
29.16Amounts paid in error
(a)If the Agent (in its capacity as such) pays an amount to another Party and the Agent notifies that Party in writing within five (5) Business Days of becoming aware of such payment that such payment was an Erroneous Payment then the Party to whom that
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amount was paid by the Agent shall as soon as reasonably practicable and in any event within three (3) Business Days of written demand from the Agent refund the same to the Agent.
(b)Neither:
(i)the obligations of any Party to the Agent; nor
(ii)the remedies of the Agent,
(whether arising under this Clause 29.16 or otherwise) which relate to an Erroneous Payment will be affected by any act, omission, matter or thing which, but for this paragraph (b), would reduce, release or prejudice any such obligation or remedy (whether or not known by the Agent or any other Party).
(c)All payments to be made by a Party to the Agent (whether made pursuant to this Clause 29.16 or otherwise) which relate to an Erroneous Payment shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
(d)Any amount refunded by a Party to the Agent pursuant to paragraph (a) above shall, for the purposes of the relevant payment obligation under the Finance Documents, be treated as if it had not been received by that Party.
(e)In this Agreement, “Erroneous Payment” means a payment of an amount by the Agent to another Party, which at the time of receipt of such payment by such other Party, was received in error on the basis that it was not contractually due to it pursuant to the terms of this Agreement.
30.SHARING AMONG THE FINANCE PARTIES
30.1Payment to Finance Parties
If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from any of the Obligors other than in accordance with Clause 31 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:
(a)the Recovering Finance Party shall promptly, within three (3) Business Days, notify details of the receipt or recovery to the Agent;
(b)the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received by or made by the Agent and distributed in accordance with Clause 31 (Payment mechanics), without taking account of Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and
(c)the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 31.5 (Partial payments).
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30.2Redistribution of payments
The Agent shall treat the Sharing Payment as if it had been paid by any of the Obligors, as the case may be, and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 31.5 (Partial payments).
30.3Recovering Finance Party’s rights
(a)On a distribution by the Agent under Clause 30.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.
(b)If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the Borrower shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.
30.4Reversal of redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
(a)each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 30.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and
(b)that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the Borrower will be liable to each reimbursing Finance Party for the amount so reimbursed.
30.5Exceptions
(a)This Clause 30 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause 30, have a valid and enforceable claim against the relevant Obligor.
(b)A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal proceedings, if:
(i)it notified that other Finance Party of the legal proceedings; and
(ii)that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did do so as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.
31.PAYMENT MECHANICS
31.1Payments to the Agent
All payments by the Obligors or a Lender under the Finance Documents, including but not limited to repayments, interests, guarantee premiums and fees, shall be made:
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(a)to the Agent to its account with such office or bank as the Agent may from time to time designate in writing to the relevant Obligor or a Lender for this purpose; and
(b)for value on the due date at such times and in such funds as the Agent may specify to the Party concerned as being customary at the time for settlement of transactions in the relevant currency in the place of payment.
31.2Distributions by the Agent
Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 31.3 (Distributions to the Borrower) and 31.4 (Clawback), be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement, to such account as that Party may notify to the Agent by not less than five (5) Business Days’ notice.
31.3Distributions to the Borrower
The Agent may (with the consent of the Borrower or in accordance with Clause 32 (Set-off)), apply any amount received by it for the Obligors in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Obligors under the Finance Documents or in or towards purchase of any amount of currency to be so applied.
31.4Clawback
(a)Where a sum is to be paid to the Agent under the Finance Documents for distribution to another Party, the Agent is not obliged to pay that sum to that other Party until it has been able to establish to its satisfaction that it has actually received that sum.
(b)If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount was paid by the Agent shall on demand refund the same amount to the Agent, together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.
31.5Partial payments
If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of the Obligor under the Finance Documents in the following order:
(a)firstly, in or towards payment pro rata of any unpaid fees, costs and expenses (howsoever incurred) of the Agent under the Finance Documents;
(b)secondly, in or towards payment pro rata of any accrued interest (including default interest), fees or commissions due but unpaid under this Agreement;
(c)thirdly, in or towards payment pro rata of any principal due but unpaid and indemnification due but unpaid under this Agreement; and
(d)fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
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31.6No set-off by the Obligors
All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
31.7Payment on non-Business Days
(a)Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).
(b)During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
31.8Currency of account
The Obligors shall pay:
(a)any amount payable under this Agreement, except as otherwise provided for herein, in USD; and
(b)all payments of costs and Taxes in the currency in which the same were incurred.
31.9Exclusion of liability
The Lenders shall not be liable for any failure to perform the whole or any part of this Agreement resulting directly or indirectly from action of any government or governmental or local authority, or any general strike, lockout, boycott and blockade affecting any of the Lenders or their employees.
32.SET-OFF
A Finance Party may, to the extent permitted by applicable law, set off any matured obligation due from any Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any credit balance on any account that Obligor has with that Finance Party or against any other obligations owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.
33.NOTICES
33.1Communication in writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by e-mail or letter. Any such notice or communication addressed as provided in Clause 33.2 (Addresses) will be deemed to be given or made as follows:
(a)if by letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;
(b)if by e-mail, when actually received in readable form,
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however, a notice given in accordance with the above but received on a day which is not a Business Day or after 16:00 hours in the place of receipt will only be deemed to be given at 9:00 hours on the next Business Day in that place.
33.2Addresses
Any communication or document to be made under or in connection with the Finance Documents shall be made or delivered to the address of each Party and marked for the attention of the department or persons set out below and, in case of any Lender or any New Lender to the address notified to the Agent:

If to the Agent:	Global Loan Agency Services Limited
Attn.: Transaction Management Group (Seadrill Finance Limited TRN00002419)
Email: tmg@glas.agency
If to the Common Security Agent:	GLAS Trust Corporation Limited
Attn.: Transaction Management Group (Seadrill Finance Limited TRN00002419)
Email: tmg@glas.agency

If to the Parent:	Seadrill Limited
Par-la-Ville Place 14 Par-la-Ville Road Hamilton, HM08 Bermuda

Att: Corporate Secretary

Tel: + 1 441 295 69 35
Email: banknotice@seadrill.com

Copy to for information purposes only:

Seadrill Management Ltd.
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2nd Floor Building 11
Chiswick Business Park
566 Chiswick High Road
London W4 5YS
United Kingdom

Att: Group Treasury

Tel: +44 (0)20 8811 4700
Email: grouptreasury@seadrill.com

If to RigCo:	Seadrill Rig Holding Company Limited

Par-la-Ville Place
14 Par-la-Ville Road
Hamilton, HM08
Bermuda

Att: Corporate Secretary

Tel: + 1 441 295 69 35
Email: banknotice@seadrill.com

Copy to for information purposes only:

Seadrill Management Ltd.
2nd Floor Building 11
Chiswick Business Park
566 Chiswick High Road
London W4 5YS
United Kingdom

Att: Group Treasury

Tel: +44 (0)20 8811 4700
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Email: grouptreasury@seadrill.com

or any substitute address and/or e-mail address and/or marked for such other attention as the Party may notify to the Agent (or the Agent may notify the other Parties if a change is made by the Agent) by not less than five (5) Business Days’ prior notice.
33.3Communication with the Obligors
All communication from or to any of the Obligors shall be sent through the Agent and the Agent may direct any information to any of the Obligors by communication to the Obligors’ Agent.
33.4Language
Communication to be given by one Party to another under the Finance Documents shall be given in the English language or, if not in English and if so required by the Agent, be accompanied by a certified English translation and, in this case, the English translation shall prevail unless the document is a statutory or other official document.
33.5Electronic communication
(a)Any communication to be made between the Agent, a Finance Party and an Obligor under or in connection with the Finance Documents may be made by electronic mail or other electronic means, including by way of publication on recognised web-page to which all Finance Parties have been granted access, if the Agent, the relevant Finance Party and the relevant Obligor (as the case may be):
(i)agree that, unless and until notified to the contrary, this is to be an accepted form of communication;
(ii)notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and
(iii)notify each other of any change to their address or any other such information supplied by them.
(b)Any electronic communication made between the Agent, a Lender and an Obligor will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender or an Obligor to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.
(c)For the purpose of the Finance Documents, an electronic communication will be treated as being in writing. Each Party may rely without further inquiry on the senders’ due authorisation in connection with any e-mail messages it receives on behalf of the other Party. Each Party shall also, subject to the terms and conditions of this Agreement, be authorised to communicate by e-mail with any third parties who may be involved in this transaction or affected by the Finance Documents. Each Party confirms that it is aware of the fact that information by way of electronic exchange is transmitted unencrypted over a publicly accessible network, and that it acknowledges all the risks connected therewith (including but not limited to the fact that a bank relation (as such terms is used in the context of Swiss banking secrecy legislation) could be identified).
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34.CALCULATIONS
All sums falling due by way of interest, fees and commissions under the Finance Documents accrue from day-to-day and shall be calculated on the basis of the actual number of days elapsed and a calendar year of three hundred and sixty (360) days. The calculations made by the Agent of any interest rate or any amount payable pursuant to this Agreement shall be conclusive and binding upon the Borrower in the absence of any manifest error.
35.MISCELLANEOUS
35.1Partial invalidity
If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provisions under any law of any other jurisdiction will in any way be affected or impaired.
35.2Remedies and waivers
No failure to exercise, nor any delay in exercising on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.
35.3Common Terms
35.3.1General
(a)The Common Terms shall apply to the Secured Bank Facilities Agreements and be interpreted in accordance with Norwegian law.
(b)Each of the Senior Secured Finance Parties agrees that (i) no Senior Secured Finance Party shall, in respect of the Senior Secured Finance Documents, enjoy the benefit of any additional or more restrictive (A) mandatory prepayment events (other than in respect of this Agreement, the Cash Sweep and the mandatory prepayment event pursuant to Clause 8.7 (Recycling Units)), representations and warranties, information undertakings, financial covenants, general undertakings, drilling unit undertakings or events of default other than those set out in the Common Terms or, (B) guarantees or security other than those contemplated by the guarantee and security construct set out in the Common Terms, and (ii) no Secured Bank Facilities Agreement shall otherwise contain any additional regulation of the matters covered by the Common Terms.
35.3.2Amendments, consents and waivers of Common Terms
(a)Unless otherwise stated in the Common Terms, any term of the Common Terms may only be amended, consented to or waived with the written consent of each of the Required Majority and the Majority New Money Lenders and any such amendment will be binding on all Senior Secured Finance Parties.
(b)If any Senior Secured Lender fails to respond to a request for a consent in relation to Clause 8.2 (Sale or disposal) within ten (10) Business Days (unless the Borrower and the relevant agent agree to a longer time period in relation to any request) of that request being made, its Commitment (as defined in each Secured Bank Facilities Agreement) and/or participation shall not be included for the purpose of calculating the Total Commitments (as defined in each Secured Bank Facilities Agreement) or
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participations under the relevant Secured Bank Facilities when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments (as defined in each Secured Bank Facilities Agreement) and/or participations has been obtained to approve that request.
35.4Amendments, consents and waivers
35.4.1Required consents
(a)Subject to Clause 35.3 (Common Terms), Clause 35.4.2 (All Lender matters) and Clause 35.4.3 (Supra Majority Lenders matters), any term of the Finance Documents may be amended, consented to or waived only with the written consent of the Required Majority (provided that Supra Majority Lenders Matters or any matter stipulated to be subject to a Simple Majority Lender decision or a Simple Majority RFA/NMFA Lender decision, shall only require the consent of the Supra Majority Lenders, the Simple Majority Lenders or the Simple Majority RFA/NMFA Lenders (as applicable) and not the Required Majority) and the Obligors (or the Obligor’s Agent) and any such amendment will be binding on all Parties.
(b)The Agent may effect, on behalf of any Finance Party, any amendment, consent or waiver permitted by this Clause 35.4.
35.4.2All Lender matters
(a)Subject to Clauses 9 (SOFR Term Rates), 35.4.3 (Supra Majority Lenders matters) and 35.4.4 (Changes to Reference Rates), an amendment, consent to or waiver that has the effect of changing or which relates to:
(i)the definition of “Required Majority”;
(ii)the definition of “Supra Majority Lenders”;
(iii)the definition of “Simple Majority Lenders”;
(iv)the definition of “Simple Majority RFA/NMFA Lenders”;
(v)an extension of the date of any payment of any amount under the Finance Documents;
(vi)a reduction in the Applicable Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;
(vii)an increase in or extension of any Lenders’ Commitment;
(viii)a term of the Finance Documents which expressly requires the consent of all the Lenders;
(ix)a proposed substitution or replacement of any of the Obligors other than in accordance with the terms of this Agreement;
(x)Clause 2.2 (Finance Parties’ rights and obligations);
(xi)release of any Guarantors, any Guarantees provided by the Guarantors pursuant to this Agreement, the Guarantee Obligations or any Security Interest under any
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Security Document other than in accordance with Clause 27.4 (Release of Guarantors and Security Documents); and/or
(xii)this Clause 35.4.2,
shall not be made without the prior written consent of all the Lenders (except, in the case of paragraph (v) above, if Clause 8.2 (Sale or disposal) specifies a different consent threshold, in which case only that consent threshold shall apply to the matters specified in that provision).
(b)The Borrower shall (for its own cost) have the right, in the absence of a Default or Event of Default, to replace any Lender that has not given its consent to certain amendments, consents or waivers of this Agreement which expressly require the consent of such Lender and which have been approved by the Required Majority, with a New Lender (if relevant).
(c)An amendment, consent or waiver which relates to the rights or obligations of the Agent may not be effected without the written consent of the Agent.
35.4.3Supra Majority Lenders matters
(a)An amendment, consent to or waiver that has the effect of changing or which relates to:
(i)any term of a Finance Document which expressly requires the consent of the Supra Majority Lenders; and
(ii)this Clause 35.4.3,
(each a “Supra Majority Lenders Matter”) shall not be made without the prior written consent of the Supra Majority Lenders.
(b)The Agent shall communicate the result of any vote among the Lenders under this Agreement related to a Supra Majority Lenders Matter or any other matter requiring the consent of the Supra Majority Lenders to the Obligors’ Agent and the Common Security Agent, and the Common Security Agent shall in turn determine whether the requisite threshold for the relevant matter has been met.
(c)The Agent shall effect on behalf of the Finance Parties, any amendment, consent or waiver made in accordance with this Clause 35.4.3 and take any action and complete any documentation (satisfactory to the Supra Majority Lenders) required or desirable in order to effect such amendment, consent or waiver.
(d)Each Finance Party authorises the Agent to act or refrain from acting on the instruction of the Supra Majority Lenders in relation to this Agreement in respect of the Supra Majority Lenders Matters or any other matter where the Supra Majority Lenders may instruct the Agent under and in accordance with the terms of the applicable Finance Documents.
35.4.4Changes to Reference Rates
(a)Subject to paragraph (c) of Clause 35.4.2 (All Lender matters), if a Published Rate Replacement Event has occurred in relation to any Published Rate, any amendment or waiver which relates to:
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(i)providing for the use of a Replacement Reference Rate; and
(ii)
(A)aligning any provision of any Finance Document to the use of that Replacement Reference Rate;
(B)enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);
(C)implementing market conventions applicable to that Replacement Reference Rate;
(D)providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or
(E)adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Agent (acting on the instructions of the Required Majority) and the Borrower.
(b)An amendment or waiver that relates to, or has the effect of, aligning the means of calculation of interest on a Loan under this Agreement to any recommendation of a Relevant Nominating Body which:
(i)relates to the use of a risk-free reference rate on a compounded basis in the international or any relevant domestic syndicated loan markets; and
(ii)is issued after the Effective Time,
may be made with the consent of the Agent (acting on the instructions of the Required Majority) and the Borrower.
(c)If any Lender fails to respond to a request for an amendment or waiver described in paragraph (a) or paragraph (b) above within ten (10) Business Days (or such longer time period in relation to any request which the Borrower and the Agent may agree) of that request being made:
(i)its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the Facility/ies when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve that request; and
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(ii)its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.
(d)In this Clause 35.4.4:
“Published Rate” means an RFR.
“Published Rate Replacement Event” means, in relation to a Published Rate:
(a)the methodology, formula or other means of determining that Published Rate has, in the opinion of the Required Majority and the Borrower, materially changed;
(b)
(i)
(A)the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or
(B)information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;
(ii)the administrator of that Published Rate publicly announces that it has ceased or will cease to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;
(iii)the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued; or
(iv)the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used.
“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.
“Replacement Reference Rate” means a reference rate which is:
(a)formally designated, nominated or recommended as the replacement for a Published Rate by:
#10209281/1    159 (210)

(i)the administrator of that Published Rate (provided that the market or economic reality that such reference rate measures is the same as that measured by that Published Rate); or
(ii)any Relevant Nominating Body,
and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the "Replacement Reference Rate" will be the replacement under paragraph (ii) above;
(b)in the opinion of the Required Majority and the Borrower, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Published Rate; or
(c)in the opinion of the Required Majority and the Borrower, an appropriate successor to a Published Rate.
35.4.5Lender voting
If any Lender:
(a)fails to respond to a request for a consent, waiver or amendment of or in relation to any of the terms of any Finance Documents (other than an amendment, consent or waiver referred to in Clauses 35.4.2(a)(i), 35.4.2(a)(ii), 35.4.2(a)(iii), 35.4.2(a)(iv) or 35.4.2(a)(xi)) or another vote required by the Lenders under the terms of this Agreement within fifteen (15) Business Days (unless the Borrower and the Agent agree to a longer time period in relation to any request) of that request being made;
(b)has not nominated an Information Nominee and is therefore not entitled to receive any details of any such consent, waiver or amendment by virtue of the operation of Clause 35.4.6 (Requests: Public Lenders); or
(c)has only received prior notification of any such consent, waiver or amendment (but not the specific details of such consent, waiver or amendment) by virtue of its nomination of an Information Nominee who has not elected to have access to Private Lender Information pursuant to Clause 22.14(e)(ii), in each case:
(i)its Commitment and/or participation shall not be included for the purpose of calculating the Total Commitments or participations under the Facility when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments and/or participations has been obtained to approve that request; and
(ii)its status as a Lender will be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.
(d)For the purposes of this Clause 35.4.5 and in relation to any request for an amendment, waiver or consent from an Obligor or the Obligors’ Agent pursuant to this Clause 35.4 which contains Private Lender Information, a Public Lender which has
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nominated an Information Nominee who has elected to have access to Private Lender Information pursuant to Clause 22.14(e)(ii) may exercise any of its rights (including voting) in relation to such request through that Information Nominee and references to “Lender” and “Public Lender” herein shall be construed accordingly (but, for the avoidance of doubt, an Information Nominee who has not elected to have access to Private Lender Information pursuant to Clause 22.14(e)(ii) may not exercise such rights).
35.4.6Requests: Public Lenders
(a)If an Obligor (or the Obligors’ Agent) wishes to request an amendment, waiver or consent from the Lenders (or any of them) pursuant to this Clause 35.4, that Obligor or the Obligors’ Agent shall first give at least three (3) Business Days’ notice via the Agent to each Lender (other than a Public Lender) and each Information Nominee of its intention to request an amendment, waiver or consent (without specifying what amendment, waiver or consent will be sought) and confirm whether the relevant amendment, waiver or consent will be sent to Public Lenders pursuant to Clause 22.14 (Public Lenders).
(b)The distribution of any amendment, waiver or consent requested by an Obligor or the Obligors’ Agent must comply with Clause 22.14 (Public Lenders). Each Public Lender acknowledges that:
(i)Lenders (other than the Public Lenders) and any Information Nominee who has elected to have access to Private Lender Information pursuant to Clause 22.14(e)(ii) may, in connection with any amendment, waiver or consent request, receive additional information with respect to or in connection with that request, the Group or any part of it or any term of this Agreement that in each case may be material; and
(ii)it (and, if it has appointed an Information Nominee who has not elected to have access to Private Lender Information pursuant to Clause 22.14(e)(ii), its Information Nominee) may not receive any amendment, waiver or consent request and/or all or part of any additional information referred to in paragraph (i) above and no failure to deliver an amendment, waiver or consent request or such additional information to any Public Lender (or such Information Nominee) by reason of Clause 22.14 (Public Lenders) will limit the application of Clause 35.4.5 (Lender voting) to such Public Lender (or such Information Nominee).
35.5Disclosure of information and confidentiality
In addition to the information that may be disclosed by a Lender pursuant to Clause 28 (Disclosure of information), each of the Finance Parties may disclose to each other or to their professional advisers any kind of information which the Finance Parties have acquired under or in connection with any Finance Document. The Parties are obliged to keep confidential all information in respect of the terms and conditions of this Agreement. This confidentiality obligation shall not apply to any information which:
(a)is publicised by a Party as required by applicable laws and regulations or the rules of any relevant stock exchange;
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(b)has entered the public domain or is publicly known, provided that such information is not made publicly known by the receiving Party of such information; or
(c)was or becomes, as the Party is able to demonstrate by supporting documents, available to such Party on a non-confidential basis prior to the disclosure thereof.
35.6Process Agent
Each Obligor hereby irrevocably by its execution of this Agreement or an Accession Letter:
(a)appoints Seadrill Offshore AS as its agent for the service of process and/or any other writ, notice, order or judgment in respect of this Agreement and/or the matters arising herefrom; and
(b)agrees that failure by such process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.
If any process agent appointed pursuant to this Clause 35.6 (Process Agent) (or any successor thereto) shall cease to exist for any reason where process may be served, the Obligor will forthwith appoint another process agent with an office in Norway where process may be served and will forthwith notify the Agent thereof.
35.7Contractual recognition of bail-in
Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:
(a)any Bail-In Action in relation to any such liability, including (without limitation):
(i)a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;
(ii)a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and
(iii)a cancellation of any such liability; and
(b)a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.
35.8Conflict
In case of conflict or inconsistency between any provision in a Security Document and this Agreement, the provisions of this Agreement shall prevail (and the relevant provision(s) of the Security Documents shall not apply) to the extent of such conflict or inconsistency, provided however that this shall not in any way be interpreted or applied to prejudice the legality, validity or enforceability of any Security Document.
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35.9Counterparts
Each Finance Document may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.
35.10Disenfranchisement of Shareholders
If:
(a)any Lender;
(b)any Affiliate of a Lender; or
(c)any other person acting in concert with such Lender or Affiliate, is or becomes the legal or beneficial owner (directly or indirectly) of voting rights and/or share capital constituting more than twenty per cent (20%) of the voting rights and/or share capital in any member of the Group or a Holding Company of the Group (excluding any voting rights and/or share capital legally or beneficially owned on the Effective Time by a Backstop Party who was a Lender or an Affiliate of a Lender on the Effective Time):
(i)such Lender shall promptly notify the Agent and the Borrower in writing; and
(ii)such Lender’s Commitments and/or participation shall not be included for the purposes of calculating the Total Commitments or participations under the Facility when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments and/or participations has been obtained to approve any request.
36.GOVERNING LAW AND ENFORCEMENT
36.1Governing law
This Agreement shall be governed by Norwegian law.
36.2Jurisdiction
(a)For the benefit of each Finance Party, each of the Obligors agrees that the courts of Oslo, Norway have jurisdiction to settle any dispute arising out of or in connection with the Finance Documents including a dispute regarding the existence, validity or termination of this Agreement, and each of the Obligors accordingly submits to the non-exclusive jurisdiction of the Oslo District Court (Oslo tingrett).
(b)Nothing in this Clause 36.2 shall limit the right of the Finance Parties to commence proceedings against any of the Obligors in any other court of competent jurisdiction. To the extent permitted by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.
* * *

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Schedule 1
Lenders and Commitments

Name of Lender:	Commitment
Export Finance Norway (Eksfin)	105,822,348.64
Export-Import Bank of Korea	40,275,747.08
Korea Trade Insurance Corporation	37,945,483.57
Nordea Bank Abp, London branch	43,704,782.54
DNB Bank ASA	57,076,719.08
ING Bank N.V.	9,277,694.31
HSBC Bank plc	24,817,080.88
Export-Import Bank of China	28,261,471.02
Skandinaviska Enskilda Banken AB (publ)	36,847,864.77
Citibank N.A., London Branch	30,920,637.39
Credit Agricole Corporate and Investment Bank	26,856,886.67
KfW IPEX-Bank GmbH	340,197.07
Sumitomo Mitsui Banking Corporation	124,578.79
Kington S.á r.l.	15,493,928.19
Sherston S.á r.l.	20,080,140.01
Didmarton 405 S.á r.l.	3,778,977.92
Didmarton S.á r.l.	14,822,756.43
BNP Paribas S.A.	2,091,606.90
Barclays Bank PLC	45,577,023.56
MUFG Bank, Ltd.	1,328,072.43
Danish Ship Finance A/S (Danmarks Skibskredit A/S)	780,671.16
Clifford Capital Pte. Ltd.	1,986,835.62
Bank of America Credit Products Inc.	624,536.92
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Bank of America N.A.	272,078.29
Morgan Stanley Bank International Limited	67,091.82
China Development Bank	1,591,109.23
Industrial and Commercial Bank of China (Europe) S.A. Amsterdam Branch	1,591,109.23
Royal Bank of Canada	90,215.43
Wells Fargo Bank, N.A.	753,092.70
Cathay United Bank Co., Ltd.	848,591.59
Canyon Capital Finance S.á r.l.	1,256,757.13
The Canyon Value Realization Master Fund, L.P.	731,097.34
Cowell & Lee Asia Credit Opportunities Fund	589,104.91
Deutsche Bank AG London Branch	51,611,391.41
Attestor Value Master Fund LP	3,894,465.32
Cross Ocean USSS Fund I (A) LP	795,210.05
Cross Ocean ESS III S.à r.l	472,035.79
Cross Ocean Global SIF (A) L.P.	613,695.66
Cross Ocean GSS Master Fund LP	128,423.62
Cross Ocean SIF ESS (K) S.à r.l	165,621.92
Cross Ocean GCD Master Fund I A LP	13,247.00
TCA Event Investments S.á r.l.	163,079.60
TCA Opportunity Investments S.á r.l.	1,319,462.04
J.P. Morgan Securities plc	58,034,734.86
Westal Holdings Ltd.	33,515.59
OFM II, L.P.	559,729.73
Cetus Capital VI, L.P.	754,114.34
Elliot International LP	3,900,431.16
Elliot Associates LP	1,671,613.35
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GTAM 110 DAC	1,892,105.03
San Bernardino County Employees Retirement Association	343,264.52
Total:	USD 682,992,430.60

#10209281/1    166 (210)

Schedule 2
Borrower and Guarantors

Name of Borrower	Registration number (or equivalent, if any), address	Original Jurisdiction
Seadrill Finance Limited	202100498Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM08, Bermuda	Bermuda

Name of Guarantors	Registration number (or equivalent, if any), address	Original Jurisdiction
Seadrill 2021 Limited	202100496 Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM08, Bermuda	Bermuda
Seadrill Rig Holding Company Limited	53436 Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM08, Bermuda	Bermuda
Seadrill Treasury UK Limited	11267283 2nd Floor, Building 11, Chiswick Business Park, 566 Chiswick High Road, London W4 5YS, United Kingdom	England
Seadrill Gemini Ltd.	43061 Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM08, Bermuda	Bermuda
Asia Offshore Drilling Limited	44712 Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM08, Bermuda	Bermuda
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Asia Offshore Rig 1 Limited	44713 Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM08, Bermuda	Bermuda
Asia Offshore Rig 2 Limited	44714 Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM08, Bermuda	Bermuda
Asia Offshore Rig 3 Limited	45551 Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM08, Bermuda	Bermuda
Seadrill GCC Operations Ltd.	38735 Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM08, Bermuda	Bermuda
Seadrill Indonesia Ltd.	41956 Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM08, Bermuda	Bermuda
Seadrill Cressida Ltd.	44171 Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM08, Bermuda	Bermuda
Seadrill Callisto Ltd.	46953 Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM08, Bermuda	Bermuda
Seadrill Eclipse Ltd.	47104 Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM08, Bermuda	Bermuda
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Seadrill Carina Ltd.	46915 Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM08, Bermuda	Bermuda
Seadrill Serviços de Petróleo Ltda.	332 0808533-2 - JUCERJA Avenida Republica do Chile, n. 230, 21 Andar Sala 2101, Centro Rio De Janeiro, RJ 20. 031 919, Brazil	Brazil
Seadrill Tucana Ltd.	44690 Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM08, Bermuda	Bermuda
Seadrill Castor Pte. Ltd.	201625048C 20 Collyer Quay #23-01, 20 Collyer Quay Singapore 049319	Singapore
Seadrill Tellus Ltd.	45260 Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM08, Bermuda	Bermuda
Seadrill Saturn Ltd.	46302 Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM08, Bermuda	Bermuda
Seadrill Jupiter Ltd.	46260 Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM08, Bermuda	Bermuda
Seadrill Neptune Hungary Kft	13 09 170644 2724 Ujlengyel, Petofi Sandor, UTCA 40, Hungary	Hungary
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Seadrill Gulf Operations Neptune LLC	5338018 Seadrill Headquarters, 11025 Equity Drive, Suite 150, Houston TX 77041, United States	Delaware
Seadrill North Atlantic Holdings Limited	53444 Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM08, Bermuda	Bermuda
North Atlantic Phoenix Ltd.	45189 Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM08, Bermuda	Bermuda
Seadrill Norway Operations Ltd. (previously North Atlantic Norway Ltd.) Seadrill Norway Operations Ltd., Norwegian branch (previously North Atlantic Norway Ltd, Norwegian Branch)	45148 Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM08, Bermuda 996 732 851 Drammensveien 288, 0283 Oslo, Norway	Bermuda
North Atlantic Elara Ltd.	43930 Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM08, Bermuda	Bermuda
Sevan Louisiana Hungary Kft.	13-09-170267 2724 Ujlengyel, Petofi Sandor, UTCA 40, Hungary	Hungary
Sevan Drilling North America LLC	801740894 Seadrill Headquarters, 11025 Equity Drive, Suite 150, Houston, TX 77041, United States	Texas
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Seadrill Ariel Ltd.	C-108277 The LISCR Trust Company, 80 Broad Street, Monrovia, Liberia	Liberia
Seadrill Prospero Ltd.	36536 Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM08, Bermuda	Bermuda
Seadrill Management (S) Pte. Ltd.	200509311K 20 Collyer Quay #23-01, 20 Collyer Quay Singapore 049319	Singapore
Seadrill Telesto Ltd.	44176 Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM08, Bermuda	Bermuda

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Schedule 3
The Drilling Units
Note: the following table includes only Public Lender Information and therefore may not contain all specified information.

Drilling Unit Name, type and IMO number	Drilling Unit Owner, Intra-Group Charterer (if applicable)	Charter Contracts (Existing and next contract) Structure, contract date, duration, day rate in USD and options	End-user	Built and Ship Registry
West Gemini, Drillship, 9459931	Seadrill Gemini Ltd.	Existing contract Commencement: 16 July 2019 Expiration: est. end of May 2022; if options are exercised, end of November 2022 Next contract N/A		Built 2010 Panama
West Telesto, Jack-up, 9648233	Seadrill Telesto Ltd. Gulfdrill LLC (Joint Venture between Seadrill and GDI)	Existing contract Bareboat charter to GulfDrill pursuant to Qatar Joint Venture Commencement: 15 March 2020 Expiration: May 2025; if options are exercised, end of September 2026 Next contract N/A	Qatar Petroleum	Built 2013 Panama
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AOD I, Jack-up, 8771253	Asia Offshore Rig 1 Limited Seadrill GCC Operations Ltd.	Existing contract Commencement: 25 October 2012 Expiration: 30 June 2022 Day rate: USD 75,000 Next contract N/A	Saudi Aramco	Built 2013 Panama
AOD II, Jack-up, 8771265	Asia Offshore Rig 2 Limited Seadrill GCC Operations Ltd.	Existing contract Commencement: 11 March 2013 Expiration: 30 May 2024 Day rate: USD 89,900 Next contract N/A	Saudi Aramco	Built 2013 Panama
AOD III, Jack-up, 9633707	Asia Offshore Rig 3 Limited Seadrill GCC Operations Ltd.	Existing contract Commencement: 11 March 2013 Expiration: 30 December 2022 Day rate: USD 92,900 Next contract N/A	Saudi Aramco	Built 2013 Panama
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West Callisto, Jack-up, 9522348	Seadrill Callisto Ltd. Seadrill GCC Operations Ltd.	Existing contract Commencement: 4 March 2012 Expiration: 30 November 2022 Day rate: USD 79,500 Next contract N/A	Saudi Aramco	Built 2010 Panama
West Leda, Jack-up, 8770637	Seadrill Indonesia Ltd.	Existing contract N/A Next contract N/A	N/A	Built 2010 Panama
West Cressida, Jack-up, 8769224	Seadrill Cressida Ltd.	Existing contract N/A Next contract N/A	N/A	Built 2008 Panama
West Eclipse, Semi-submersible, 9604213	Seadrill Eclipse Ltd.	Existing contract N/A Next contract N/A	N/A	Built 2013 Panama
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West Carina, Drillship, 9674127	Seadrill Carina Ltd. Contracting Entity (Services Contract): Seadrill Serviços de Petróleo Ltda Contracting Entity (Charter Contract): Seadrill Management (S) Pte, Ltd.	Existing contract N/A Next contract Commencement: September 2022 Expiration: September 2025 Day rate: USD 245,000	Petrobas, Brazil	Built 2015 Panama
West Tucana, Jack-up, 8771370	Seadrill Tucana Ltd. Gulfdrill LLC (Joint Venture between Seadrill and GDI)	Existing contract Bareboat charter to GulfDrill pursuant to Qatar Joint Venture Commencement: November 2020 Expiration: May 2024; if options are exercised, September 2025 Next contract N/A	Qatar Petroleum	Built 2013 Panama
#10209281/1    175 (210)

West Castor, Jack-up, 8771382	Seadrill Castor Pte. Ltd. Gulfdrill LLC (Joint Venture between Seadrill and GDI)	Existing contract Bareboat charter to GulfDrill pursuant to Qatar Joint Venture Commencement: December 2019 Expiration: August 2023, with option until end of June 2025 Next contract N/A	Qatar Petroleum	Built 2013 Singapore
West Tellus, Drillship, 9623934	Seadrill Tellus Ltd. Contracting Entity (Services Contract): Seadrill Serviços de Petróleo Ltda Contracting Entity (Charter Contract): Seadrill Management (S) Pte, Ltd.	Existing contract Commencement: 5 October 2021 Expiration: July 2022 Next contract Commencement: September 2022 Expiration: September 2025 Day rate: USD 230,000	Existing contract Shell, Brazil Next contract Petrobras, Brazil	Built 2013 Panama
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West Saturn, Drillship, 9657428
Seadrill Saturn Ltd.
Contracting Entity (Services Contract): Seadrill Serviços de Petróleo Ltda
Contracting Entity (Charter Contract): Seadrill Offshore AS, assigned to Seadrill Management (S) Pte, Ltd. In May 2021

Existing contract
Commencement: 19 January 2021
Expiration: March 2022
Day Rate: USD 200,000 for the first 60 days; USD 225,000 for remaining duration of well
Next contract
Commencement: July 2022
Expiration: July 2026, with four one year options until July 2030
			Existing contract Exxon, Brazil Next contract Equinor, Brazil	Built 2014 Panama
West Jupiter, Drillship, 9655030	Seadrill Jupiter Ltd. Contracting Entity (Services Contract): Seadrill Serviços de Petróleo Ltda Contracting Entity (Charter Contract): Seadrill Management (S) Pte, Ltd.	Existing contract Commencement: December 2022 Expiration: October 2025 Next contract N/A	Existing contract Petrobras, Brazil Next contract N/A	Built 2014 Panama
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West Neptune, Drillship, 9655028	Seadrill Neptune Hungary Kft. Contracting Entity: Seadrill Gulf Operations Neptune, LLC	Existing contract Commencement: 18 September 2021 Expiration: January 2023; if option 3 is exercised, March 2023 Next contract N/A	Existing contract LLOG, US Gulf of Mexico Next contract N/A	Built 2014 Panama
West Phoenix, Semi-submersible, 8768294	North Atlantic Phoenix Ltd. Seadrill Norway Operations Ltd.
Existing contract
Commencement: 25 August 2021
Expiration: end of October 2023; option to end of February 2024
Day rate: USD 359,000 during initial term; USD 359,000 following option (split rate payment in multiple currencies)
Next contract
N/A
			Var Energi, Norway	Built 2008 Panama
West Elara, Jack-up, 8769949	North Atlantic Elara Ltd. Seadrill Norway Operations Ltd.	Existing contract Commencement: 8 May 2018 Expiration: end of March 2028 Next contract N/A	ConocoPhillips, Norway	Built 2011 Norway
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Sevan Louisiana, Semi-submersible, 9679440	Sevan Louisiana Hungary Kft. Contracting Entity: Sevan Drilling North America, LLC
Existing contract
Commencement: 1 August 2021
Expiration: February 2022; if option sidetrack 2 is exercised end of March 2022
Day rate: USD 180,000 during initial term; USD 180,000 for option sidetrack 1; USD 210,000 for option sidetrack 2
Next contract
Commencement: March 2022
Expiration: July 2022
			Existing contract Walter Oil & Gas, US Gulf of Mexico Next contract Eni, US Gulf of Mexico	Built 2013 Panama
West Prospero, Jack-up, 8768268	Seadrill Prospero Ltd.	Existing contract N/A Next contract N/A	N/A	Built 2007 Panama
West Ariel, Jack-up, 8769212	Seadrill Ariel Ltd.	Existing contract N/A Next contract N/A	N/A	Built 2008 Bahamas

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Schedule 4
The Recycling Units

Drilling Unit Name, type and IMO number	Drilling Unit Owner, Intra-Group Charterer	Charterer and Charter Contract (day rate and tenor)	Ship Registry
Sevan Driller Drillship 8769846	Drilling Unit Owner: Sevan Driller Ltd. Intra-Group Charterer: N/A	Charterer: N/A	Panama
Sevan Brasil Drillship 8740125	Drilling Unit Owner: Sevan Brasil Ltd. Intra-Group Charterer: N/A	Charterer: N/A	Panama

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Schedule 5
Form of Compliance Certificate
To:    Global Loan Agency Services Limited, as Agent
From:    Seadrill Rig Holding Company Limited
Date:    [●] [To be delivered no later than one hundred and eighty (180)/seventy (70) days after each reporting date]

SEADRILL FINANCE LIMITED – USD 682,992,430 SENIOR SECURED CREDIT FACILITY AGREEMENT ORIGINALLY DATED [●] 2022 (AS LATER AMENDED) (THE “AGREEMENT”)
We refer to the Agreement. Terms defined in the Agreement shall have the same meaning when used in this Compliance Certificate.
We confirm that as at [insert relevant reporting date], unless otherwise stated:
1.1EBITDA
EBITDA of the RigCo Group was [●], while Adjusted EBITDA of the RigCo Group was [●].
1.2RigCo Group Minimum Liquidity
The RigCo Covenant Liquidity was USD [●] as at [the close of business in each relevant jurisdiction] on the final Business Day of the relevant Financial Quarter, while the RigCo Covenant Liquidity required was USD 175,000,000.
1.3Super Senior Gross Leverage Ratio
The Super Senior Gross Leverage Ratio was [●], while the Super Senior Gross Leverage Ratio was required to be equal to or less than [1.6x / 1.5x / 1.4x / 1.3x].
1.4Total Net Leverage Ratio
The Total Net Leverage Ratio was [●], while the Total Net Leverage Ratio was required to be equal to or less than [5.0x / 4.5x / 4.0x / 3.5x].
1.5RigCo Ongoing Liquidity – Cash sweep prepayment1
RigCo Ongoing Liquidity as at [insert the relevant Cash Sweep Calculation Date]2 was in the amount of USD [●].
The Cash Sweep Threshold as at [insert the relevant Cash Sweep Calculation Date] was in the amount of USD [●].
The Cash Sweep Amount was as at [insert the relevant Cash Sweep Calculation Date] in the amount of USD [●]. Such Cash Sweep Amount was applied towards repayment of principal amounts outstanding under the Facility.
1.6RigCo Ongoing Liquidity – Interest
RigCo Ongoing Liquidity as at [insert relevant PIYC Calculation Date]3 was in the amount of USD [●].
1 Not applicable if the first Compliance Certificate is delivered prior to the first Cash Sweep Prepayment Date.
2 Calculated on the last Business Day of the month immediately preceding the relevant Cash Sweep Prepayment Date.
3 Calculated on the first Business Day in the month in which the relevant Interest Payment Date falls.
#10209281/1    181 (210)

The PIYC Threshold as at [insert relevant PIYC Calculation Date] was in the amount of USD [●].
Interest paid in cash pursuant to paragraph (a) and (b) Clause 10.2 (Payment of interest) as at the most recent Interest Payment Date was USD [●].
Interest capitalised and added to the principal outstanding amount under the Facility pursuant to paragraph (b) Clause 10.2 (Payment of interest) as at the most recent Interest Payment Date was USD [●].
1.7RigCo Group cash sweep
The aggregate amount of cash transferred by members of the RigCo Group into the Cash Sweep Accounts from the previous Quarter Date to the Quarter Date to which this Compliance Certificate relates was USD [●].
[The amount of cash not transferred by members of the RigCo in accordance with the terms of the Agreement was USD [●], as [insert reason for withholding the cash with the RigCo Group member(s)].]
The total aggregate amount standing to the credit of the Cash Sweep Accounts as at the reporting date was [●].
1.8Payments out of the RigCo Group
The following payments have been made to members outside the RigCo Group in the relevant Financial Quarter:
(a)[Junior Obligations Permitted Payment(s) in the amount of USD [●] following [specify relevant Junior Obligations Permitted Payment(s)];] [and]
(b)[Structural Permitted Payment(s) in the amount of USD [●].]
The payments have been made by way of RigCo Upstream Loans.
[We confirm that any Junior Obligations Permitted Payment(s) made in the relevant Financial Quarter was made in accordance with the requirements set out in the definition of “Junior Obligations Permitted Payments”.]
[The following amounts from SDRL Debt Issues and/or SDRL Equity Issues have been advanced or otherwise contributed to the RigCo Group:
(a)proceeds from SDRL Debt Issues in the amount of USD [●]; and
(b)proceeds from SDRL Equity Issues in the amount of USD [●].]
1.9Excess Sales Proceeds
[Alt. 1: No Excess Sales Proceeds were generated in the relevant Financial Quarter.]
[Alt. 2: Excess Sales Proceeds generated in the relevant Financial Quarter are in the amount of USD [●].]
#10209281/1    182 (210)

1.10Non-Recourse Subsidiaries
We confirm that [the Non-Recourse Subsidiaries are [insert list of Non-Recourse Subsidiaries]] [there are no Non-Recourse Subsidiaries].
[In the relevant [Financial Quarter], Permitted Non-Recourse Subsidiary Investments in the amount of USD [●] have been made in respect of [insert details of the relevant Permitted Non-Recourse Subsidiary Investments].]
1.11SDRL Equity Issue and SDRL Debt Issue
[Proceeds in the relevant Financial Quarter from:
(a)SDRL Equity Issue(s) was/were in amount of USD [●] following [insert details of the relevant equity issue(s)]; and
(b)SDRL Debt Issue(s) was/were in amount of USD [●] following [insert details of the relevant debt issues(s)]].
1.12[Investment and Acquisition Basket
RigCo UFCF was [●] and the Investment and Acquisition Basket was [●].]4
1.13Market Value
The Market Value of each of the Drilling Units, and the Drilling Units in aggregate is attached as Appendix 1 hereto for information purposes.
1.14Insurance
We confirm that each of the Drilling Units is insured against such risks and in such amounts as set out in Appendix 2 hereto.
1.15No Default
We confirm that, as of the date hereof (i) each of the representations and warranties set out in Clause 21 (Representations and warranties) of the Agreement (except for the representations and warranties in Clause 21.7(b), Clause 21.8(b) and (c), Clause 21.9(a)(ii) (only insofar as they relate to any omission), Clause 21.10(c), Clause 21.15 (No winding-up) and Clause 21.22 (Sanctions)) is true and correct, and (ii) no event or circumstance has occurred and is continuing which constitutes or is reasonably likely to constitute an Event of Default.

Yours sincerely
for and on behalf of
Seadrill Rig Holding Company Limited
By:
4 Only applicable to Compliance Certificates which related to the financial year end of the Parent.
#10209281/1    183 (210)

Name:
Title: [authorised officer]

#10209281/1    184 (210)

Appendix 1 – Market Value

Drilling Unit	Valuation from [Approved Broker]	Valuation from [Approved Broker]	Average Market Value

Appendix 2 - Insurance

Drilling Unit	Hull & Machinery	Freight Interest	Hull Interest	P&I	War risk	Insured Amount	MAPP

#10209281/1    185 (210)

Schedule 6
Form of Borrower Replacement Letter
Part I
To: Global Loan Agency Services Limited as Agent
From:    [Replacement Borrower], [Original Borrower] and Obligors’ Agent
Dated:    [●]

SEADRILL FINANCE LIMITED – USD 682,992,430 SENIOR SECURED CREDIT FACILITY AGREEMENT ORIGINALLY DATED [●] (AS LATER AMENDED) (THE “AGREEMENT”)
1.We refer to the Agreement. This is a Borrower Replacement Letter. Terms defined in the Agreement have the same meaning in this Borrower Replacement Letter unless given a different meaning in this Borrower Replacement Letter.
2.Pursuant to Clause 27.2 (Changes to the Borrower), we request that:
(a)[Original Borrower] be released from its obligations as Borrower under the Agreement and the Finance Documents; and
(b)[Replacement Borrower] become the Borrower under the Agreement and the Finance Documents.
3.We confirm that:
(a)[Replacement Borrower] is (or will become) a Guarantor prior to becoming the Borrower;
(b)[Replacement Borrower] is (or will concurrently become) Borrower under and as defined in the New Money Facility Agreement;
(c)no Default is continuing or is likely to occur as a result of [Replacement Borrower] replacing [Original Borrower] as Borrower; and
(d)[Original Borrower] obligations in its capacity as Guarantor and any Security Interest granted by [Original Borrower] to the Security Documents continue to be legal, valid, binding and enforceable and in full force and effect.
4.[Replacement Borrower] agrees to become a Replacement Borrower and to be bound by the terms of the Agreement as “Borrower” pursuant to Clause 27.2 (Changes to the Borrower) of the Agreement.
5.[Replacement Borrower] is a [●] duly incorporated under the laws of [name of relevant jurisdiction].
6.[Replacement Borrower] administrative details are as follows:
Address:
E-mail address:
#10209281/1    186 (210)

Attention:
7.This Borrower Replacement Letter shall become effective only upon the Agent having confirmed in writing to the Obligors’ Agent that it has received all the documents and evidence listed in Part II to this Borrower Replacement Letter in form and substance satisfactory to the Agent and the Common Security Agent.
8.This Borrower Replacement Letter is governed by Norwegian law.
***

[Obligors’ Agent]	[Original Borrower]
By:	By:
Name:	Name:
Title:	Title:
[Replacement Borrower] By: Name: Title:

We hereby consent to the above Borrower Replacement Letter and confirm that we have received all the documents and evidence listed in Part II to this Borrower Replacement Letter in form and substance satisfactory to us and the Common Security Agent.

[●] as Agent
Date:
By:	By:
Name:	Name:
Title:	Title:

#10209281/1    187 (210)

Part II
Conditions Precedent required to be delivered by a Replacement Borrower
1.A Borrower Replacement Letter executed by the Replacement Borrower, the Original Borrower and the Obligors’ Agent.
2.In respect of a Replacement Borrower and any entity required to provide any Security Interest under the terms of this Agreement in connection with the accession of the Replacement Borrower, a copy of:
(a)its constitutional documents;
(b)a resolution of its board of directors:
(i)approving the terms of, and the transactions contemplated by, the Borrower Replacement Letter and the Finance Documents to which it is or will be a party and resolving to execute, deliver and perform the Borrower Replacement Letter and the Finance Documents to which it is or will become a party;
(ii)authorising a specified person or persons to execute the Borrower Replacement Letter and the Finance Documents to which it is or will be a party and all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is or will be a party; and
(iii)authorising the Obligors’ Agent to act as its agent in connection with the Finance Documents; and
(c)if applicable, a copy of a resolution signed by all the holders of its issued shares, approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party.
3.A certificate of an authorised signatory of the Replacement Borrower and any entity required to provide any Security Interest under the terms of this Agreement in connection with the accession of the Replacement Borrower certifying that each copy document relating to it delivered pursuant to paragraph 2 above is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the relevant Borrower Replacement Letter and specimen signatures of any person signing the relevant Finance Documents on behalf of the Replacement Borrower or any entity required to provide any Security Interest under the terms of this Agreement in connection with the accession of the Replacement Borrower (as the case may be).
4.At least two (2) originals of each Security Document which the Agent and/or the Common Security Agent (as applicable) reasonably requires to be entered into by or in respect of the Replacement Borrower or any entity required to provide any Security Interest under the terms of this Agreement in order to maintain the security position contemplated by Clause 20 (Security) of this Agreement, executed by the parties to that document, together with copies of all notices required to be sent under the relevant Security Documents executed by the relevant parties and all other documents and instruments required under that Security Document.
5.The latest available financial statements of the Replacement Borrower.
#10209281/1    188 (210)

6.Legal opinions of legal advisers to the Agent and the Common Security Agent in the relevant jurisdictions.
7.Such documentation and other evidence reasonably required for the Agent or other Finance Party to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in respect of the accession of the Replacement Borrower to this Agreement.
8.Any other document, instrument or evidence reasonably required by the Agent.

#10209281/1    189 (210)

Schedule 7
Form of Resignation Letter
To:    Global Loan Agency Services Limited as Agent and GLAS Trust Corporation Limited as Common Security Agent
From:    [Resigning Guarantor] and Obligors’ Agent
Dated:    [●]

SEADRILL FINANCE LIMITED – USD 682,992,430 SENIOR SECURED CREDIT FACILITY AGREEMENT ORIGINALLY DATED [●] (AS LATER AMENDED) (THE “AGREEMENT”)
1.We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.
2.Pursuant to Clause 27.4 (Release of Guarantors and Security Documents) of the Agreement, we request that [resigning Guarantor] be released from its obligations as a Guarantor under the Agreement and the Finance Documents as [reason for resignation request] [and that the following Security Interests and Security Document(s) be released at the cost of the Obligors’ Agent:
(a)[●]; and
(b)[●]].
3.We confirm that:
(a)no Default is continuing or is likely to result from the acceptance of this request;
(b)no payment is due or will, as a result of this request, become due from the Guarantor under Clause 19 (Guarantee and indemnity);
(c)[the [disposal] proceeds have been or will be applied in accordance with this Agreement;]
(d)[in the reasonable opinion of the Obligors’ Agent, the Guarantor is not and has no assets of material value; ] [and]
(e)[the new [Drilling Unit Owner / Intra-Group Charterer] has acceded to the Agreement as an Additional Guarantor in accordance with the terms of Clause 27.3 (Changes to the Guarantors)].
4.This Resignation Letter shall be governed by Norwegian law.
***

#10209281/1    190 (210)

[Obligors’ Agent]	[Resigning Guarantor]
By:	By:
Name:	Name:
Title:	Title:

We hereby consent to the above Resignation Letter.

[●] as Agent
Date:
By:	By:
Name:	Name:
Title:	Title:

[●] as Common Security Agent
Date:
By:	By:
Name:	Name:
Title:	Title:

#10209281/1    191 (210)

Schedule 8
Form of Accession Letter
Part I
To:    Global Loan Agency Services Limited as Agent
From:    [Additional Guarantor] and Obligors’ Agent
Dated:    [●]

SEADRILL FINANCE LIMITED – USD 682,992,430 SENIOR SECURED CREDIT FACILITY AGREEMENT ORIGINALLY DATED [●] (AS LATER AMENDED) (THE “AGREEMENT”)
1.We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.
2.[Additional Guarantor] agrees to become an Additional Guarantor and to be bound by the terms of the Agreement as an Additional Guarantor pursuant to Clause 27.3 (Changes to the Guarantors) of the Agreement.
3.We confirm that no Default is continuing or is likely to occur as a result of [Additional Guarantor] becoming a Guarantor.
4.[Additional Guarantor] is a [●] duly incorporated under the laws of [name of relevant jurisdiction].
5.[Additional Guarantor] will become [a Drilling Unit Owner]/[Intra-Group Charterer] under the Agreement.
6.[Additional Guarantor] administrative details are as follows:
Address:
E-mail address:
Attention:
7.[The liability of [Additional Guarantor] under the Agreement shall be limited to USD [●] in addition to any interest and costs.]
8.[Limitation language (if applicable).]
9.This Accession Letter shall become effective only upon the Agent having confirmed in writing to the Obligors’ Agent that it has received all the documents and evidence listed in Part II to this Accession Letter in form and substance satisfactory to the Agent and the Common Security Agent.
10.This Accession Letter is governed by Norwegian law.
* * *
#10209281/1    192 (210)

Obligors’ Agent	[Additional Guarantor]
By:	By:
Name:	Name:
Title:	Title:

We hereby consent to the above Accession Letter and confirm that we have received all the documents and evidence listed in Part II to this Accession Letter in form and substance satisfactory to us and the Common Security Agent.

[●] as Agent
Date:
By:	By:
Name:	Name:
Title:	Title:

#10209281/1    193 (210)

Part II
Conditions Precedent required to be delivered by an Additional Guarantor
1.An Accession Letter executed by the Additional Guarantor and the Obligors’ Agent.
2.In respect of an Additional Guarantor and any entity required to provide any Security Interest under the terms of this Agreement, a copy of:
(a)its constitutional documents;
(b)a resolution of its board of directors (i) approving the Finance Documents to which it is or will be a party and resolving to execute, deliver and perform the Finance Documents to which it is or will become a party and (ii) authorising a specified person or persons to execute the Finance Documents to which it is or will be a party and all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is or will be a party; and
(c)if applicable, a copy of a resolution signed by all the holders of its issued shares, approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party.
3.A certificate of an authorised signatory of the Additional Guarantor and any entity required to provide any Security Interest under the terms of this Agreement certifying that each copy document relating to it delivered pursuant to Clause 1 above is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the relevant Accession Letter and specimen signatures of any person signing the relevant Finance Documents on behalf of the Additional Guarantor or any entity required to provide any Security Interest under the terms of this Agreement (as the case may be).
4.At least two (2) originals of each Security Document which the Agent reasonably requires to be entered into by or in respect of the Additional Guarantor (provided that a Share Charge over any Intra-Group Charterer will only be required to the extent the Intra-Group Charterer is a single purpose company) or any entity required to provide any Security Interest under the terms of this Agreement in order to maintain the security position contemplated by Clause 20 (Security) of this Agreement, executed by the parties to that document, together with copies of all notices required to be sent under the relevant Security Documents executed by the relevant parties and all other documents and instruments required under that Security Document.
5.The latest available financial statements of the Additional Guarantor.
6.Legal opinions of legal advisers to the Agent in the relevant jurisdictions.
7.Such documentation and other evidence reasonably required for the Agent or other Finance Party to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in respect of the accession of the Additional Guarantor to this Agreement.
8.Any other document, instrument or evidence reasonably required by the Agent.

#10209281/1    194 (210)

Schedule 9
Form of Transfer Certificate
To:    Global Loan Agency Services Limited, as Agent
From:    [●] (the “Existing Lender”) and [●] (the “New Lender”)
Date:    [●]

SEADRILL FINANCE LIMITED – USD 682,992,430 SENIOR SECURED CREDIT FACILITY AGREEMENT ORIGINALLY DATED [●] (AS LATER AMENDED) (THE “AGREEMENT”)
We refer to the Agreement. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.
With reference to Clause 27 (Changes to the Parties):
(a)The Existing Lender, in its capacity as Lender under the Agreement, confirms that it participates with [ ] of the Facility being [    ] per cent of the Total Commitments as specified in the Schedule hereto.
(b)The Existing Lender hereby transfers to the New Lender [    ] per cent of the Total Commitments as specified in the Schedule hereto, and of the equivalent rights and interest in all Finance Documents, and the New Lender hereby accepts such transfer from the Existing Lender in accordance with the terms set out herein and Clause 27 (Changes to the Parties) of the Agreement and assumes the same obligations to the other Finance Parties as it would have been under if it was an original Lender.
(c)The Transfer Date is [    ].
(d)The New Lender confirms that it has received a copy of the Agreement, together with such other information as it has required in connection with this transaction. The New Lender expressly acknowledges and agrees to the limitations on the Existing Lender’s responsibility set out in Clause 27.9 (Limitations of responsibility of Existing Lenders) of the Agreement.
(e)The New Lender hereby undertakes to the Existing Lender and the Borrower that it will perform in accordance with the terms and conditions of the Agreement all those obligations which will be assumed by it upon execution of this Transfer Certificate.
(f)The address and attention details for notices, as well as the account details of the New Lender, are set out in the Schedule.
(g)This Transfer Certificate is governed by Norwegian law, with Oslo District Court (Oslo tingrett) as legal venue.

#10209281/1    195 (210)

The Schedule
Commitments/rights and obligations to be transferred
I    Existing Lender:    [ ]
II    New Lender:        [ ]
III    Total Commitments of Existing Lender:    USD [ ]
IV    Aggregate amount transferred:        USD [ ]
V    Total Commitments of New Lender:    USD [ ]
VI    Transfer Date:    [ ]
Administrative Details / Payment Instructions of New Lender
Notices to New Lender:
[ ]
[ ]
Att:     [ ]
Tel:    + [ ]
Email: [ ]
[Insert relevant office address and attention details for notices and payments to the New Lender.]
Account details of New Lender: [Insert relevant account details of the New Lender.]
***

#10209281/1    196 (210)

Existing Lender:                New Lender:
[•]                        [•]
By: __________________________________    By: ________________________________
Name:                        Name:
Title:                        Title:

This Transfer Certificate is accepted and agreed by the Agent and the Transfer Date is confirmed as [●].
Agent:
Global Loan Agency Services Limited
By: __________________________________
Name:

#10209281/1    197 (210)

Schedule 10
Repayments

Quarter
End	Year	Installment	Balloon Payment[5]	Balance[6]
Mar-21	2021	-	-	683.0
Jun-21	2021	-	-	683.0
Sep-21	2021	-	-	683.0
Dec-21	2021	-	-	683.0
Mar-22	2022	-	-	683.0
Jun-22	2022	-	-	683.0
Sep-22	2022	-	-	683.0
Dec-22	2022	-	-	683.0
Mar-23	2023	(10.0)	-	673.0
Jun-23	2023	(10.0)	-	663.0
Sep-23	2023	(10.0)	-	653.0
Dec-23	2023	(10.0)	-	643.0
Mar-24	2024	(10.0)	-	633.0
Jun-24	2024	(10.0)	-	623.0
Sep-24	2024	(10.0)	-	613.0
Dec-24	2024	(10.0)	-	603.0
Mar-25	2025	(10.0)	-	593.0
Jun-25	2025	(10.0)	-	583.0
Sep-25	2025	(10.0)	-	573.0
Dec-25	2025	(10.0)	-	563.0
Mar-26	2026	(10.0)	-	553.0
Jun-26	2026	(10.0)	-	543.0
Sep-26	2026	(10.0)	-	533.0
Dec-26	2026	(10.0)	-	523.0
Mar-27	2027	(10.0)	-	513.0
Jun-27	2027	(10.0)	(503.0)	-

5 PIYC Interest element not reflected.
6 PIYC Interest element not reflected.
#10209281/1    198 (210)

Schedule 11
Form of RigCo Ongoing Liquidity and Cash Sweep Amount Calculation
#10209281/1    199 (210)

Cash and Cash Equivalents of the RigCo Group	[●]
plus any undrawn and available amount under the Revolving Facility less	[●]
forecasted/committed SPS costs and/or mobilisation costs for next 90 days for members of the RigCo Group, net of any relevant mobilisation fees	[●]
drawn Incremental Facility which has not yet been applied towards its permitted purpose	[●]
principal and interest payments due under this Agreement known on the relevant Cash Sweep Calculation Date to be payable on or before the next Cash Sweep Prepayment Date	[●]
Excess Sales Proceeds that have arisen and have not yet been applied by the RigCo Group where the sale or other disposal to which such Excess Sales Proceeds relate occurred not more than six (6) months from the relevant Cash Sweep Calculation Date	[●]
Total RigCo Ongoing Liquidity available for cash sweep calculation:[7]	[●]
Amounts paid in respect of any Investment or Acquisition in reliance on paragraph (n) of the definition of “Permitted Investment/Acquisition” less the proceeds from the Hemen Convertible Bond (to the extent not already deducted)[8]
[●]
Amounts paid under Financial Support in reliance on paragraph (n) of the definition of “Permitted Financial Support”[9]	[●]
Amounts paid under Financial Support or other investments in reliance on paragraph (d) of the definition of “Permitted Non-Recourse Subsidiary Investment”[10]	[●]
Applicable Cash Sweep Threshold:	[●]
Cash Sweep Amount (not to be less than zero):	[●]

7 Calculated on the last Business Day of the month immediately preceding the relevant Cash Sweep Prepayment Date.
8 During the period of 18 months ending on the relevant PIYC Calculation Date.
9 During the period of 18 months ending on the relevant PIYC Calculation Date.
10 During the period of 18 months ending on the relevant PIYC Calculation Date.
#10209281/1    200 (210)

Schedule 12
Form of RigCo Ongoing Liquidity and Interest Calculation

Cash and Cash Equivalents of the RigCo Group	[●]
plus any undrawn and available amount of Revolving Facility less	[●]
forecasted/committed SPS costs and/or mobilisation costs for next 90 days for members of the RigCo Group, net of any relevant mobilisation fees	[●]
drawn Incremental Facility which has not yet been applied towards its permitted purpose	[●]
Total RigCo Ongoing Liquidity available for interest calculation:[11]	[●]
Amounts paid in respect of any Investment or Acquisition in reliance on paragraph (n) of the definition of “Permitted Investment/Acquisition” less the proceeds from the Hemen Convertible Bond (to the extent not already deducted)[12]
[●]
Amounts paid under Financial Support in reliance on paragraph (n) of the definition of “Permitted Financial Support”[13]	[●]
Amounts paid under Financial Support or other investments in reliance on paragraph (d) of the definition of “Permitted Non-Recourse Subsidiary Investment”[14]	[●]
Applicable PIYC Interest Threshold:	[●]
Interest to be paid cash pursuant to paragraphs (a) and (b) Clause 10.2 (Payment of interest)	[●]
Interest to be capitalised and added to the principal outstanding amount under the Facility pursuant to paragraph (b) Clause 10.2 (Payment of interest)	[●]

11 Calculated on the first Business Day in the month in which the relevant Interest Payment Date falls.
12 During the period of 18 months ending on the relevant PIYC Calculation Date.
13 During the period of 18 months ending on the relevant PIYC Calculation Date.
14 During the period of 18 months ending on the relevant PIYC Calculation Date.
#10209281/1    201 (210)

Schedule 13
Corporate Structure
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#10209281/1    202 (210)

Schedule 14
Reference Rate Terms

US DOLLARS
CURRENCY:	USD.
Cost of funds as a fallback.
Cost of funds will apply as a fallback.
Definitions:
Additional Business Days:	An RFR Banking Day.
Baseline CAS: Break Costs:	Length of Interest Period Credit Adjustment Spread for USD
Length of Interest Period Credit Adjustment Spread for USD

Does not exceed 1 month
0.11448%

2 months
0.18456%

3 months
0.26161%

6 months
0.42826%

None specified.
Business Day Conventions (definition of "Month" and Clause 11.2 (Non-Business Days)):	(a)If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:

(i)subject to paragraph (iii) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(i)if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
#10209281/1    203 (210)

(i)if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

(b)If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

Central Bank Rate:
(a)The short-term interest rate target set by the US Federal Open Market Committee as published by the Federal Reserve Bank of New York from time to time; or
(b)If that target is not a single figure, the arithmetic mean of:
(i)the upper bound of the short-term interest rate target range set by the US Federal Open Market Committee and published by the Federal Reserve Bank of New York; and
(ii)the lower bound of that target range.

Central Bank Rate Adjustment:	In relation to the Central Bank Rate prevailing at close of business on any RFR Banking Day, the 20 per cent trimmed arithmetic mean (calculated by the Agent) of the Central Bank Rate Spreads for the five most immediately preceding RFR Banking Days for which the RFR is available.
Central Bank Rate Spreads:
In relation to any RFR Banking Day, the difference (expressed as a percentage rate per annum) calculated by the Agent of:
(a)the RFR for that RFR Banking Day; and
(b)the Central Bank Rate prevailing at close of business on that RFR Banking Day.

#10209281/1    204 (210)

Daily Rate:
The “Daily Rate” for any RFR Banking Day is:
(a)the RFR for that RFR Banking Day; or
(b)if the RFR is not available for that RFR Banking Day, the percentage rate per annum which is the aggregate of:
(i)the Central Bank Rate for that that RFR Banking Day; and
(ii)the applicable Central Bank Rate Adjustment; or
(c)if paragraph (b) applies but the Central Bank Rate for that RFR Banking Day is not available, the percentage rate per annum which is the aggregate of:
(i)the most recent Central Bank Rate for a day which is no more than five RFR Banking Days before that RFR Banking Day; and
(ii)the applicable Central Bank Rate Adjustment,
rounded, in each case, to five decimal places, and if, in either case, if the aggregate of that rate and the Credit Adjustment Spread is less than zero, the Daily Rate shall be deemed to be such a rate that the aggregate of the Daily Rate and the Credit Adjustment Spread is zero.

Lookback Period:	Five RFR Banking Days.
Market Disruption Rate:	The percentage rate per annum which is the aggregate of: (a)the Cumulative Compounded RFR Rate for the Interest Period of the relevant Loan; and (b)the applicable Credit Adjustment Spread.
Relevant Market:	The market for overnight cash borrowing collateralised by US Government securities.
Reporting Day:	The Business Day which follows the day which is the Lookback Period prior to the last day of the Interest Period.
#10209281/1    205 (210)

RFR:	The secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).
RFR Banking Day:
Any day other than:
(a)a Saturday or Sunday; and
(b)a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.

Reporting Times:
Deadline for Lenders to report market disruption in accordance with Clause 12.2	Close of business in London on the Reporting Day for the relevant Loan.
Deadline for Lenders to report their cost of funds in accordance with Clause 12.3(a)(ii)	Close of business on the date falling two Business Days after the Reporting Day for the relevant Loan (or, if earlier, on the date falling three Business Days before the date on which interest is due to be paid in respect of the Interest Period for that Loan).

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Schedule 15
Daily Non-Cumulative Compounded RFR Rate
The "Daily Non-Cumulative Compounded RFR Rate" for any RFR Banking Day "i" during an Interest Period for a Loan is the percentage rate per annum (without rounding, to the extent reasonably practicable for the Finance Party performing the calculation, taking into account the capabilities of any software used for that purpose) calculated as set out below:
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where:
"UCCDRi" means the Unannualised Cumulative Compounded Daily Rate for that RFR Banking Day "i";
"UCCDRi-1" means, in relation to that RFR Banking Day "i", the Unannualised Cumulative Compounded Daily Rate for the immediately preceding RFR Banking Day (if any) during that Interest Period;
"dcc" means 360 or, in any case where market practice in the Relevant Market is to use a different number for quoting the number of days in a year, that number;
"ni" means the number of calendar days from, and including, that RFR Banking Day "i" up to, but excluding, the following RFR Banking Day; and
the "Unannualised Cumulative Compounded Daily Rate" for any RFR Banking Day (the "Cumulated
RFR Banking Day") during that Interest Period is the result of the below calculation (without rounding, to the extent reasonably practicable for the Finance Party performing the calculation, taking into account the capabilities of any software used for that purpose):
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where:
"ACCDR" means the Annualised Cumulative Compounded Daily Rate for that Cumulated RFR Banking Day;
"tni" means the number of calendar days from, and including, the first day of the Cumulation Period to, but excluding, the RFR Banking Day which immediately follows the last day of the Cumulation Period;
"Cumulation Period" means the period from, and including, the first RFR Banking Day of that Interest Period to, and including, that Cumulated RFR Banking Day;
"dcc" has the meaning given to that term above; and
the "Annualised Cumulative Compounded Daily Rate" for that Cumulated RFR Banking Day is the percentage rate per annum (rounded to four decimal places until such time as the Agent can facilitate five decimal places for USD) calculated as set out below:
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where:

"d0" means the number of RFR Banking Days in the Cumulation Period;
"Cumulation Period" has the meaning given to that term above;
"i" means a series of whole numbers from one to d0, each representing the relevant RFR Banking Day in chronological order in the Cumulation Period;
"DailyRatei-LP" means, for any RFR Banking Day "i" in the Cumulation Period, the Daily Rate for the RFR Banking Day which is the applicable Lookback Period prior to that RFR Banking Day "i";
"ni" means, for any RFR Banking Day "i" in the Cumulation Period, the number of calendar days from, and including, that RFR Banking Day "i" up to, but excluding, the following RFR Banking Day;
"dcc" has the meaning given to that term above; and
"tni" has the meaning given to that term above.

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Schedule 16
Cumulative Compounded RFR Rate
The "Cumulative Compounded RFR Rate" for any Interest Period for a Loan is the percentage rate per annum (rounded to the same number of decimal places as is specified in the definition of "Annualised Cumulative Compounded Daily Rate" in Schedule 15 (Daily Non-Cumulative Compounded RFR Rate)) calculated as set out below:
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where:
"d0" means the number of RFR Banking Days during the Interest Period;
"i" means a series of whole numbers from one to d0, each representing the relevant RFR Banking Day in chronological order during the Interest Period;
"DailyRatei-LP" means for any RFR Banking Day "i" during the Interest Period, the Daily Rate for the RFR Banking Day which is the applicable Lookback Period prior to that RFR Banking Day "i";
"ni" means, for any RFR Banking Day "i", the number of calendar days from, and including, that RFR Banking Day "i" up to, but excluding, the following RFR Banking Day;
"dcc" means 360 or, in any case where market practice in the Relevant Market is to use a different number for quoting the number of days in a year, that number; and
"d" means the number of calendar days during that Interest Period.
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